  Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-265338
PROSPECTUS FOR
30,450,000 SHARES OF CLASS A COMMON STOCK OF
EMBARK TECHNOLOGY, INC.
This prospectus relates to the potential offer and sale from time to time by CF Principal Investments LLC (“Cantor” or the “Shareholder”) of up to 30,450,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Embark Technology, Inc., a Delaware corporation (“Embark”) that have been or may be issued by us to the Shareholder pursuant to a common stock purchase agreement, dated as of May 31, 2022, by and between us and the Shareholder (the “Purchase Agreement”) establishing a committed equity facility (the “Facility”).
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Class A common stock by the Shareholder. Assuming a price per Class A common stock of $1.50, the closing price of our common stock on May 27, 2022, we may receive up to $43.7 million in aggregate gross proceeds from the Shareholder under the Purchase Agreement in connection with sales of our Class A common stock to the Stockholder pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of shares of our Class A common stock sold and the price at which the shares of Class A common stock are sold. In connection with the execution of the Purchase Agreement, we agreed to issue 450,000 shares of Class A common stock (such shares, the “Upfront Commitment Fee”) to the Shareholder as consideration for its execution and delivery of the Purchase Agreement on the Signing Date. See “The Committed Equity Financing” for a description of the Purchase Agreement and the Facility and “Selling Shareholder” for additional information regarding Cantor.
The Shareholder may offer, sell or distribute all or a portion of the Class A common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the Class A common stock, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of the Shareholder. The Shareholder is an underwriter under the Securities Act of 1933, as amended (the “Securities Act”) and any profit on sale of the Class A common stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Although the Shareholder is obligated to purchase shares of our Class A common stock under the terms of the Purchase Agreement to extent we choose to sell such Class A common stock to them (subject to certain conditions), there can be no assurances that the Shareholder will sell any or all of the Class A common stock purchased under the Purchase Agreement pursuant to this prospectus. The Shareholder will bear all commissions and discounts, if any, attributable to its sale of Class A common stock. See “Plan of Distribution (Conflict of Interest).”
Our shares of Class A common stock are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “EMBK.” On May 27, 2022, the closing sale price of shares of our Class A common stock was $1.50.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in shares of our common stock involves risks that are described in the “Risk Factors” section beginning on page 7 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be sold pursuant to this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 13, 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
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“2021 Plan” are to our 2021 Incentive Award Plan;

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“Business Combination” are to the Merger and the related transactions contemplated by the Merger Agreement;

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“Bylaws” are to our amended and restated bylaws dated as of November, 10, 2021;

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“Cantor Registration Rights Agreement” are to the registration rights agreement, dated as of May 31, 2022, by and between Embark and Cantor;

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“Charter” are to the second amended and restated certificate of incorporation of Embark in effect of the date of this prospectus;

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“Class A common stock” are to Embark Technology, Inc. Class A common stock, par value $0.0001 per share;

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“Class B common stock” are to Embark Technology, Inc. Class B common stock, par value $0.0001 per share, issued to the Embark Founders in connection with the Business Combination;

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“Closing” are to the closing of the Business Combination;

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“Closing Date” are to the closing date of the Business Combination;

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“common stock” are to Embark Technology, Inc.’s shares of Class A common stock and Class B common stock;

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“Company,” “we,” “us” and “our” are to NGA or the business of Embark Trucks, as the context requires, prior to the Business Combination or, following the Business Combination, Embark Technology, Inc., as applicable;

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“DeSPAC Registration Rights Agreement” are to the registration rights agreement entered into at Closing, by and among Embark, the Sponsor and certain former stockholders of Embark;

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“DGCL” are to the General Corporation Law of the State of Delaware;

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“Embark” are to Embark Technology, Inc. after the Business Combination;

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“Embark Awards” are to Embark Options and Embark RSUs;

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“Embark common stock” are to shares of Embark Trucks Inc. common stock, par value $0.00001 per share;

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“Embark Founders” are to Alex Rodrigues and Brandon Moak (or, in each case, a Permitted Trust);

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“Embark Options” are to options to purchase shares of Embark common stock;

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“Embark Restricted Stock Awards” are to restricted shares of Embark common stock;

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“Embark RSUs” are to restricted stock units based on shares of Embark common stock;

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“Embark Stockholders” are to the stockholders of Embark Trucks and holders of Embark Awards prior to the Business Combination;

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“Embark Trucks” are to Embark Trucks Inc. prior to the Business Combination;

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“ESPP” are to our 2021 Employee Stock Purchase Plan;

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“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

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“Founder Shares” are to the 10,350,000 shares of NGA Common Stock purchased by the Sponsor in a private placement prior to the NGA IPO, subject to certain forfeitures immediately prior to Closing agreed to by Sponsor in the Sponsor Support Agreement;

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“Forward Purchase Agreements” are to the forward purchase agreements entered into, or amended and restated, by NGA on April 21, 2021;

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“GAAP” are to accounting principles generally accepted in the United States of America;

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“IPO registration statement” are to the Registration Statements on Form S-1 (File Nos. 333-251639 and 333-252056) filed by NGA in connection with its initial public offering, which became effective on January 12, 2021;

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“IRS” are to the U.S. Internal Revenue Service;

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“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

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“L4” are to high automation driving, which provides for self-driving with no driver present within certain defined use cases, such as semi-truck driving between transfer points in certain regions in the United States, based on the commonly accepted standards published by SAE International;

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“Merger” are to the merger of Merger Sub with and into Embark Trucks, with Embark Trucks surviving the merger as a wholly owned subsidiary of Embark Technology, Inc. (formerly NGA);

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“Merger Agreement” are to the Agreement and Plan of Merger dated June 22, 2021 by and among NGA, Embark Trucks and Merger Sub;

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“Merger Sub” are to NGAB Merger Sub Inc., a Delaware corporation;

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“Nasdaq” are to The Nasdaq Global Market;

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“NGA” are to Northern Genesis Acquisition Corp. II;

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“NGA Common Stock” are to NGA’s shares of common stock, par value $0.0001 per share, issued and outstanding, prior to the Business Combination, including the public shares and the Founder Shares;

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“NGA Bylaws” are to the bylaws of NGA in effect immediately before the closing of the Business Combination;

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“NGA IPO” are to NGA’s initial public offering that was consummated on January 15, 2021;

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“Permitted Trust” are to the definition set forth in the Charter;

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“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

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“PIPE Financing” are to the purchase of shares of Class A common stock pursuant to the Subscription Agreements, and the purchase of shares of Class A common stock and warrants pursuant to the Forward Purchase Agreements;

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“PIPE Investors” are to those certain investors participating in the PIPE Financing pursuant to the Subscription Agreements or the Forward Purchase Agreements;

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“private placement warrants” are to the redeemable warrants that were purchased by the Sponsor in connection with the IPO and certain working capital warrants acquired in connection with the Closing;

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“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by NGA in its initial public offering and registered pursuant to the IPO registration statement or to the redeemable warrants of Embark issued as a matter of law upon the conversion thereof following the Business Combination, as context requires;

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“Purchase Agreement” are to the common stock purchase agreement, dated as of May 31, 2022, by and between Embark and Cantor;

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“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

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“SEC” are to the United States Securities and Exchange Commission;

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“Securities Act” are to the Securities Act of 1933, as amended;

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“Shareholder” or “Cantor” are to CF Principal Investments LLC;

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“Signing Date” are to May 31, 2022, the date on which the Purchase Agreement and the Cantor Registration Rights Agreement were entered into;

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“Sponsor” are to Northern Genesis Sponsor II LLC, a Delaware limited liability company;

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“Sponsor Support Agreement” are to that certain Support Agreement, dated June 22, 2021, by and among the Sponsor, NGA and Embark Trucks, as amended and modified from time to time;

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“Subscription Agreements” are to the subscription agreements pursuant to which (together with the Forward Purchase Agreements) the PIPE Financing was consummated;

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“Sunset Date” are to the date on which all outstanding shares of Class B Common Stock have been converted into Class A Common Stock;

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“Trigger Date” are to the date that is the earlier of (i) the second anniversary of the effective date of the Charter or (ii) the first anniversary of the first date on which the last sales price of the Class A Common Stock has equaled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like following effective date of the Charter) for any twenty trading days (whether or not consecutive) within any 30-day trading period commencing at least one hundred fifty (150) days following the effective date of the Charter; and

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“warrants” are to private placement warrants and public warrants.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:
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our public securities’ potential liquidity and trading;

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our ability to raise financing in the future;

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our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

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the impact of the regulatory environment and complexities with compliance related to such environment;

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factors relating to our business, operations and financial performance, including:

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the impact of the COVID-19 pandemic;

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our ability to maintain an effective system of internal control over financial reporting;

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the nature of autonomous driving as an emerging technology;

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our limited operating history;

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the acceptance of our technology by users and stakeholders in the freight transportation industry;

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the expected success of our business model, including our ability to maintain and develop customer relationships;

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our ability to maintain a successful manufacturer-agnostic approach to its technology;

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our ability to achieve and maintain profitability in the future; and

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other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find More Information.”
Our Company
We develop technologically advanced autonomous driving software for the truck freight industry and offer a carefully constructed business model that is expected to provide the industry with the most attractive path to adopting autonomous driving. Specifically, we have developed a Software as a Service (“SaaS”) platform designed to interoperate with a broad range of truck original equipment manufacturer (“OEM”) platforms, forgoing complicated and logistically challenging truck building or hardware manufacturing operations in favor of focusing on a superior driving technology. At scale, domestic shippers and carriers will be able to access our technology via a subscription software license selected as an option at the time they specify the build of new semi-trucks.
Headquartered in San Francisco, California, our history as the industry’s longest running autonomous truck driving program is replete with technological firsts that include, but are not limited to:
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the first coast-to-coast autonomous truck drive,

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the first to reach 100,000 autonomous miles on public roads, and

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the first to successfully open autonomous transfer points for human- autonomous vehicle (“AV”) hand off.

Our founding team includes roboticists and our broader team includes numerous computer scientists, many with advanced degrees and experience at other leading robotics and autonomous vehicle companies and academic programs.
We have also spent considerable time and effort developing our business model. We are initially deploying our leading-edge technology in a very focused manner, by targeting freight highway miles between transfer points located next to metropolitan areas in the lower “Sunbelt” region of the United States ( the “U.S.”) and leaving the “last mile” of driving to and from the transfer points to the industry’s highly skilled human drivers. Our strategy is distinct from other industry players seeking to provide more complicated “end to end” autonomous driving solution that would entirely displace human drivers and potentially place these companies in competition with the industry’s carriers.
Our business model focus does not come at any significant commercial expense for our stockholders because the serviceable market we are targeting is significant. We currently target the rapidly growing $730 billion U.S. truck freight market, and build technology to target 236 billion serviceable miles within this market. The industry has faced significant pressures from the growth of e-commerce and the well-documented shortage of skilled drivers, and therefore has powerful incentives to adopt autonomous driving solutions to both improve capacity and reduce costs. In addition, our cooperative model has already had traction with many of the industry’s leading shippers and carriers.
We believe the freight truck market is poised for a dramatic sea change that will result in an industry that is more profitable, less polluting and provides a more humane lifestyle for its skilled drivers thanks to autonomous driving technology.
Summary Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of Class A common stock or warrants and result in a loss of all or a portion of your investment:
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It is not possible to predict the actual number of Class A common stock, if any, we will sell under the Purchase Agreement to the Shareholder, or the actual gross proceeds resulting from those sales.

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Investors who buy Class A common stock from the Shareholder at different times will likely pay different prices.

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We may use proceeds from sales of our Class A common stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

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Autonomous driving is an emerging technology and involves significant risks and uncertainties.

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We have a limited operating history and an unproven business model in a new market and faces significant challenges as our industry is rapidly evolving.

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Our technology may raise safety or other automation-related concerns causing it to fail to gain acceptance from users and other stakeholders in the freight transportation industry.

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Our autonomous driving technology and related hardware and software could have undetected defects, errors or bugs in hardware or software.

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The operation of autonomous semi-trucks may be unfamiliar to our users and other road users.

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We operate in a highly competitive market and some market participants have substantially greater resources. We compete against a large number of both established competitors and new market entrants.

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Reservations for our Embark-equipped autonomous trucks are cancellable.

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Disruptions to the trucking industry, including changes in transportation and shipping infrastructure, could adversely impact our business and operating results.

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Our business model depends on acceptance of our technology by third-party carriers and shippers and our existing relationships with key business partners.

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We rely on third-party suppliers and because some of the key components in our systems come from limited or sole sources of supply, we are susceptible to supply shortages, long lead times for components, and supply changes, or system unavailability, any of which could disrupt our supply chain and could delay deliveries of our products to users.

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Our approach of creating a manufacturer-agnostic product exposes us to the risk of exclusive competitor partnerships and other challenges that limit integration of our technology to products of multiple OEMs.

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We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future.

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We expect to engage in resource-intensive R&D and commercialization activities for the foreseeable future, which may require us to raise additional funds and these funds may not be available to us on attractive terms when we need them, or at all.

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Macroeconomic headwinds may materially impact our ability to execute our anticipated business model and/or our commercialization or technology roadmap.

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We may be subject to risks associated with potential future strategic alliances, partnerships, investments or acquisitions, all of which could divert management’s attention, result in us incurring significant costs or operating difficulties and dilution to our stockholders, disrupt our operations and adversely affect our business, results of operations or financial condition.

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The forecast of our operating and financial results relies in large part upon assumptions and analyses developed by our management team. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

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Investors should not rely on outdated financial projections.

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We depend on the experience and expertise of our senior management team, technical engineers, and certain key employees.

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We rely on stock-based compensation to incentivize our workforce and may be susceptible to significant market fluctuations in our share price that could diminish the perceived value of this component of our compensation strategy.

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We have experienced rapid growth in recent periods and expect to continue to invest in our growth for the foreseeable future. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service, or adequately address competitive challenges.

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Our management team has limited experience managing a public company.

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We may be subject to breach of contract, product liability or warranty claims and other legal proceedings in the ordinary course of business that could result in significant direct or indirect costs, including reputational harm, increased insurance premiums or the need to self-insure.

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OEMs and their suppliers may experience significant delays in the manufacture and launch of Embark-enabled autonomous semi-trucks, which could harm our business and prospects.

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If our autonomous vehicle technologies fail to perform as expected, are inferior to those of our competitors, or are perceived as less safe or more expensive than those of our competitors or non-autonomous vehicles, our financial performance and prospects would be adversely impacted.

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Our Founders have control over all stockholder decisions because they control a substantial majority of our voting power through “high vote” voting stock.

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Pandemics and epidemics, including the ongoing COVID-19 pandemic, natural disasters, terrorist activities, political unrest, and other outbreaks could have a material adverse impact on our business.

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We have identified deficiencies that together constitute a material weakness in our internal control over financial reporting as of December 31, 2020, and 2021. If we fail to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us.

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As a private company prior to the Business Combination, we were not required to establish and maintain public company-quality internal control over financial reporting.

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We hold no patents on our products, and we may not be successful in our planned patent applications. We employ proprietary technology (know-how) and information that may be difficult to protect.

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We may become subject to litigation brought by third parties claiming infringement, misappropriation or other violation by us of their intellectual property rights.

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We utilize open source software, which may pose particular risks to our proprietary software, technologies, products, and services in a manner that could harm our business.

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We are exposed to, and may be adversely affected by, interruptions to our information technology systems and networks and sophisticated cyber-attacks.

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We collect, process, transmit, and store personal information in connection with the operation of our business and are subject to various data privacy and consumer protection laws.

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We operate in a highly regulated industry and increased costs of compliance with, or liability for violation of, existing or future regulations could have a materially adverse effect on our business.

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The trucking industry is subject to economic, business and regulatory factors that are largely beyond our and our partners’ control, any of which could have a material adverse effect on the operations of our partners and ultimately on us.

Corporate Information
We incorporated under the name “Northern Genesis Acquisition Corp. II” on September 25, 2020 as a Delaware corporation for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On November 10, 2021, we changed our name to “Embark Technology, Inc.” in connection with the closing of the Business Combination.
Our principal executive office is located at 424 Townsend Street, San Francisco, CA 94107. Our telephone number is (415) 671-9628. Our website address is www.embarktrucks.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Embark’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (a) December 31, 2026, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter, and (d) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

THE OFFERING
Issuer
Embark Technology, Inc.
Class A common stock offered by the Shareholder
Up to 30,450,000 shares of Class A common stock, consisting of:
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the Upfront Commitment Fee, which are the 450,000 shares of Class A common stock that we issued to Cantor as consideration for its execution and delivery of the Purchase Agreement on the Signing Date; and

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up to 30,000,000 shares of Class A common stock consisting that we may elect, in our sole discretion, to issue and sell to Cantor, from time to time from and after the Commencement Date under the Purchase Agreement.

Terms of the Offering
The Shareholder will determine when and how it will dispose of any shares of Class A common stock registered under this prospectus for resale.
Use of Proceeds
We will not receive any proceeds from any sale of shares of Class A common stock by the Shareholder. Assuming a price per Class A common stock of $1.50, the closing price of our common stock on May 27, 2022, we may receive up to $43.7 million in aggregate gross proceeds from the Shareholder under the Purchase Agreement in connection with sales of our Class A common stock to the Stockholder pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of share of our Class A common stock sold and the price at which the shares of Class A common stock are sold. We intend to use any proceeds from the Facility for working capital and other general corporate purposes. Additionally, we may use a portion of the net proceeds to us for acquisitions of or investments in businesses, technologies, or other assets. We may also use the net proceeds to refinance or to repay outstanding indebtedness or consummate stock repurchases. Pending other uses, we intend to invest the net proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the net proceeds invested will yield a favorable return. See “Use of Proceeds.”
Market for Class A common stock
The Class A common stock is currently traded on Nasdaq under the symbol “EMBK.”
Conflict of Interest
Cantor is an affiliate of Cantor Fitzgerald & Co. (“CF&CO”) a FINRA member. CF&CO is expected to act as an executing broker for the sale of the Class A common stock sold by Cantor pursuant to the Committed Equity Financing.

The receipt by Cantor of all the proceeds from sales of shares of Class A common stock to the public made through CF&CO results in a “conflict of interest” under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Accordingly such sales will be conducted in compliance with FINRA Rule 5121. See “Plan of Distribution (Conflict of Interest).”
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
For additional information concerning the offer, see “Plan of Distribution (Conflict of Interest).”

RISK FACTORS
An investment in Embark involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the financial statements and the related notes appearing elsewhere in this prospectus, before making an investment decision. Additional risks and uncertainties, that Embark does not presently consider to be material or of which Embark is not presently aware, also may become important factors that affect the business, results of operations or financial condition of Embark, or that may materially and adversely affect the trading price of Embark’s common stock and warrants. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Related to the Committed Equity Financing
It is not possible to predict the actual number of shares of Class A common stock, if any, we will sell under the Purchase Agreement to Cantor, or the actual gross proceeds resulting from those sales.
On May 31, 2022, we entered into the Purchase Agreement with Cantor, pursuant to which Cantor has committed to purchase up to 30,000,000 shares of our Class A common stock (the “Total Commitment”), subject to certain limitations and conditions set forth in the Purchase Agreement. The Class A common stock that may be issued under the Purchase Agreement may be sold by us to Cantor at our discretion from time to time until the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the effectiveness of this registration statement, (ii) the date on which Cantor has purchased the Total Commitment pursuant to the Purchase Agreement, (iii) the date on which our Class A common stock fails to be listed or quoted on Nasdaq or any alternative market, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any Person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.
We generally have the right to control the timing and amount of any sales of our Class A common stock to Cantor under the Purchase Agreement. Sales of our Class A common stock, if any, to Cantor under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Cantor all, some or none of the Class A common stock that may be available for us to sell to Cantor pursuant to the Purchase Agreement.
Because the purchase price per share of Class A common stock to be paid by Cantor for the Class A common stock that we may elect to sell to Cantor under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A common stock at the time we elect to sell shares to Cantor pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Class A common stock that we will sell to Cantor under the Purchase Agreement, the purchase price per share that Cantor will pay for shares of Class A common stock purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Cantor under the Purchase Agreement.
The Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct Cantor to purchase shares of our Class A common stock from us in one or more purchases under the Purchase Agreement, as the purchase price per share of our Class A common stock will depend on then market price, which may fluctuate significantly. Assuming a price per share of Class A common stock of $1.50, the closing price of our common stock on May 27, 2022, we may receive up to $43.7 million in aggregate gross proceeds from the Shareholder under the Purchase Agreement in connection with sales of our Class A common stock to the Stockholder pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of shares of our Class A common stock sold and the price at which the shares of Class A common stock are sold.
The number of Class A common stock ultimately offered for sale by Cantor is dependent upon the number of shares of Class A common stock, if any, we ultimately elect to sell to Cantor under the Purchase Agreement. However, even if we elect to sell Class A common stock to Cantor pursuant to the Purchase

Agreement, Cantor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices.
Investors who buy Class A common stock from the Shareholder at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we will have discretion to vary the timing, price and number of shares sold to Cantor. If and when we elect to sell Class A common stock to Cantor pursuant to the Purchase Agreement, after Cantor has acquired such Class A common stock, Cantor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from Cantor in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Cantor in this offering as a result of future sales made by us to Cantor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Cantor under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Cantor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
We may use proceeds from sales of our Class A common stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.
We will have broad discretion over the use of proceeds from sales of our Class A common stock made pursuant to the Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Class A common stock.
Risks Related to Embark’s Technology, Business Model, and Industry
Autonomous driving is an emerging technology and involves significant risks and uncertainties.
Embark’s autonomous vehicle technology is highly dependent on internally-developed technology as well as on partnerships with third parties that could include semi-truck OEMs, carriers and other suppliers. Embark develops and integrates its autonomous driving technology and works with OEMs and other suppliers to develop autonomous driving technology hardware.
While Embark’s autonomous driving technology, including the Embark Universal Interface, Embark Driver and Embark Guardian is designed to be compatible with all major OEM platforms, Embark does not control many aspects of semi-truck production. The timely development and performance of its autonomous driving programs is dependent on the materials, cooperation, and quality delivered by OEMs and other production stakeholders. Embark’s technology is designed to interface with systems and components outside of its design and production control, including those related to braking, steering and gear shifting. There can be no assurance that those applications can be developed and validated at the high reliability standard required for L4 autonomous driving in a cost-effective and timely manner. Embark’s dependence on OEMs exposes it to the risk that components manufactured by OEMs or other suppliers could contain defects that would cause Embark’s autonomous driving technology to not operate as intended.
In addition, Embark’s autonomous driving technology may be implemented to complement the infrastructure used by its shipper and/or carrier partners, and an appropriate implementation will require the cooperation of these partners. A failure of a shipper or carrier partner to provide required information, resources or other support may slow or compromise aspects of its technology either in the implementation phase or operationally.

Although Embark believes that its algorithms, data analysis and processing, and artificial intelligence technology are promising, it cannot assure you that its technology will achieve the necessary reliability for L4 autonomy at commercial scale. For example, Embark is always improving its technology in terms of handling non-compliant driving behavior by other cars on the road as well as other real world conditions. There can be no assurance that Embark’s data analytics and artificial intelligence could predict every single potential issue that may arise during the operation of its technology.
Embark currently directly operates a small R&D fleet of trucks to further develop its autonomous driving technology and demonstrate its technology. To date, all of Embark’s autonomous miles driven have been “driver in.” There can be no assurance that Embark will successfully transition to “driver out” operations on its expected schedule or that its R&D fleet will successfully develop and/or prove out its autonomous driving technology.
Embark has a limited operating history and an unproven business model in a new market and faces significant challenges as its industry is rapidly evolving. Its prospects may be considered speculative and any failure to commercialize its strategic plans would have an adverse effect on its operating results and business, harm its reputation and could result in substantial liabilities that exceed its resources.
Embark commenced operations in 2016 and launched its Partner Development Program (“PDP”) in April 2021, a program to bring together leading shippers and carriers to work on autonomous trucking technology. Embark’s business model relies on the adoption of its autonomous vehicle technology by its partner carriers and the continued cooperation of OEMs with its universal interface. While Embark believes this model is an efficient way to develop and implement its technology, its business model is unproven and there can be no assurance that an alternative model adopted by its competitors in the autonomous vehicle space will not prove superior. In addition, the market for autonomous vehicle technology is rapidly evolving.
You should consider Embark’s business and prospects in light of the risks and challenges it faces as a new entrant into a novel industry, including, among other things, with respect to its ability to:
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navigate an evolving and complex regulatory environment and product liability regime;

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design, outfit, and produce safe, reliable, and quality L4 autonomous semi-trucks equipment with its OEM partners on an ongoing basis;

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improve and enhance its software and autonomous technology;

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design, and develop software and technology in a timely manner;

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establish and expand its user base among shippers and carrier partners;

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successfully market its other products and services;

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properly price its products and services;

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improve and maintain operational efficiency;

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maintain a reliable, secure, high-performance, and scalable technology infrastructure;

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attract, retain, and motivate talented employees;

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enter into successful strategic relationships with carriers, OEMs and shippers;

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protect its intellectual property;

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keep its technology secure and compliance with data privacy and cybersecurity requirements;

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anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

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build a well-recognized and respected brand.

If Embark fails to address any of these risks and challenges, its business may be materially and adversely affected and Embark may be forced to alter its business model in ways that are difficult to predict, including by providing direct service to shippers or reevaluating its relationships with OEMs. There are also a number of additional challenges to L4 autonomous driving, many of which are not within Embark’s control, including market acceptance of autonomous driving, governmental licensing requirements, concerns regarding data security and privacy, actual and threatened litigation (whether or not a judgment is rendered against Embark), and any general negative perceptions regarding autonomous vehicle technology due to safety, security, job displacement or other reasons. There can be no assurance that the market will accept Embark’s technology, in which case its future business, results of operations and financial condition could be adversely affected.
To implement Embark’s business plan additional capital may be required beyond the amount raised to date. Furthermore, the implementation of a new business model (or an alternative business model) in an evolving industry poses a number of challenges, many of which are beyond Embark’s control, including unknown future challenges and opportunities, substantial risks and expenses in the course of entering new markets and undertaking marketing activities. The likelihood of Embark’s success must be considered in light of these risks, expenses, complications, delays, and the competitive environment in which it operates. There is, therefore, substantial uncertainty as to whether Embark’s business plan will prove successful, and it may not be able to generate significant revenue, raise additional capital, or operate profitably. Embark will continue to encounter risks and difficulties frequently experienced by early stage commercial companies, including scaling up infrastructure and headcount, and may encounter unforeseen expenses, difficulties, or delays in connection with its growth. While Embark’s business model is designed to be minimally capital intensive, there can be no assurance that its expectation regarding future capital requirements will be correct.
Embark’s technology may raise safety or other automation-related concerns causing it to fail to gain acceptance from users and other stakeholders in the freight transportation industry.
Demand for autonomous driving technology depends to a large extent on general, economic, political, and social conditions in a given market. The market opportunities Embark is pursuing are at an early stage of development, and it is difficult to predict user demand or adoption rates for its solutions, or the future growth of the markets in which Embark operates. Despite the fact that the automotive industry has engaged in considerable effort to research and test L2 and L3 autonomous cars, Embark technology targeting L4 autonomous semi-trucks requires significant investment and may never be commercially successful on a large scale, or at all. Embark relies on its existing partnerships with carriers and shippers, as well as its ability to develop new partnerships, to implement its autonomous vehicle technology. If carriers fail to embrace Embark’s technology or cost pressure and current labor markets change in the future, its technology may not become adopted by enough carriers to make Embark’s business model commercially viable. In addition, Embark may rely on OEM manufacturer adoption of certain software and/or hardware requirements to operate profitably which may not occur, or occur in part or on a longer time frame than Embark anticipates.
Further, even if Embark succeeds in operating at commercial scale, because of the disruptive nature of its business to the freight transportation industry, key industry participants may not accept its technology, may develop competing services or may otherwise seek to subvert its efforts. For example, autonomous semi-trucks might displace individual semi-truck drivers and small fleet owners. Labor unions, workforce activists, regulators or political leaders may also raise concerns about autonomous semi-trucks displacing drivers or otherwise negatively affecting employment opportunities, as has been the case in other industries that have been subject to automation. This has in the past resulted, and could in the future result, in negative publicity, lobbying efforts to U.S. local, state, and federal, lawmaking authorities, or equivalent authorities in the foreign jurisdictions in which Embark seeks to do business, to implement legislation or regulations that make it more difficult to operate its business or boycotts of it or its users. While Embark is primarily focused on the domestic U.S. market, any future operations in foreign jurisdictions would require Embark to address complex, evolving and unique regulatory regimes and implicate political questions regarding the national interest of such countries in their domestic shipping industry. Any such occurrences could materially harm Embark’s future business.
Additionally, regulatory, safety, and reliability issues, or the perception thereof, many of which are outside of Embark’s control, could also cause the public or its potential partners and users to lose confidence in autonomous solutions in general. The safety of such technology depends in part on user interaction and users, as well as other drivers, pedestrians, other obstacles on the roadways or other unforeseen events. For example, there have been several crashes involving automobiles using other autonomous driving technology resulting in death or personal injury, including both fully autonomous vehicles and vehicles where autopilot features are engaged. Even though these incidents were unrelated to Embark’s technology, such cases resulted in significant negative publicity and, in the future, could result in suspension or prohibition of self-driving vehicles. If safety and reliability issues for autonomous driving technology cannot be addressed properly, Embark’s business, prospects, operating results, and financial condition could be materially harmed.
Embark’s autonomous driving technology and related hardware and software could have undetected defects, errors or bugs in hardware or software which could create safety issues, reduce market adoption, damage its reputation with current or prospective users, result in product recalls or other actions, or expose it to product liability and other claims that could materially and adversely affect its business.
Embark’s autonomous driving technology is highly technical and very complex, and has in the past and may in the future experience defects, errors or bugs at various stages of development. Embark may be unable to timely correct problems to its partners’ and users’ satisfaction. Additionally, there may be undetected errors or defects especially as it introduces new systems or as new versions are released. These risks are particularly significant in the freight transport market given the high potential value of each load, as any such errors or defects could result in costly delays or losses, leading to the delay or prevention of the adoption of autonomous driving technology in trucks.
There can be no assurance that Embark will be able to detect and fix any defects in its products prior to their sale to or installation for customers. Errors or defects in Embark’s products may only be discovered after they have been tested, commercialized, and deployed. If that is the case, Embark may incur significant additional development costs and product recall, repair or replacement costs, or liability for personal injury or property damage caused by such errors or defects, as these issues could result in claims against it. Embark’s reputation or brand may be damaged as a result of these problems and users may be reluctant to use its services, which could adversely affect its ability to retain existing users and attract new users, and could materially and adversely affect its financial results.
In addition, Embark could face material legal claims for breach of contract (e.g. with one or more of its partners), product liability, tort or breach of warranty, or be required to indemnify others, as a result of these problems. Any such lawsuit may cause irreparable damage to Embark’s brand and reputation. In addition, defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of Embark and its services. Additionally, Embark is operating in an emerging market with an undefined insurance liability framework and evolving expectations regarding indemnifications obligations. As the market terms for indemnification and insurance are established, they may develop in ways that are adverse to Embark. Embark’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against Embark and its business could be materially and adversely affected.
The operation of autonomous semi-trucks may be unfamiliar to Embark’s users and other road users.
Embark has developed Embark Driver and Embark Guardian to automate Embark’s carrier partners’ semi-trucks but there can be no assurance that its technology will be perceived to be comparable to non-autonomous semi-trucks by carriers, other drivers or regulators. Embark’s proprietary artificial intelligence (“AI”) and machine vision capabilities are specifically engineered to interface with all major semi-truck OEMs and meet the demands of commercial trucks. In certain instances, these protections may cause the vehicle to behave in ways that are unfamiliar to drivers of non-autonomous driving trucks. For example, semi-trucks equipped with Embark’s L4 technology may adhere to safety rules in a stricter manner than some human drivers may be accustomed to.
Furthermore, there can be no assurance that Embark’s carrier partners will be able to properly adapt to the different operation processes for Embark’s L4 autonomous semi-trucks or that its Embark Universal Interface will continue to be compatible with semi-truck OEMs. For example, carriers may not be able to adapt their business processes to address activities such as the dispatching of trucks, pre-trip inspections, remote monitoring, and rescuing of trucks. Any accidents resulting from such failure to inspect, operate or maintain Embark’s L4 autonomous semi-trucks properly could harm its brand and reputation, result in adverse publicity, and product liability claims, and have a material adverse effect on its business, prospects, financial condition, and operating results.
Embark operates in a highly competitive market and some market participants have substantially greater resources. Embark competes against a large number of both established competitors and new market entrants.
The market for autonomous trucking and freight transport solutions is highly competitive. Many companies are seeking to develop autonomous trucking and delivery solutions. Competition in these markets is based primarily on technology, innovation, quality, safety, service, strategy, reputation, and price. Embark’s future success will depend on its ability to further develop and protect its technology in a timely manner and to stay ahead of existing and new competitors. Embark’s competitors in this market are working toward commercializing autonomous driving technology and may have substantial financial, marketing, research and development, and other resources. Some examples of Embark’s competitors include TuSimple, Waymo, Aurora, and Kodiak.
In addition, the carriers Embark serves operate in a competitive environment and face competition from other trucking companies that use autonomous or non-autonomous trucks, railroads, and air carriers. Traditional shipping fleets and other carriers operating with human drivers are still the predominant operators in the market. Because of the long history of such traditional freight transport companies serving the freight market, there may be many constituencies in the market that would resist a shift toward autonomous freight transport, which could include lobbying and marketing campaigns on a scale that Embark may not be able to successfully oppose, particularly because Embark’s technology will replace human-driven long haul semi-truck miles. In addition, the market leaders in the automotive industry (including the OEMs Embark has designed its technology to interface with) may start, or have already started, pursuing large scale deployment of autonomous vehicle technology on their own. These companies may have more operational and financial resources than Embark. Embark cannot guarantee that it will be able to effectively compete with them. Embark does not know how close these competitors are to commercializing autonomous driving systems.
Furthermore, although Embark believes that its technology is on the leading edge of autonomous vehicle development, many established and new market participants have entered or have announced plans to enter the autonomous vehicle market. Most of the existing participants have significantly greater financial, manufacturing, marketing, and other resources than Embark does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, and support of their products. New entrants may develop or leverage disruptive technology to commercialize their offerings more quickly than Embark. If existing competitors or new entrants are able to commercialize earlier than expected, Embark’s competitive advantage could be adversely affected.
Reservations for our Embark-equipped autonomous trucks are cancellable.
As of March 31, 2022, we have accepted 14,200 reservations for Embark-equipped autonomous trucks. Until the customer enters into a purchase agreement for our Embark-equipped autonomous trucks, which is within the discretion of the customer, the reservation can be canceled and the customer is entitled to a full refund of its deposit (to the extent previously paid). We have not entered into purchase agreements with any of our customers that have reserved our Embark-equipped autonomous trucks.
Because all of our reservations are cancellable, it is possible that a significant number of customers who submitted reservations for our Embark-equipped autonomous trucks may cancel those reservations. Given the anticipated lead times between customer reservation and delivery of our Embark-equipped autonomous trucks, there is a heightened risk that customers that have made reservations may not ultimately take delivery of our vehicles due to potential changes in customer preferences, competitive developments, and other factors. As a result, no assurance can be made that reservations will not be canceled, or that reservations will ultimately result in the purchase of our Embark-equipped autonomous trucks. Any cancellations could harm our financial condition, business, prospects, and operating results.
Disruptions to the trucking industry, including changes in transportation and shipping infrastructure, could adversely impact Embark’s business and operating results.
Embark’s business and financial performance are affected by the health of the U.S. truck freight industry, which is reliant on infrastructure maintained by third parties and is affected by risks that are largely out of the control of industry participants.

Embark’s partners may experience capacity constraints due to increased demand for transportation services and decaying highway infrastructure. In 2021, the Infrastructure Investment and Jobs Act (“ILJA”, PL 117-58) was signed into law and will provide significant federal funding to improve and maintain the nation’s deteriorating infrastructure. While the bill included significant investments in the nation’s roadway infrastructure, the benefits of the legislation will likely take years to realize. In the meantime, poor infrastructure conditions and roadway congestion could slow service times, reduce operating efficiency and increase maintenance expense for truck operators. Some states have explored or instituted road-usage programs, truck-only tolling, congestion pricing, and fuel tax increases in order to make more immediate infrastructure investments. In addition, while climate resilience also received sizeable investments in the ILJA, risks including harsh weather or natural disasters, such as hurricanes, tornadoes, fires and floods, global pandemics and acts of terrorism could further damage existing infrastructure. Damage or further deterioration of highway infrastructure could negatively impact Embark’s partners and ultimately Embark’s business and operating results by increasing costs associated with truck freight. While the bill does not directly earmark money for freight rail programs, it does increase funding to numerous discretionary grant programs of which freight rail entities are eligible recipients. Sizeable investments through these or other programs into the freight rail industry, as well as ILJA’s investments in port and waterways infrastructure could negatively impact the truck freight industry, and ultimately Embark.
Risks Related to Embark’s Dependence on Third Parties
Embark’s business model depends on acceptance of its technology by third-party carriers and shippers including through attracting new customers and retaining existing customers and Embark’s existing relationships with key business partners are subject to non-binding agreements which may be cancelled in the future. Business collaboration with partners is subject to risks, and these relationships may not lead to significant revenue. Any adverse change in Embark’s cooperation partners, including the cancellation of existing agreements, or failure to attract and retain customers could harm its business.
Embark does not intend to operate its own freight shipping network and Embark does not produce or sell complete semi-trucks. Accordingly, Embark’s business model depends on carriers and shippers specifying its technology into their new semi-trucks and OEMs continuing to be willing to allow Embark’s technology to be incorporated to their vehicles. The strategic business relationships are and will continue to be an important factor in the growth and success of Embark’s business. Embark has alliances and partnerships with certain such companies in the trucking and automotive industry to help Embark in its efforts to continue to enhance its technology, commercialize its solutions, and drive market acceptance. Embark has growing partnerships with leading carriers, such as Werner Enterprises, Bison Transport and certain shippers such as AB Inbev and will continue to cultivate these partnerships while establishing new ones in the future. There can be no assurance that these relationships will continue or that Embark’s efforts to develop new partnership will be successful. In addition, Embark will also need to identify and negotiate additional relationships with other third parties, such as those who can provide service centers, maintenance, refueling, roadside service, towing, sensor support, and financing services in connection with the build out of Embark’s Transfer Hub network or other aspects of its business. While Embark is pursuing partnerships with truck facility operators and expects to partner with other facility owners and real estate developers to build out its Transfer Hub network, there can be no assurance that these partnerships will continue or prove successful. Embark may not be able to successfully identify and negotiate definitive agreements with these third parties to provide the services Embark would require on terms that are attractive or at all, which would cause Embark to incur increased costs to develop and provide these capabilities.
Collaboration with these third parties is subject to risks, some of which are outside Embark’s control. Third parties may be unwilling to deepen a contractual partnership beyond the exploratory stage, may include onerous provisions or demand exclusivity or pricing concessions that would negatively impact Embark’s business model or growth. Embark could experience delays to the extent its partners do not meet agreed upon timelines or experience capacity constraints. Embark could also experience disagreement in budget or funding for any joint development project, including its Transfer Hubs. There is also a risk of other potential disputes with partners in the future, including with respect to intellectual property rights. Embark’s ability to successfully commercialize could also be adversely affected by perceptions about the quality of its partners’ trucks.

If Embark’s existing partner agreements were to be terminated, Embark may be unable to enter into new agreements on terms and conditions acceptable to Embark. Failure to obtain replacement partners or agreements could delay adoption of Embark’s technology or build out of its Transfer Hub network. Any of the foregoing could adversely affect Embark’s business, results of operations, and financial condition.
Embark relies on third-party suppliers and because some of the key components in Embark’s systems come from limited or sole sources of supply, Embark is susceptible to supply shortages, long lead times for components, and supply changes, or system unavailability, any of which could disrupt its supply chain and could delay deliveries of Embark’s products to users. In addition, any inability of Embark to adequately forecast supply and demand for its products or the manufacturing capacity of its suppliers and partners could result in a variety of inefficiencies in its business and hinder its ability to generate revenue.
Many of the components that are used to outfit semi-trucks with Embark’s autonomous technology are sourced from third-party suppliers. Component parts sourced from third parties include cameras, radars, LiDARs and GPS systems. Embark does not have any experience in managing a large supply chain to manufacture and deliver products at scale. In addition, some of the components come from limited or sole sources of supply. Embark is also dependent on its suppliers’ production timeline for supplying automotive-grade LiDAR at scale. Embark is therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that its suppliers discontinue or modify components used in its technology. In addition, Embark’s agreements with its third party suppliers are non-exclusive and it is reasonably foreseeable that OEM relationships with such suppliers will be non-exclusive in the future. Embark’s suppliers may dedicate more resources to other companies, including Embark’s competitors. Embark may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption, product defect or material pricing change from suppliers of these components, Embark may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources.
In addition, Embark uses the services of certain software suppliers in its technology, such as cloud hosting providers, that Embark relies upon to meet its uptime, data security and other commercial commitments. Developing alternate sources of supply for these components or systems may be time-consuming, difficult, and costly and Embark may not be able to source these services on terms that are acceptable to it, or at all, which may undermine Embark’s ability to meet its requirements or to fill user orders in an appropriate manner.
Any interruption or delay in the supply of any of these parts, components or services, or the inability to obtain these parts, components or services from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect Embark’s ability to meet scheduled technology deliveries to users. This could adversely affect Embark’s relationships with its users and could cause delays in its ability to expand its operations. If Embark is unable to source necessary components for its Embark Universal Interface in quantities sufficient to meet its requirements on a timely basis, or is unable to ensure that OEMs are able to source Embark Universal Interface components, Embark will not be able to have sufficient ability to ensure user demand is met, which may result in users using competitive services instead of Embark’s.
Embark’s approach of creating a manufacturer-agnostic product exposes it to the risk of exclusive competitor partnerships and other challenges that limit integration of its technology to products of multiple OEMs.
While Embark designed its platform, the Embark Universal Interface, with the aim to access the broadest market by allowing carriers and shippers to utilize Embark’s services while still maintaining their OEM of choice, this aim of universality means that Embark’s relationships with OEMs are neither binding nor exclusive. If a competitor chooses to sign an exclusivity agreement with an OEM that prevents Embark from outfitting those manufacturer’s semi-trucks, Embark’s ability to reach production commitments at the intended breadth will be materially and adversely affected. Embark’s potential inability to ensure a particular OEM’s trucks are outfitted with Embark technology may materially and adversely impact its value proposition to shippers’ and carriers’ that utilize or may wish to utilize that OEM’s semi-trucks.

If a competitor comes to a preferential agreement with an OEM that requires the OEM preferentially manufacture semi-trucks for the competitor over Embark-equipped customers, this will put Embark at a competitive disadvantage in terms of its ability to fulfill orders in a timely manner. This will expose Embark to additional risks from manufacturer bottlenecks and component shortages. Any potential delay or interruption in Embark’s ability to ensure demand is met may lead its customers to seek a competitor instead. If changing market conditions dictate Embark to pursue exclusivity or preferential agreements with an OEM manufacturer, there can be no assurance that Embark will be successful in doing so.
OEMs operate in a highly competitive industry that pushes OEMs to constantly make changes to their products. Although, Embark believes that its product can be successfully integrated to semi-trucks of multiple OEMs, changes made by OEMs to their products and other unforeseen technological developments might limit integration of Embark’s platform to products of multiple OEMs or make such integration more difficult. Furthermore, Embark’s model exposes it to differing requirements among OEMs which may require it to expend more resources than competitors that work with a single OEM. Such technological developments may have material and adverse effects of Embark’s business, results of operations, and financial condition.
Embark depends on an international supply chain that is subject to risk of foreign regulatory requirements and trade policy.
Many of the components that Embark requires for outfitting its trucks are sourced from international third-party suppliers. Changes in global political, regulatory and economic conditions, or in laws and policies governing foreign trade, manufacturing, development, and investment in the territories or countries where Embark currently purchases components, could adversely affect its business. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S, economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries. A number of other nations have proposed or instituted similar measures directed at trade with the U.S. in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect Embark’s business. For example, such changes could adversely affect the automotive market, and Embark’s ability to access key components. It may be time-consuming and expensive for Embark to alter its business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on its business, financial condition and results of operations.
Risks Related to Embark’s Financial Position and Need for Additional Capital
Embark is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.
Embark incurred net losses of $21.5 million and $124.2 million for the years ended December 31, 2020 and 2021, respectively and has not recognized revenue to date. Embark has successfully shipped freight for shippers and carriers to utilizing its technology and Transfer Hub network but there is no guarantee that Embark’s partnership model will get traction, grow or otherwise be successful or achieve sufficient scale for commercial viability. Embark’s potential profitability is dependent upon a number of factors, many of which are beyond its control.
Embark expects the rate at which it will incur losses to be significantly higher in future periods as Embark:
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designs, develops, manufactures and implements its Embark Universal Interface;

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seeks to achieve and commercialize full L4 autonomy for its Embark-equipped semi-trucks;

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expands its design, development, maintenance, and repair capabilities;

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responds to competition in the autonomous driving market and from traditional freight transportation providers;

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responds to evolving regulatory developments in the nascent autonomous vehicle market;

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increases its sales and marketing activities; and

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increases its general and administrative functions to support its growing operations following the Transactions.

Because Embark will incur the costs and expenses from these efforts before it receives any incremental revenue, its losses in future periods will be significant. In addition, Embark may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenue, which would further increase its losses. In particular, Embark expects to incur substantial and potentially increasing research and development (“R&D”) costs. Embark’s R&D costs were $18.8 million and $55.3 million during the years ended December 31, 2020 and 2021, respectively, and are likely to grow in the future. While Embark expects to operate a small fleet of semi-trucks for purposes of R&D and does not intend to maintain a large scale freight network of Embark-owned semi-trucks, the acquisition and maintenance of semi-trucks is expensive, and changing market conditions may force Embark to alter its business model in the future necessitating a larger fleet. Because Embark accounts for R&D as an operating expense, these expenditures will adversely affect its results to operations in the future. Further, Embark’s R&D program may not produce successful results, and Embark’s new products may not achieve market acceptance, create additional revenue, or become profitable.
Embark expects to engage in resource-intensive R&D and commercialization activities for the foreseeable future, which may require it to raise additional funds and these funds may not be available to Embark on attractive terms when it needs them, or at all. If Embark cannot raise additional funds on attractive terms when it needs them, its operations and prospects could be negatively affected.
The commercialization of technology and Transfer Hub network is expected to require significant capital expenditures. To date, Embark has not generated any revenue and prior to the consummation of the Business Combination financed its operations primarily through the issuance of equity securities in private placements. As of March 31, 2022, Embark had cash and cash equivalents of $244.5 million. Embark will need to raise additional capital to continue to fund its research and development and commercialization activities and to improve its liquidity position. Embark’s ability to obtain the necessary financing to carry out its business plan is subject to a number of factors, including general market volatility, investor acceptance of its business plan, regulatory requirements, including foreign investment reviews, and the successful development of its autonomous technology. These factors may make the timing, amount, terms, and conditions of such financing unattractive or unavailable to Embark.
Embark may raise these additional funds through the issuance of equity, equity related, or debt securities. To the extent that Embark raises additional financing by issuing equity securities or convertible debt securities, stockholders of the combined business may experience substantial dilution, and to the extent Embark engages in debt financing, it may become subject to restrictive covenants that could limit its flexibility in conducting future business activities. Financial institutions may request credit enhancement such as third-party guarantee and pledge of equity interest in order to extend loans to Embark. Embark cannot be certain that additional funds will be available to it on attractive terms when required, or at all. If Embark cannot raise additional funds when it needs them, its financial condition, results of operations, business, and prospects could be materially adversely affected.
Macroeconomic headwinds may materially impact our ability execute upon our anticipated business model and/or our commercialization or technology roadmap
As of March 7, 2022, Nasdaq entered into a “bear market” based on a decline of 20% from its November 19, 2021 peak. As a consequence of the negative market sentiment arising from factors such as inflation, interest rate impacts and the impact of COVID-19 on the global supply chain, access to credit, share price performance, cost of capital, among others, Embark’s business has been and may continue to be negatively impacted. As a result, Embark is continuing to evaluate key factors such as its commercialization timeline, scope of commercialization, anticipated headcount and operating expenses. In order to best position Embark for success against current and future anticipated commercialization objectives, Embark is considering and may develop new business models and markets ancillary to its current commercialization roadmap.

Embark may be subject to risks associated with potential future strategic alliances, partnerships, investments or acquisitions, all of which could divert management’s attention, result in Embark incurring significant costs or operating difficulties and dilution to its stockholders, disrupt its operations and adversely affect its business, results of operations or financial condition.
Although Embark has no current acquisition plans, if appropriate opportunities arise, it may acquire additional assets, products, technology or businesses that are complementary to its existing business. Any future acquisitions and the subsequent integration of new assets and businesses would require significant attention from Embark’s management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations, and consequently its results of operations and financial condition. Acquired assets or businesses may not generate the financial results Embark expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.
The forecast of Embark’s operating and financial results relies in large part upon assumptions and analyses developed by its management team. If these assumptions or analyses prove to be incorrect, Embark’s actual operating results may be materially different from its forecasted results.
Whether actual operating and financial results and business developments will be consistent with Embark’s expectations and assumptions depends on a number of factors, some of which are outside Embark’s control, including, but not limited to:
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its ability to develop and commercialize its technology in a timely manner;

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its ability to obtain sufficient capital and successfully execute its growth strategy;

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its ability to manage its growth;

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its ability to partner with carriers;

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its ability to secure and maintain required strategic supply arrangements;

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projected improvements in technology;

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its ability to maintain relationships with major OEMs;

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positive developments in the regulatory environment for autonomous vehicles;

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competition, including from established and future competitors;

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its ability to attract and retain management or other employees who possess specialized market knowledge and technical skills; and

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the overall strength and stability of the U.S. economy.

Unfavorable changes in any of these or other factors some of which are beyond Embark’s control, could cause actual results to differ materially from Embark’s forward-looking information included in this prospectus, and could materially and adversely affect Embark’s business, results of operations or financial condition.
Investors should not rely on outdated financial projections.
In connection with the Business Combination, we disclosed certain projections of Embark’s potential financial performance in future years. As previously disclosed, these projections were prepared for Embark’s internal use and other management purposes, including to illustrate the potential market opportunity, were finalized in June 2021 and were not updated to reflect events after that date. Also, as previously disclosed, the projections were not prepared with a view toward public disclosure or with a view toward complying with U.S. GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Readers were cautioned not to rely on the prospective financial information because actual results are likely to differ materially from the prospective financial information. In light of the substantial passage of time since June 2021, the projections have become outdated and do not represent the current views of management. We reiterate our prior caution not to rely on the previously published and now outdated financial projections. We have not undertaken any obligation to publish any financial projections.
Risks Related to Embark’s Employees and Business Operations
Embark depends on the experience and expertise of its senior management team, technical engineers, and certain key employees, and the loss of any executive officer or key employee, or the inability to identify and recruit executive officers, technical engineers, and key employees in a timely manner, could harm its business, operating results, and financial condition.
Embark’s success depends largely upon the continued services of its key executive officers and certain key employees. Embark relies on its executive officers and key employees in the areas of business strategy, research and development, marketing, sales, services, and general and administrative functions. From time to time, there may be changes in Embark’s executive management team or key employees resulting from the hiring or departure of executives or key employees, which could disrupt Embark’s business. Embark does not maintain key-man insurance for any member of its senior management team or any other employee. Embark does not have employment agreements with its executive officers or other key personnel that require them to continue to work for it for any specified period and, therefore, they could terminate their employment with Embark at any time. The loss of one or more of Embark’s executive officers or key employees could have a serious adverse effect on its business.
To execute Embark’s growth plan, it must attract and retain highly qualified personnel. Competition for these personnel is intense in the technology industry, especially for engineers with high levels of experience in artificial intelligence and designing and developing autonomous driving related algorithms. Furthermore, it can be difficult to recruit personnel from other geographies to relocate to Embark’s San Francisco based headquarters. Embark may also need to recruit highly qualified technical engineers internationally and therefore subject it to the compliance of relevant immigration laws and regulations. Embark has, from time to time, experienced, and expects to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which Embark competes for experienced personnel have greater resources and can offer more attractive compensation packages for new employees. If Embark hires employees from competitors or other companies, their former employers may attempt to assert that these employees or Embark has breached their legal obligations, resulting in a diversion of Embark’s time and resources and potentially in litigation. Conversely, if competitors are able to attract key Embark employees to leave, Embark may face the risk of losing valuable intellectual property and key talent. In addition, job candidates and existing employees often consider the value of the share incentive awards they receive in connection with their employment. If the perceived value of Embark’s share awards declines, it may adversely affect its ability to recruit and retain highly skilled employees. If Embark fails to attract new personnel on a timely basis or fail to retain and motivate its current personnel, it may not be able to commercialize and then expand its technology offering in a timely manner and its business and future growth prospects could be adversely affected.
Embark’s business plan, particularly Embark Guardian, also relies on hiring qualified personnel tasked with providing support and monitoring of trucks equipped with its technology. As a new type of job in an emerging field, Embark might have difficulty hiring, training and retaining enough qualified personnel with success. Embark’s potential inability hire and train enough personnel for those tasks might inhibit or delay its growth, which might have a materially adverse effect on its business, financial condition and results of operations.
Embark relies on stock-based compensation to incentivize its workforce and may be susceptible to significant market fluctuations in its share price that could diminish the perceived value of this component of its compensation strategy.
A key part of Embark’s compensation design and philosophy is to foster an ownership culture and long-term alignment with the Company’s plan through an emphasis on equity compensation, including restricted stock unit awards, that vest into ownership of shares of Embark Class A common stock over time. To the extent that Embark’s share price changes drastically due to excessive market volatility these share price of

Class A common stock changes could impact the perception of the value of Embark’s equity awards and the morale of Embark’s workforce, marking it more difficult to retain key talent. In addition, significant share price volatility may result in the award of a different amount of shares to employees performing similar job functions with similar target compensation packages, causing employees to lose confidence in Embark’s compensation system and exacerbating the impact on employee morale. Extended downward share price pressure may result in Embark exhausting its employee equity incentive pool more quickly than anticipated, requiring it to explore alternative compensation frameworks or seeking shareholder approval for a new plan sooner than expected, which may not be approved. Additionally, a new plan would result in greater dilution. Prospective recruits may be less inclined to join Embark due to a perception of the Company and its prospects based on excessive share price volatility.
Embark has experienced rapid growth in recent periods and expects to continue to invest in its growth for the foreseeable future. If Embark fails to manage its growth effectively, it may be unable to execute its business plan, maintain high levels of service, or adequately address competitive challenges.
Embark has recently experienced a period of rapid growth in its headcount and operations. Embark’s number of full-time employees has increased significantly over the last few years, from 43 employees as of January 1, 2019 to 303 employees as of March 31, 2022. The recent rapid growth in Embark’s business has placed, and is expected to continue to place, a significant strain on its managerial, administrative, operational, and financial resources, as well as its infrastructure. Embark plans to continue to expand its operations in the future. Embark’s success will depend in part on its ability to manage this growth effectively and execute its business plan. To manage the expected growth of Embark’s operations and personnel, Embark will need to continue to improve its operational, financial, and management controls and its reporting systems and procedures.
Embark relies heavily on information technology (“IT”) systems to manage critical business functions. To manage growth effectively, Embark must continue to improve and expand its infrastructure, including IT, financial, and administrative systems and controls. In particular, Embark may need to significantly expand its IT infrastructure as the amount of data it stores and transmits increases over time, which will require that Embark both utilize existing IT products and adopt new technology. If Embark is not able to scale its IT infrastructure in a cost-effective and secure manner, its ability to offer competitive solutions will be harmed and its business, financial condition, and operating results may suffer.
Embark must also continue to manage its employees, operations, finances, research and development, and capital investments efficiently. Embark’s productivity and the quality of its solutions may be adversely affected if Embark does not integrate and train its new employees quickly and effectively or if it fails to appropriately coordinate across its executive, research and development, technology, service development, analytics, finance, human resources, marketing, sales, operations, and customer support teams. As Embark continues to grow, it will incur additional expenses, and its growth may continue to place a strain on its resources, infrastructure, and ability to maintain the quality of its technology and service. If Embark does not adapt to meet these evolving challenges, or if the current and future members of its management team do not effectively manage its growth, the quality of its solutions may suffer and its corporate culture may be harmed. Failure to manage Embark’s future growth effectively could cause Embark’s business to suffer, which, in turn, could have an adverse impact on its business, financial condition, and operating results.
Embark’s management team has limited experience managing a public company.
Most of the members of Embark’s management team have limited, if any, experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Embark’s management team may not successfully or efficiently manage its transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from Embark’s senior management and could divert their attention away from the day-to-day management of its business, which could adversely affect its business, financial condition, and operating results.

Embark may be subject to breach of contract, product liability or warranty claims and other legal proceedings in the ordinary course of business that could result in significant direct or indirect costs, including reputational harm, increased insurance premiums or the need to self-insure, which could adversely affect its business and operating results.
Embark’s technology is used for autonomous driving, which presents the risk of significant injury, including fatalities. Embark may be subject to claims if one of its or a carrier partners’ semi-truck is involved in an accident and persons are injured or purport to be injured or if property is damaged either directly through a product liability claim, or indirectly via an indemnification demand or breach of partnership contract claim or otherwise. Embark may face claims arising from or related to misuse or claimed failures of its software. Any liability claim may subject Embark to lawsuits and substantial monetary damages, product recalls or redesign efforts, and even a meritless claim may require Embark to defend it, all of which may generate negative publicity and be expensive and time-consuming. Any insurance that Embark carries may not be sufficient or it may not apply to all situations. The risk of serious injury, death, and substantial damage to property is much higher with a substantially heavier fast-moving autonomous semi-truck, as compared to a collision with a slower moving autonomous passenger car in an urban environment. Additionally, semi-trucks may carry valuable cargo that could increase the cost of loss in the event of an accident. In accidents involving semi-trucks, most of the resulting fatalities are victims outside of the semi-truck. If Embark experiences such an event or multiple events, Embark’s insurance premiums could increase significantly or insurance may not be available to it at all. Further, if insurance is not available on commercially reasonable terms, or at all, Embark might need to self-insure. In addition, lawmakers or governmental agencies could pass laws or adopt regulations that limit the use of autonomous trucking technology or increase liability associated with its use. Any of these events could adversely affect Embark’s brand, relationships with its carrier partners, operating results, or financial condition.
OEMs and their suppliers may experience significant delays in the manufacture and launch of Embark-enabled autonomous semi-trucks, which could harm Embark’s business and prospects. Similarly Embark’s shipper and carrier partners may find it difficult to finance the acquisition of Embark-enabled autonomous semi-trucks.
Any delay in the broad commercial acceptance and viability of Embark’s autonomous vehicle technology could materially damage its brand, business, prospects, financial condition, and operating results. Even if OEM manufacturers adopt Embark’s technology in their semi-trucks as intended, these manufacturers often experience delays in the manufacture and commercial release of new products meaning that implementation after adoption may be delayed. To the extent Embark delays the launch of its technology on a “driver-out” basis, its growth prospects could be adversely affected. Furthermore, Embark relies on third party suppliers for the provision and development of many of the key components and materials that are incorporated into its Embark Universal Interface, Embark Driver and Embark Guardian technology. To the extent its suppliers experience any delays in providing Embark with or developing necessary components, Embark could experience delays in delivering on its timelines.
If Embark’s autonomous vehicle technologies fail to perform as expected, are inferior to those of its competitors, or are perceived as less safe or more expensive than those of its competitors or non-autonomous vehicles, Embark’s financial performance and prospects would be adversely impacted.
Several companies other than Embark, including TuSimple, Waymo, Aurora and Kodiak, are developing autonomous vehicle technologies, either alone or through collaborations with car and/or truck manufacturers, with a focus on the truck freight market and/or other transportation industries. Embark expects that one or more these competitors will compete directly with Embark. In the event that Embark’s competitors bring autonomous vehicles capable of serving the freight and trucking industries to market before Embark does, or their technology is or is perceived to be superior to Embark’s, they may be able to leverage such technology to compete more effectively with Embark, which would adversely impact its financial performance and prospects. Finally, macroeconomic factors may impact the attractiveness of autonomous driving as an industry relative to other investment options, increasing the cost of financing to an unacceptable level or the availability of financing in general.

If Embark is unable to establish and maintain confidence in its long-term business prospects among users, securities and industry analysts, and within its industries, or is subject to negative publicity, then its financial condition, operating results, business prospects, and access to capital may suffer materially.
Users may be less likely to utilize Embark’s autonomous technology if they are not convinced that Embark’s business will succeed or that its service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Embark if they are not convinced that its business will succeed. Accordingly, in order to build and maintain its business, Embark must maintain confidence among users, suppliers, securities and industry analysts, and other parties in its long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of Embark’s control, such as its limited operating history at scale, user unfamiliarity with its solutions, any delays in scaling manufacturing, delivery, and service operations to meet demand, competition and uncertainty regarding the future of autonomous vehicles, and its performance compared with market expectations.
The Embark Founders have control over all stockholder decisions because they control a substantial majority of Embark’s voting power through “high vote” voting stock.
The dual-class structure of our common stock has the effect of concentrating voting control with the Embark Founders who hold in the aggregate 70% of the voting power of our capital stock with respect to most issues of corporate governance aside from amendment of the Bylaws, which will require a majority vote of both classes until a Trigger Date of up to two years from the Closing Date. This will limit or preclude your ability to influence corporate matters, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.
Class A common stock has one vote per share, and Class B common stock has ten votes per share. All the Class B common stock is held by the Embark Founders. Because of the ten-to-one voting ratio between Class B and Class A common stock, the holders of Class B common stock collectively control a majority of the combined voting power of common stock and therefore be able to control all matters submitted to Embark stockholders for approval. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments to our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of Embark’s stockholders.
Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B common stock to Class A common stock means that no third party stockholders can leverage the high vote to offset the voting power held by the Embark Founders.
Pandemics and epidemics, including the ongoing COVID-19 pandemic, natural disasters, terrorist activities, political unrest, and other outbreaks could have a material adverse impact on Embark’s business, results of operations, financial condition, cash flows or liquidity, and the extent to which Embark will be impacted will depend on future developments, which cannot be predicted.
The COVID-19 pandemic has caused Embark to modify its business practices, including by altering employee travel plans, cancelling physical participation in meetings, events, trade shows and conferences, and by implementing work-from-home policies. Embark may take further actions as required by governmental authorities or that Embark determines are in the best interests of its employees, users, and business partners. It is possible that governmental authorities in the U.S. or elsewhere may impose a vaccination mandate that could require some or all of our employees, contractors, and partners to be vaccinated against COVID-19 while in the workplace, subject to limited exceptions. Any vaccination mandates adopted by governmental authorities are outside of our control, and, although we cannot predict the full impact of such vaccination requirements on our business and on any of our suppliers or business partners, we believe that vaccination mandates could adversely affect our operations. For example, if a vaccination requirement were implemented that prevented us from working with unvaccinated drivers, our ability to ship freight and our ability to continue testing our truck technology, including our driver-out pilot program, could be disrupted, which could potentially cause a material adverse impact on our business and results of operations, and we may not be able to mitigate the effects of such disruption in a timely manner through the engagement of replacement drivers or otherwise. In addition, the business and operations of our suppliers and other business partners have also been adversely impacted by the COVID-19 pandemic and may be further adversely impacted in the future, which could result in delays in our ability to commercialize our autonomous trucking solutions. In addition, the business and operations of Embark’s suppliers and other business partners have also been adversely impacted by the COVID-19 pandemic and may be further adversely impacted in the future, which could result in delays in Embark’s ability to commercialize its autonomous trucking solutions. As a result of social distancing, travel bans, and quarantine measures, physical access to Embark’s facilities, users, management, support staff, and professional advisors has been limited, which in turn has impacted, and will continue to impact, its operations, and financial condition.
The COVID-19 pandemic has also resulted in global supply chain challenges, and during 2020 and 2021 we began to experience some supply chain disruptions. We have and may continue to encounter supply chain distributions, which in some instances have affected purchase order lead times for trucks and hardware components. In the future, we may experience supply chain disruptions from third party suppliers and any such supply chain disruptions could cause delays in our development timelines. These supply chain trends that originated during the pandemic could continue to persist and have long-lasting adverse impact on Embark independently of the progress of the pandemic. Any prolonged and significant supply chain disruptions could have a material adverse impact on Embark’s business, results of operations and financial condition.
The extent to which COVID-19 impacts the business, results of operations, and financial condition of Embark and its partners and users will depend on future developments, which are uncertain and cannot be predicted, including, but not limited to, the occurrence of future outbreaks from new variants, including the ongoing outbreak of the Omicron variant, duration and spread of such outbreaks, their severity, the actions to contain the virus or treat its impact, including the widespread acceptance and efficacy of vaccines, and how quickly and to what extent normal economic and operating conditions can resume. Even if the COVID-19 outbreaks subside, Embark may continue to experience materially adverse impacts to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.
Embark is also vulnerable to natural disasters and other calamities. Embark cannot assure you that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect Embark’s ability to provide services.
Embark has identified deficiencies that together constitute a material weakness in its internal control over financial reporting as of December 31, 2020 and 2021. If Embark fails to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Embark.
In connection with Embark’s financial statement close process for the years ended December 31, 2020 and 2021, Embark identified a number of deficiencies that, in combination, constitute a material weakness in the design and operating effectiveness of its internal control over financial reporting. The deficiencies Embark identified resulted from a lack of sufficient number of qualified personnel within its accounting and finance functions who possessed an appropriate level of expertise to effectively perform the following functions:
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identify, select and apply GAAP sufficiently to provide reasonable assurance that transactions were being appropriately recorded; and

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assess risk and design appropriate control activities over information technology systems and financial and reporting processes necessary to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to its consolidated financial statements that could not be prevented or detected on a timely basis.
If not remediated, these material weaknesses could result in material misstatements in Embark’s annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If Embark is unable to assert that its internal control over financial reporting is effective, or when required in the future, if Embark’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of Embark’s financial reports, the market price of our Class A common stock could be adversely affected and Embark could become subject to litigation or investigations by the stock exchanges, the SEC, or other regulatory authorities, which could require additional financial, compliance, and management resources.
With the oversight of senior management, Embark is in the process of developing a remediation plan and has engaged external advisors and consultants to assist with the implementation of the plan. The Company’s remediation efforts are focused on (i) hiring of personnel with technical accounting and financial reporting experience; (ii) implementation of improved accounting and financial reporting processes; and (iii) implementation of systems to improve the completeness, timeliness and accuracy of the Company’s financial reporting.
Embark believes the measures described above should remediate the material weakness identified and strengthen our internal control over financial reporting. The remediation initiatives outlined above are estimated to take place over the next 6 to 12 months. While Embark continues the challenging and costly process to implement our plan to remediate the material weakness, we cannot predict the success of such plan or the outcome of our assessment of this plan until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate. We can give no assurance that this implementation will remediate these deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future.
As a private company prior to the Business Combination, we were not required to establish and maintain public company-quality internal control over financial reporting. If Embark fails to establish and maintain proper and effective internal control over financial reporting as a public company, its ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in its financial reporting and the trading price of its shares may decline.
As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act (“Section 404”) requires that we evaluate and determine the effectiveness of our internal control over financial reporting. Additionally, once we no longer qualify as an “emerging growth company,” the independent public accounting firm will be required to deliver an attestation report on the effectiveness of our internal control over financial reporting. An adverse report may be issued in the event the independent public accounting firm is not satisfied with the level at which our controls are documented, designed or operating.
When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any additional material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is ineffective, or if the independent public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we could fail to meet our reporting obligations or be required to restate our financial statements for prior periods.

In addition, our internal control over financial reporting will not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If there are material weaknesses or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal control, investors may lose confidence in the accuracy and completeness of our financial reports and that could cause the price of our common stock to decline. In addition, we could become subject to investigations by the applicable stock exchange, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect our business.
We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the applicable stock exchange. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage our transition into a public company. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly, compared to expenses Embark incurred as a private company. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, its board committees or as executive officers.
Risks Related to Embark’s Intellectual Property, Information Technology and Data Privacy
Embark holds no patents on its products, and it may not be successful in its planned patent applications. Embark employs proprietary technology (know-how) and information that may be difficult to protect.
Embark currently relies heavily on trade secrets, proprietary know-how, and technology methods that it seeks to protect, in part, by confidentiality agreements. Embark cannot assure you that these agreements will not be breached, that it will discover any such breach, that it will have adequate remedies for any breach, or that its trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. Similarly, Embark cannot assure you that it has entered into such agreements with each party that has or may have had access to its trade secrets or proprietary information. Embark has limited control over the protection of trade secrets used by its third-party partners or suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs.
Embark currently does not hold patents from the U.S. Patent and Trademark Office (“USPTO”). Therefore, Embark’s success depends, in part, on its ability to keep competitors from reverse engineering its products, methods, know-how and to maintain trade secrecy and operate without infringing on the proprietary rights of third parties. If Embark’s trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, Embark could have no right to prevent them from using that trade secret to compete with it. If any of Embark’s trade secrets were to be disclosed (whether lawfully or otherwise) to or independently developed by a competitor or other third party, it could have a material adverse effect on its business, operating results and financial condition.
Embark cannot assure you that the patents of others will not have an adverse effect on its ability to conduct its business, that any of Embark’s trade secrets and applications will be protected, that it will develop additional proprietary technology (know-how) or methods that is defensible against theft or will provide Embark with competitive advantages or will not be challenged by third parties.
Embark plans in the future to apply for and obtain patents on its software and hardware products. To the extent Embark does so, Embark may need to engage in costly and time consuming activities to enforce such patents. Furthermore, there can be no assurance that any such patent applications will be granted or even that patents Embark does obtain will be sufficient to protect its intellectual property or will be issued in a timely fashion to deter infringement.
Embark may become subject to litigation brought by third parties claiming infringement, misappropriation or other violation by Embark of their intellectual property rights.
The industry in which Embark operates is characterized by a large number of patents, some of which may be of questionable scope, validity or enforceability, and some of which may appear to overlap with other issued patents. As a result, there is a significant amount of uncertainty in the industry regarding patent protection and infringement. In recent years, there has been significant litigation globally involving patents and other intellectual property rights. Third parties may in the future assert, that Embark has directly or indirectly infringed, misappropriated or otherwise violated their intellectual property rights. Embark may receive in the future, letters from third parties that identify patents owned by third parties and invite Embark to obtain licenses to such patents. In any such case Embark may decide to engage in licensing discussions.
Embark may not be able to obtain a commercially reasonable license or any license may not entirely resolve the potential risks of intellectual property infringement. As Embark faces increasing competition and as a public company, the possibility of intellectual property rights claims against Embark or its technology grows. Such claims and litigation may involve one or more of Embark’s competitors focused on using their patents and other intellectual property to obtain competitive advantage, technology companies with large patent portfolios in adjacent spaces or patent holding companies or other adverse intellectual property rights holders who have no relevant product revenue, and therefore Embark’s own pending patents and other intellectual property rights may provide little or no deterrence to these rights holders in bringing intellectual property rights claims against Embark. There may be intellectual property rights held by others, including issued or pending patents and trademarks, that cover significant aspects of Embark’s technologies or business methods, and Embark cannot assure you that it is not infringing or violating, and have not infringed or violated, any third-party intellectual property rights or that Embark will not be held to have done so or be accused of doing so in the future. In addition, because patent applications can take many years until the patents issue, there may be applications now pending of which Embark is unaware, which may later result in issued patents that Embark’s products may infringe. Embark expects that in the future it may receive notices that claim Embark or its collaborators have misappropriated or misused other parties’ intellectual property rights, particularly as the number of competitors in its market grows.
To defend itself against any intellectual property claims brought by third parties can be time-consuming for Embark and could result in substantial costs and a diversion of its resources. These claims and any resulting lawsuits, if resolved adversely to Embark, could subject it to significant liability for damages, impose temporary or permanent injunctions against its products, technologies or business operations, or invalidate or render unenforceable its intellectual property.
If Embark’s technology is determined to infringe a valid and enforceable intellectual property right, or if Embark wishes to avoid potential intellectual property litigation on any alleged infringement, misappropriation or other violation of third party intellectual property rights, Embark may be required to do one or more of the following: (i) cease development, sales, or use of its products that incorporate or use the asserted intellectual property right; (ii) obtain a license from the owner of the asserted intellectual property right, which may be unavailable on commercially reasonable terms, or at all, or which may be non-exclusive, thereby giving its competitors and other third parties access to the same technologies licensed to Embark; (iii) pay substantial royalties or other damages; or (iv) redesign Embark’s technology or one or more aspects or systems of its software or hardware to avoid any infringement or allegations thereof. The aforementioned options sometimes may not be commercially feasible and may materially adversely affect Embark’s business and/or negatively impact its reputation. Additionally, in Embark’s ordinary course of business, Embark may be called upon to indemnify its users, partners, and other commercial counterparties for any infringement arising out of their use of its technology, along with providing standard indemnification provisions, so Embark may face liability to its users, business partners or third parties for indemnification or other remedies in the event that they are sued for infringement arising from the use of its technology.
Embark may also in the future license third party technology or other intellectual property, and Embark may face claims that its use of such in-licensed technology or other intellectual property infringes, misappropriates or otherwise violates the intellectual property rights of others. In such cases, Embark will seek indemnification from its licensors. However, Embark’s rights to indemnification may be unavailable or insufficient to cover its costs and losses.
Embark utilizes open source software, which may pose particular risks to its proprietary software, technologies, products, and services in a manner that could harm its business.
Embark uses open source software in its products and services and anticipate using open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software products to publicly disclose all or part of the source code to such software product or to make available any modifications or derivative works of the open source code on open source terms or at no cost. This could result in Embark’s proprietary software being made available in source code form and/or licensed to others under open source licenses, which could allow Embark’s competitors or other third parties to Embark’s proprietary software freely without spending the development effort, and which could lead to a loss of the competitive advantage of its proprietary technologies and, as a result, sales of its products and services. The terms of many open source licenses to which Embark is subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on Embark’s ability to provide or distribute its products or services or retain ownership of its proprietary intellectual property. Additionally, Embark could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that Embark developed using such software, which could include Embark’s proprietary source code, or otherwise seeking to enforce the terms of, or alleging breach of, the applicable open source license. These claims could result in litigation and could require Embark to make its proprietary software source code freely available, purchase a costly license, or cease offering the implicated products or services unless and until Embark can re-engineer them to avoid breach of the applicable open source software licenses or potential infringement. This re-engineering process could require Embark to expend significant additional research and development resources, and Embark cannot guarantee that it will be successful.
Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and Embark cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title, non-infringement, or performance, cannot be eliminated, and could, if not properly addressed, negatively affect Embark’s business. Embark has processes to help alleviate these risks, including a review process for screening requests from Embark’s developers for the use of open source software, but Embark cannot be sure that all open source software is identified or submitted for approval prior to use in its products and services. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could adversely affect Embark’s ownership of proprietary intellectual property, the security of Embark’s vehicles, or its business, results of operations, and financial condition.
If Embark’s software contains serious errors or defects, Embark may lose revenue and market acceptance and may incur costs to defend or settle claims with its licensees, franchisees or other parties.
Software often contains errors, defects, security vulnerabilities or software bugs, some of which are difficult to detect and correct, particularly when first introduced or when new versions or enhancements are released. Despite internal testing, Embark’s software may contain serious errors or defects, security vulnerabilities or software bugs that Embark may be unable to successfully detect or correct in a timely manner or at all, which could result in security incidents, data breaches, vehicle safety issues, product liability claims, lost revenue, significant expenditures of capital, a delay or loss in market acceptance, and damage to Embark’s reputation and brand, any of which could adversely affect Embark’s business, results of operations, and financial condition.
Embark is exposed to, and may be adversely affected by, interruptions to its information technology systems and networks and sophisticated cyber-attacks.
Embark collects and maintains information in digital form that is necessary to conduct its business, and it relies on information technology systems and networks (“IT systems”) in connection with many of its business activities. Some of these networks and systems are managed by third-party service providers and are not under Embark’s direct control, and as a result, a number of third-party service providers may or could have access to its confidential information. Embark’s operations routinely involve receiving, storing, processing, and transmitting confidential or sensitive information pertaining to its business, users, dealers, suppliers, employees, and other sensitive matters, including intellectual property, proprietary business information, and personal information. It is critical that Embark does so in a secure manner to maintain the confidentiality and integrity of such confidential or sensitive information. Embark has established physical, electronic, and organizational measures designed to safeguard and secure its systems to prevent a data compromise, and relies on commercially available systems, software, tools, and monitoring to provide security for its IT systems and the processing, transmission, and storage of digital information. Despite the implementation of preventative and detective security controls, such IT systems are vulnerable to damage or interruption from a variety of sources, including telecommunications or network failures or interruptions, system malfunction, natural disasters, malicious human acts, terrorism, and war. Such IT systems, including Embark’s servers, are additionally vulnerable to physical or electronic break-ins, security breaches from inadvertent or intentional actions by Embark’s employees, third-party service providers, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering, and other means to affect service reliability and threaten the confidentiality, integrity, and availability of information).
Any future cyber incidents could materially disrupt operational systems, result in the loss of trade secrets or other proprietary or competitively sensitive information, compromise personally identifiable information regarding users or employees and jeopardize the security of Embark’s facilities. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. Embark can provide no assurance that its current IT systems, or those of the third parties upon which Embark relies, are fully protected against cybersecurity threats. It is possible that Embark or its third-party service providers may experience cybersecurity and other breach incidents that remain undetected for an extended period. Even when a security breach is detected, the full extent of the breach may not be determined immediately. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, Embark may be unable to anticipate these techniques or to implement adequate preventative measures. Information technology security threats, including security breaches, computer malware, and other cyber-attacks are increasing in both frequency and sophistication and could cause Embark to incur financial liability, subject Embark to legal or regulatory sanctions or damage its reputation with users, dealers, suppliers, and other stakeholders. Embark continuously seeks to maintain information security and controls, however its efforts to mitigate and address network security problems, bugs, viruses, worms, malicious software programs, and security vulnerabilities may not be successful and the impact of a material cybersecurity event could have a material adverse effect on its competitive position, reputation, results of operations, financial condition, and cash flows.
Any unauthorized control or manipulation of Embark’s systems could result in loss of confidence in Embark and its products.
Embark’s products contain complex information technology systems and are used to operate large physical machines carrying valuable cargo on roads that will include human drivers. Thus, the potential adverse effect to a successful hacking attack that permits an intruder to control some or all aspects of an AV-operated truck are particularly acute in Embark’s industry. While Embark has implemented security measures intended to prevent unauthorized access to its information technology networks, its products and their systems, malicious entities have reportedly attempted, and may attempt in the future, to gain unauthorized access to modify, alter and use such networks, products and systems to gain control of, or to change, Embark’s products’ functionality, user interface and performance characteristics or to gain access to data stored in or generated by its products. Embark encourages reporting of potential vulnerabilities in the security of its products and aims to remedy any reported and verified vulnerability. However, there can be no assurance that any vulnerabilities will not be exploited before they can be identified, or that Embark’s remediation efforts are or will be successful.

Any unauthorized access to or control of Embark’s software or the semi-trucks that are controlled by its software or their systems or any loss of data could result in legal claims or government investigations. In addition, regardless of their veracity, reports of unauthorized access to Embark’s products, their systems or data, as well as other factors that may result in significant adverse impact on Embark’s reputation, creating the perception that its products, their systems or data are capable of being hacked, may harm its business, results of operations and financial condition. Embark collects, processes, transmits, and stores personal information in connection with the operation of its business and is subject to various data privacy and consumer protection laws. The costs to comply with, or Embark’s actual or perceived failure to comply with, changing U.S. and foreign laws related to data privacy, security, and protection, such as the California Consumer Privacy Act, or contractual obligations related to data privacy, security, and protection, could adversely affect its financial condition, operating results, and reputation.
In operating its business and providing services and solutions to clients, Embark collects, uses, stores, transmits, and otherwise processes employee, partner, and client data, including personal data, in and across multiple jurisdictions. Embark uses the electronic systems of its Embark Driver and Embark Guardian Systems to log information about each equipped semi-truck’s use in order to aid Embark in vehicle diagnostics, repair, and maintenance, as well as to help it collect data regarding use patterns and preference in order to help it customize and optimize the driving and riding experiences. When Embark-equipped semi-trucks are in operation, the camera, LiDAR, and other sensing components of Embark’s semi-trucks will collect street view, mapping data, landscape images, and other sensor information, which may include personal information such as license plate numbers of other vehicles, GPS data, geolocation data, in order to train the data analytics and artificial intelligence technology equipped in its semi-trucks for the purpose of identifying different objects, and predicting potential issues that may arise during the operation of Embark’s semi-trucks. To the extent that Embark inadvertently collects additional personal data, it may become subject to additional regulatory requirements.
The regulatory framework for data privacy, protection, and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. In particular, some of these laws and regulations may require Embark to store certain categories of data collected from individuals residing in a jurisdiction only on servers physically located in such jurisdiction, and may further require Embark to conduct security assessments and/or adopt other cross-border data transfer mechanisms in order to transfer such data outside of such jurisdiction. With the continuously evolving and rapidly changing privacy regulatory regime, Embark’s ability to freely transfer data among its affiliates and with its partners in different jurisdictions may be impeded, or Embark may need to incur significant costs in order to comply with such requirements. In addition, the number of high-profile data breaches at major companies continues to accelerate, which will likely lead to even greater regulatory scrutiny.
The U.S. federal government and various states and governmental agencies also have adopted or are considering adopting various laws, regulations, and standards regarding the collection, use, retention, security, disclosure, transfer, and other processing of sensitive and personal information. In addition, many states in which Embark operates have laws that protect the privacy and security of sensitive and personal information. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international, or other state laws, and such laws may differ from each other, which may complicate compliance efforts. For example, California enacted the California Consumer Privacy Act of 2018 (the “CCPA”) on June 28, 2018, which came into effect on January 1, 2020. The CCPA creates individual privacy rights for California residents and increases the privacy and security obligations of entities handling personal data of California consumers and meeting certain thresholds. Failure to comply with the CCPA may result in attorney general enforcement action and damage to Embark’s reputation. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that result in the loss of certain types of personal information. This private right of action may increase the likelihood of, and risks associated with, class action data breach litigation. In addition, the CCPA’s restrictions on “sales” of personal information may restrict Embark’s use of cookies and similar tracking technologies for advertising purposes. To the extent the CCPA applies to Embark, CCPA will increase its compliance costs and potential liability. In addition, many similar laws have been proposed at the federal level and in other states. For instance, the state of Nevada recently enacted a law that went into force on October 1, 2019 and requires companies to honor consumers’ requests to no longer sell their data.

Violators may be subject to injunctions and civil penalties of up to $5,000 per violation. New legislation proposed or enacted in Illinois, Massachusetts, New Jersey, New York, Rhode Island, Washington, and other states, and a proposed right to privacy amendment to the Vermont Constitution, imposes, or has the potential to impose, additional obligations on companies that collect, store, use, retain, disclose, transfer, and otherwise process confidential, sensitive, and personal information, and will continue to shape the data privacy environment throughout the U.S. State laws are changing rapidly and there is discussion in Congress of a new federal data protection and privacy law to which Embark could become subject if it is enacted. All of these evolving compliance and operational requirements impose significant costs that are likely to increase over time, may require Embark to modify its data processing practices and policies, and may divert resources from other initiatives and projects. Furthermore, non-compliance with data privacy laws and regulations, or a major breach of Embark’s network security and systems, could have serious negative consequences for its businesses and future prospects, including possible fines, penalties, and damages, reduced customer demand for autonomous vehicle technology, and harm to its reputation and brand, all of which may have a material and adverse impact on its business, financial condition, and operating results.
Embark outsources important aspects of the storage, processing, and transmission of personal information, and thus relies on third parties to manage functions that have material cybersecurity risks. In an attempt to address these risks, Embark may require third-party service providers who handle personal information to sign confidentiality agreements or data processing agreements (if required by applicable data privacy laws), which would contractually require them to safeguard personal information to the same extent that applies to Embark, and in some cases Embark requires such service providers to complete information security questionnaires, quality verification questionnaires, or undergo third-party security examinations or provide data security certifications or security audit results. However, Embark cannot assure that these contractual measures and other safeguards will adequately protect it from the risks associated with the storage and transmission of the personal information of its users, employees, drivers, and passengers.
Many statutory requirements include obligations for companies to notify individuals of security breaches involving certain personal information, which could result from breaches experienced by Embark or its third-party service providers. For example, laws in all 50 U.S. states and the District of Columbia require businesses to provide notice to consumers whose personal information has been disclosed as a result of a data breach. These laws are not consistent, and compliance in the event of a widespread data breach is difficult and may be costly. Moreover, states have been frequently amending existing laws, requiring attention to changing regulatory requirements. Embark also may be contractually required to notify users or other counterparties of a security breach. Although Embark may have contractual protections with its third-party service providers, contractors, and consultants, any actual or perceived security breach could harm its reputation and brand, expose it to potential liability or require it to expend significant resources on data security and in responding to any such actual or perceived breach. Any contractual protections Embark may have from its third-party service providers, contractors or consultants may not be sufficient to adequately protect it from any such liabilities and losses, and Embark may be unable to enforce any such contractual protections.
In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time. In addition, Embark partners, OEMs or suppliers may be located in other jurisdictions, such as the European Union, that have more stringent privacy regulations that they seek to impose upon Embark through data protection agreements, flowdown provisions or other contractual mechanisms. These and other industry or extraterritorial standards may legally or contractually apply to Embark, or Embark may elect to comply with such standards. Embark expects that there will continue to be new proposed laws and regulations concerning data privacy and security, and Embark cannot yet determine the impact such future laws, regulations, and standards may have on its business. New laws, amendments to or re-interpretations of existing laws, regulations, standards, and other obligations may require Embark to incur additional costs and restrict its business operations. Because the interpretation and application of laws, regulations, standards, and other obligations relating to data privacy and security are still uncertain, it is possible that these laws, regulations, standards, and other obligations may be interpreted and applied in a manner that is inconsistent with Embark’s data processing practices and policies or the features of its products and services. If so, in addition to the possibility of fines, lawsuits, regulatory investigations, public censure, other claims and penalties and significant costs for remediation and damage to its reputation, Embark could be required to fundamentally change its business activities and practices, which could adversely affect its business. Embark may be unable to make such changes and modifications in a commercially reasonable manner, or at all. Any inability to adequately address data privacy or security-related concerns, even if unfounded, or to comply with applicable laws, regulations, standards, and other obligations relating to data privacy and security, could result in additional cost and liability to Embark, harm its reputation and brand, damage its relationship with important clients, and affect its financial condition, operating results, and its reputation.
Also, Embark enters into contracts with third parties (such as its partners and clients) that contain provisions regarding the collection, sharing, and processing of personal information. Although Embark endeavors to comply with its contractual and other privacy-related obligations, it may at times fail to do so or be alleged to have failed to do so. In addition, from time to time, concerns may be expressed about whether Embark’s products and services compromise the privacy of clients and others. Any concerns about Embark’s data privacy and security practices (even if unfounded), or any failure, real or perceived, by Embark to comply with its privacy policies, contractual obligations, or any legal or regulatory requirements, standards, certifications, or orders, or other privacy or consumer protection-related laws and regulations applicable to it, could cause its clients to reduce the use of its technology and could affect its financial condition, operating results, and its reputation, and may result in governmental or regulatory investigations, enforcement actions, regulatory fines, criminal compliance orders, litigations, breach of contract claims, or public statements against Embark by government regulatory authorities, its partners and/or clients, data subjects, consumer advocacy groups, or others, all of which could be costly and have an adverse effect on its business.
Furthermore, enforcement actions and investigations by regulatory authorities related to data security incidents and privacy violations continue to increase. Non-compliance could result in proceedings against Embark by data protection authorities, governmental entities or others, including class action privacy litigation in certain jurisdictions, which would subject it to significant fines, penalties, judgments, and negative publicity, and may otherwise affect its financial condition, operating results, and its reputation. Given the complexity of operationalizing data privacy and security laws and regulations to which Embark is subject, the maturity level of proposed compliance frameworks and the relative lack of guidance in the interpretation of the numerous requirements of data privacy and security laws and regulations to which Embark is subject, Embark may not be able to respond quickly or effectively to regulatory, legislative, and other developments, and these changes may in turn impair its ability to offer its existing or planned products and services and/or increase its cost of doing business. In addition, if Embark’s practices are not consistent or viewed as not consistent with legal and regulatory requirements, including changes in laws, regulations, and standards or new interpretations or applications of existing laws, regulations and standards, Embark may become subject to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, all of which may affect its financial condition, operating results, and its reputation. Unauthorized access or disclosure of personal or other sensitive or confidential data (including data about third parties), whether through systems failure, employee negligence, fraud, or misappropriation, by Embark, its service providers or other parties with whom Embark does business (if they fail to meet the standards Embark imposes, or if their systems on which its data is stored experience any data breaches or security incidents) could also subject Embark to significant litigation, monetary damages, regulatory enforcement actions, fines, and criminal prosecution in one or more jurisdictions.
Risks Related to Regulations
Embark operates in a highly regulated industry and increased costs of compliance with, or liability for violation of, existing or future regulations could have a materially adverse effect on Embark’s business.
The United States Department of Transportation (“USDOT”) and various state and local agencies exercise broad powers over Embark’s business, generally governing such activities as authorization to engage in motor carrier operations, safety and insurance requirements. Given the evolving nature of autonomous vehicle technology, Embark may become subject to new or more restrictive regulations relating to its technology, or other matters affecting safety or operating methods. Other agencies, such as the United States Environmental Protection Agency (“EPA”), and the United States Department of Homeland Security, also may regulate Embark’s operations and technology or the shipping industry generally. Future laws and regulations may be more stringent and require changes to Embark’s operating practices, influence the demand for transportation services, or require Embark to incur significant additional costs.

The costs of complying with safety regulations could increase as regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry. As the semi-trucks that carry Embark’s systems go into production, Embark or vehicles equipped with its equipment could be subject to existing stringent requirements under the National Traffic and Motor Vehicle Safety Act of 1966 (the “Vehicle Safety Act”), including a duty to report, subject to strict timing requirements, safety defects, and to undertake remedial actions under certain circumstances. The Vehicle Safety Act imposes potentially significant civil penalties for violations including the failure to comply with such reporting actions. Embark or vehicles equipped with its equipment could also be subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act (the “TREAD Act”), which requires motor vehicle equipment manufacturers, such as Embark, to comply with “Early Warning” requirements by reporting certain information to the National Highway Traffic Safety Administration (the “NHTSA”) such as information related to defects or reports of injury. The TREAD Act imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. If Embark cannot rapidly address any safety concerns or defects with its products, its business, results of operations, and financial condition will be adversely affected.
A federal regulatory regime for vehicle automation safety does not exist, but the USDOT issued guidance in 2016 suggesting, but not requiring, that manufacturers of Automated Driving Systems voluntarily provide public documentation covering topics such as how automated systems detect objects on the road, how information is displayed to drivers, what cybersecurity measures are in place and the methods used to test the design and validation of autonomous driving systems. If the obligations associated with complying with safety regulations guidance expand and become mandatory, or if related safety regulations are promulgated and prescribe specific features or engineering approaches that differ from Embark’s development plans, this may require increased resources, divert management’s attention and adversely affect Embark’s business.
From time to time, various federal, state, or local taxes are increased, including taxes on fuels. Embark cannot predict whether, when, or in what form, any such increase may be applied to Embark’s partners, but such an increase could adversely affect Embark’s revenues or profitability, if such taxes result in overall decrease in miles driven by Embark’s partners.
Embark is subject to substantial private and/or public regulations, including regulations governing autonomous and commercial vehicles, and unfavorable changes to, or failure by Embark to comply with, these regulations could substantially harm its business and operating results.
Commercial vehicles are subject to substantial regulation under international, federal, state, and local laws. Regulations designed to govern autonomous vehicle operation, testing and/or manufacture are still developing and may change significantly. These regulations could include requirements that significantly delay or narrowly limit the commercialization of autonomous vehicles, limit the number of autonomous vehicles that Embark can host on its platform, impose restrictions on the number of vehicles in operation and the locations where they may be operated or impose significant liabilities on manufacturers or operators of autonomous vehicles or developers of autonomous vehicle technology. If regulations of this nature are implemented, Embark may not be able to commercialize its autonomous vehicle technology in the manner Embark expects, or at all. The costs of complying with such regulations could be prohibitive and prevent Embark from operating its business in the manner Embark intends, or its potential inability to comply with such regulations may expose it or its partners to the risk of substantial fines or penalties. Conversely, existing regulations may be tailored for human operated motor vehicles and may not permit the use of fully autonomous vehicle technology for certain classes of vehicles or may otherwise restrict the use of such vehicles. For example, 49 CFR §392.22 is a federal regulation that would require a human operator to place hazard signals in specified locations away from a vehicle in the event of a breakdown.
In addition, industry groups involving competitors and other technology stakeholders may promulgate certifications and standards as the autonomous vehicle industry matures and the standards for use of the technology become more standard. Such industry regulation may create the standard for liability in civil claims or may create self-certification requirements Embark needs to meet in order to market or operate its technology. There is no guarantee that Embark will be included in such industry activities or that Embark will be able to comply with industry standards that may develop over time.

Further, Embark is subject to international, federal, state, and local laws and regulations, governing pollution, protection of the environment, and occupational health, and safety, including those related to the use, generation, storage, management, discharge, transportation, disposal, and release of, and human exposure to, hazardous and toxic materials. Such laws and regulations have tended to become more stringent over time.
Fines, penalties, costs, liabilities or the negative perception of failing to meet industry standards associated with such regulations, industry standards or laws, including as a result of Embark’s failure to comply, could be substantial, and could adversely impact its business, prospects, financial condition, and operating results.
The trucking industry is subject to economic, business and regulatory factors that are largely beyond Embark’s and its partners’ control, any of which could have a material adverse effect on the operations of its partners and ultimately on Embark.
The trucking industry is highly cyclical, and the business of Embark’s partners is dependent on a number of factors that may have a negative impact on Embark’s results of operations, many of which are beyond Embark’s and its partners’ control. Any conditions that negatively impact the trucking industry could ultimately impact demand for Embark’s technology. Embark believes that some of the most significant of these factors are economic changes that affect supply and demand in transportation markets such as:
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recessionary economic cycles;

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changes in the inventory levels and practices of Embark’s partners’ customers, including shrinking product/package sizes, and in the availability of funding for their working capital;

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excess truck capacity in comparison with shipping demand;

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Increases in fuel or equipment prices, which may impact Embark’s partners’ ability to invest in its technology;

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industry compliance with ongoing regulatory requirements; and

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downturns in business cycles of Embark’s partners’ customers, including as a result of declines in consumer spending.

Additionally, economic conditions that decrease shipping demand or increase the supply of available tractors and trailers can exert downward pressure on rates and equipment utilization, thereby decreasing asset productivity. The risks associated with these factors are heightened when the U.S. economy is weakened. Some of the principal risks during such times are as follows:
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trucking industry may experience low overall freight levels, which may impair demand for Embark’s technology;

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certain of Embark’s partners’ customers may face credit issues and cash flow problems that may lead to payment delays, increased credit risk, bankruptcies and other financial hardships that could result in even lower freight demand;

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freight patterns may change as supply chains are redesigned, resulting in an imbalance between the geographies Embark’s technology is optimized to cover and its customers’ freight demand; and

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Embark’s partners’ customers may solicit bids for freight from multiple trucking companies or select competitors that do not use its technology in an attempt to lower their costs or due to concerns about AV technology.

Embark’s partners may be subject to cost increases outside its control that could materially reduce demand for its technology. Such cost increases include, but are not limited to, increases in fuel prices, driver and office employee wages, purchased transportation costs, interest rates, taxes, tolls, license and registration fees, insurance, revenue equipment and related maintenance, tires and other components and healthcare and other benefits for Embark’s employees.
In addition, events outside Embark’s control, such as deterioration of U.S. transportation infrastructure and reduced investment in such infrastructure, strikes or other work stoppages at customer, port, border or other shipping locations, armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state or heightened security requirements could lead to wear, tear and damage to Embark’s or its customers’ equipment, reduced economic demand and freight volumes, reduced availability of credit, increased prices for fuel or temporary closing of the shipping locations or U.S. borders. Such events or enhanced security measures in connection with such events could negatively impact Embark’s partners and ultimately Embark.
Seasonality and the impact of weather can affect Embark’s revenues and/or profitability.
Truck transportation productivity generally decreases during the winter season because inclement weather impedes operations and some shippers reduce their shipments. At the same time, operating expenses generally increase, with harsh weather creating higher accident frequency, increased claims and more equipment repairs. The trucking industry can also suffer short-term impacts from weather-related events such as hurricanes, blizzards, ice-storms, and floods that could harm Embark’s results or make its results more volatile. As Embark’s anticipated pricing model is based in part on the number of miles driven using its technology, reduced mileage due to seasonality may negatively impact Embark’s top and/or bottom line.
Embark’s partners may incur additional operating expenses or liabilities as a result of potential future requirements to address climate change issues.
As global warming issues become more prevalent, federal, state and local governments, as well as some of Embark’s customers, have made efforts to respond to these issues. This increased focus on sustainability may result in new legislation or regulations and customer requirements that could negatively affect Embark’s partners and ultimately Embark as additional costs may be required to make changes to comply with any new regulations or customer requirements. Legislation or regulations that potentially impose restrictions, caps, taxes, or other controls on emissions of greenhouse gases such as carbon dioxide, a by-product of burning fossil fuels such as those used by semi-trucks, could adversely affect the competitiveness of truck freight relative to other freight transport options. Any increases to the cost structure of Embark’s carrier partners could have a negative impact on the adoption of its technology and ultimately its revenues. More specifically, legislative or regulatory actions relating to climate change could adversely impact Embark by increasing its partners fuel costs and reducing fuel efficiency and could result in the creation of substantial additional capital expenditures and operating costs in the form of taxes, emissions allowances, or required equipment upgrades. Any of these factors could impair Embark’s partners’ operating efficiency and productivity and result in higher operating costs. These additional costs, changes in operations, or loss of revenues could have a material adverse effect on Embark’s business, financial condition and results of operations. In addition, Embark may become subject to such climate change regulations itself to the extent market forces require Embark to serve as a shipper using its R&D fleet.
The operations of Embark’s partners are subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.
Embark’s partners are subject to various environmental laws and regulations dealing with the handling of hazardous materials, underground fuel storage tanks, and discharge and retention of storm-water. In addition, Embark’s partners operate in industrial areas, where truck terminals and other industrial activities are located, and where groundwater or other forms of environmental contamination could occur and Embark may grow its own facilities in similar areas to the extent market forces call on Embark to grow its R&D semi-truck fleet or to acquire real estate associated with its Transfer Hub Network. The use of Embark’s technology in these environments may involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others. If Embark’s technology is involved in a spill or other accident involving hazardous substances, it could have a materially adverse effect on its reputation and ultimately business and operating results.
Additional Risks Related to Ownership of Common Stock
The price of Embark’s Class A common stock and warrants may be volatile.
The price of Embark’s Class A common stock, as well as its warrants, may fluctuate due to a variety of factors, including:

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changes in the industries in which Embark and its customers operate;

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developments involving Embark’s competitors;

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changes in laws and regulations affecting Embark’s business;

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variations in Embark’s operating performance and the performance of its competitors in general;

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actual or anticipated fluctuations in Embark’s quarterly or annual operating results;

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publication of research reports by securities analysts about Embark or its competitors or its industry;

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the public’s reaction to Embark’s press releases, its other public announcements and its filings with the SEC;

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actions by stockholders, including the sale by the PIPE Investors of any of their shares of common stock;

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additions and departures of key personnel;

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commencement of, or involvement in, litigation involving Embark;

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changes in Embark’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of common stock available for public sale; and

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general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability, inflation and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our Class A common stock and warrants regardless of our operating performance.
Embark does not intend to pay cash dividends for the foreseeable future.
Embark currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as the board of directors deems relevant.
If analysts do not publish research about Embark’s business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.
The trading market for our Class A common stock depends in part on the research and reports that analysts publish about its business. Embark does not have any control over these analysts. If one or more of the analysts who cover Embark downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of its common stock would likely decline. If few analysts cover us, demand for Embark’s Class A common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.
Embark may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our Class A common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Embark has been and may be the target of this type of litigation in the future. Securities litigation against Embark could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Future resales of common stock may cause the market price of securities to drop significantly even if Embark’s business is doing well.
Pursuant to the Sponsor Support Agreement, the Sponsor and its permitted transferees who agree to be bound by the applicable provisions of the Sponsor Support Agreement, and pursuant to the Bylaws, the holders (initially the Embark Stockholders) of shares of Class A common stock and Class B common stock issued as consideration in the Merger are, subject to certain limited exceptions, in each case, contractually restricted from selling or transferring any of such Founder Shares or such shares of common stock issued as consideration in the Merger (the Founder Shares and such shares issued as consideration in the Merger, the “Lock-up Shares”). With respect to the Sponsor and its permitted transferees who agree to be bound by the applicable provisions of the Sponsor Support Agreement, such lock-up ends on the earlier of (A) one year after November 10, 2021 or (B) (x) the date on which the last sales price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after November 10, 2021, or (y) the date on which Embark completes a liquidation, merger, capital stock exchange, reorganization or similar transaction that results in Embark stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Following the expiration of such lockup, the parties subject to such lock-up will not be restricted from selling shares of Embark’s Class A or Class B common stock held by them, other than by applicable securities laws. Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock subject to limited exceptions, such as certain transfers effected for estate planning purposes. As such, sales of a substantial number of shares of Embark’s Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could have the effect of increasing the volatility in Embark’s share price or could reduce the market price of its common stock. Upon the Closing, the Sponsor and the Embark Stockholders collectively owned approximately 91% of Embark’s outstanding common stock which are subject to such lockup.
In addition, as of December 31, 2021 there were warrants to purchase 23,153,266 shares of Embark’s Class A common stock at an exercise price of $11.50 per share, which warrants became exercisable on December 10, 2021. To the extent such warrants are exercised, additional shares of Embark’s Class A common stock will be issued, which will result in dilution to the holders of its Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Embark’s Class A common stock.

THE COMMITTED EQUITY FINANCING
On May 27, 2022, we entered into the Purchase Agreement with Cantor establishing the Facility. Pursuant to and subject to the conditions set forth in the Purchase Agreement, beginning on the date of this prospectus (the “Commencement Date”), we have the right from time to time at our option to direct Cantor to purchase up to 30,000,000 shares of our Class A common stock. Sales of our Class A common stock to Cantor under the Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Class A common stock and determinations by us regarding the use of proceeds from any sale of such Class A common stock. The net proceeds from any sales under the Facility will depend on the frequency with, and prices at, which the Class A common stock are sold to Cantor. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and other general corporate purposes. Additionally, we may use a portion of the net proceeds to us for acquisitions of or investments in businesses, technologies, or other assets. We may also use the net proceeds to refinance or to repay outstanding indebtedness or consummate stock repurchases. Pending other uses, we intend to invest the net proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the net proceeds invested will yield a favorable return.
In accordance with our obligations under the Purchase Agreement, we have filed the registration statement of which this prospectus forms a part in order to register: (i) the 450,000 Upfront Commitment Fee shares that we issued to Cantor as consideration for its execution and delivery of the Purchase Agreement on the Closing Date and (ii) the resale by Cantor of up to 30,000,000 shares of Class A common stock, consisting of shares of Class A common stock that we may elect, in our sole discretion, to issue and sell to Cantor, from time to time from and after the Commencement Date under the Purchase Agreement. Unless earlier terminated, the Purchase Agreement will remain in effect until the earliest to occur of (i) the first (1st) day of the month next following the 36-month anniversary of the effectiveness of the registration statement, (ii) the date on which Cantor has purchased the Total Commitment pursuant to the Purchase Agreement, (iii) the date on which our Class A common stock fails to be listed or quoted on Nasdaq or any alternative market, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any Person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors (the “Termination Provisions”).
Under applicable Nasdaq rules, in no event may we issue to Cantor more than 19.99% of the total number of our Class A common stock that were outstanding immediately prior to the execution of the Purchase Agreement, unless we obtain prior shareholder approval (the “Exchange Cap”). In addition, Cantor is not obligated to buy any Class A common stock under the Purchase Agreement if such shares, when aggregated with all other Class A common stock then beneficially owned by Cantor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Cantor beneficially owning Class A common stock in excess of 4.99% of our outstanding shares of Class A common stock (the “Beneficial Ownership Limitation”).
The Purchase Agreement and Cantor Registration Rights Agreement contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

VWAP Purchase of Shares of Class A common stock Under the Purchase Agreement
From and after the Commencement Date, we will have the right, at any time we do not have material non-public information, but not the obligation, from time to time at our sole discretion, until the earliest to occur of the Termination Provisions, to direct Cantor to purchase a number of Shares equal to the applicable VWAP Purchase Share Amount, not to exceed the applicable VWAP Purchase Maximum Amount, at the applicable VWAP Purchase Price therefor on such VWAP Purchase Date in accordance with the Purchase Agreement (each such purchase, a “VWAP Purchase”) by delivering written notice to Cantor (such notice, a “VWAP Purchase Notice”) on any trading day, so long as all Class A common stock subject to all prior VWAP Purchases by Cantor have previously been delivered to Cantor.
The maximum number of Class A common stock that Cantor is required to purchase in any single VWAP Purchase under the Purchase Agreement is equal to the lessor of:
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a number of shares of Class A common stock which, when aggregated with all other shares of Class A common stock then beneficially owned by Cantor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by Cantor of more than the Beneficial Ownership Limitation; and

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a number of shares equal to (a) the VWAP Purchase Share Percentage multiplied by (b) the total number (or volume) of shares of Class A common stock traded on the Principal Market (or, if the Class A common stock is then listed on an Alternate Market, on such Alternate Market) during the applicable VWAP Purchase Period on the applicable VWAP Purchase Date for such VWAP Purchase; and

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the number of shares of Class A common stock constituting a good faith estimate by the Company of the number of shares that the Investor shall have the obligation to buy pursuant to the VWAP Purchase Notice.

The per share purchase price for the Class A common stock that we elect to sell to Cantor in a VWAP Purchase pursuant to the Purchase Agreement, if any, will be equal to ninety-seven percent (97.0%) of the VWAP over the applicable period on such VWAP Purchase Date for such VWAP Purchase (such price, the “VWAP Purchase Price”); provided, however, that if we deliver, and Cantor accepts, a VWAP Purchase Notice in respect of more than twenty percent (20.0)% of the volume of the shares of Class A common stock (the “VWAP Purchase Share Percentage”), the VWAP Purchase Price shall instead be calculated using the lower of: (i) the VWAP over the applicable period on such VWAP Purchase Date for such VWAP Purchase; and (ii) the lowest reported price for any trade in excess of 100,000 shares of Class A common stock (a “Block”) sold on such Trading Day following the delivery and acceptance of such VWAP Purchase Notice for a VWAP Purchase Share Request Percentage in excess of the VWAP Purchase Share Percentage. Notwithstanding the foregoing, if the price of the Class A common stock falls below a threshold price determined by us (which shall be equal to the greater of (i) ninety percent (90.0%) of the last closing trade price on the Trading Day immediately preceding the VWAP Purchase Date or (ii) such higher price as set forth by the Company in the VWAP Purchase Notice), the VWAP Purchase Price shall be calculated using the VWAP for the Class A common stock during the portion of the applicable trading day during for which the price is not below the threshold price, and, as applicable, using the Block with the lowest price that is not below the threshold price.
We define “VWAP” as, for the Class A common stock for a specified period, the dollar volume-weighted average price for the Class A common stock, as reported by Bloomberg through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period. There is no upper limit on the price per share that Cantor could be obligated to pay for Class A common stock we elect to sell to Cantor in any VWAP Purchase under the Purchase Agreement.
At or prior to 5:30 p.m., New York City time, on the VWAP Purchase Date for each VWAP Purchase, Cantor will provide us with a written confirmation for such VWAP Purchase setting forth the applicable VWAP Purchase Price per share to be paid by Cantor and the total aggregate VWAP Purchase Price to be paid by Cantor for the total number of Class A common stock purchased by Cantor in such VWAP Purchase.

The payment for, against delivery of, Class A common stock purchased by Cantor in a VWAP Purchase under the Purchase Agreement is required to be fully settled by 5:00 p.m., New York City time, on the second (2nd) trading day following the applicable date of such VWAP Purchase Date, or, if any shares of Class A common stock are received by Cantor after 1:00 p.m., New York City time on the third (3rd) trading day following the trading day on which Cantor received all of the shares of Class A common stock for the VWAP Purchase, but not later than 5:00 p.m., New York City time, on such next trading day, as set forth in the Purchase Agreement.
Conditions Precedent to Commencement and Each VWAP Purchase
Our right to commence delivering VWAP Purchase Notices under the Purchase Agreement and Cantor’s obligation to accept VWAP Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Class A common stock in VWAP Purchases under the Purchase Agreement, are subject to the initial satisfaction, at the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, which conditions include, among others, the following:
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the accuracy in all material respects of the representations and warranties of the Company and Cantor included in the Purchase Agreement;

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us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement and the Cantor Registration Rights Agreement to be performed, satisfied or complied with by us;

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the registration statement that includes this prospectus having been declared effective under the Securities Act, and Cantor being able to utilize this prospectus to resell all of the Upfront Commitment Fee shares and the Class A common stock included in this prospectus;

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the absence of any material misstatement or omission in the registration statement that includes this prospectus;

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this prospectus, the Current Report, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act having been filed with the SEC;

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the Class A common stock not having been suspended by the SEC, the Principal Market or FINRA and there not having been imposed any suspension of, or restriction on, accepting additional deposits of Class A common stock by the depository;

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no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

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customary bankruptcy-related conditions; and

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the receipt by Cantor of customary legal opinions, auditor comfort letters and bring-down legal opinions, and auditor comfort letters as required under the Purchase Agreement.

Termination of the Purchase Agreement
Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:
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the first (1st) day of the month next following the 36-month anniversary of the Effective Date of the Initial Registration Statement ;

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the date on which Cantor has purchased the Total Commitment pursuant to the Purchase Agreement;

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the date on which our Class A common stock fails to be listed or quoted on Nasdaq or any alternative market; and

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the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any Person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon three (3) trading days’ prior written notice to Cantor. We and Cantor may also terminate the Purchase Agreement at any time by mutual written consent. Cantor also has the right to terminate the Purchase Agreement upon three (3) trading days’ prior written notice to us, but only upon the occurrence of certain customary events as listed in the Purchase Agreement. No termination of the Purchase Agreement by us or by Cantor will become effective prior to the second trading day immediately following the date on which any pending (or not fully settled) VWAP Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending (or not fully settled) VWAP Purchase, and both we and Cantor have agreed to complete our respective obligations with respect to any such pending (or not fully settled) VWAP Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Upfront Commitment fee payment or our or Cantor’s respective rights or obligations under the Cantor Registration Rights Agreement, which will survive any termination of the Purchase Agreement.
No Short-Selling or Hedging by Cantor
Cantor has agreed that neither it nor any entity managed or controlled by it, will engage in or effect, directly or indirectly, for its own principal account or for the principal account, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Class A common stock or (ii) hedging transaction, which establishes a net short position with respect to the Class A common stock, during the term of the Purchase Agreement.
Effect of Sales of Our Class A common stock under the Purchase Agreement on Our Shareholders
The Class A common stock being registered for resale in this offering may be issued and sold by us to Cantor from time to time at our discretion over a period until the earliest to occur of the Termination Provisions. The resale by Cantor of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Class A common stock to decline and to be highly volatile. Sales of our Class A common stock, if any, to Cantor under the Purchase Agreement will be determined by us in our sole discretion and will depend upon market conditions and other factors. We may ultimately decide to sell to Cantor all, some or none of the Class A common stock that may be available for us to sell to Cantor pursuant to the Purchase Agreement. If we elect to sell Class A common stock to Cantor pursuant to the Purchase Agreement, after Cantor has acquired such shares, Cantor may resell all, some or none of such Class A common stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Class A common stock from Cantor in this offering at different times will likely pay different prices for those Class A common stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors — Risks Related to the Committed Equity Financing — Investors who buy Class A common stock from the Shareholder at different times will likely pay different prices.”
Investors may experience a decline in the value of the Class A common stock they purchase from Cantor in this offering as a result of future sales made by us to Cantor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of Class A common stock to Cantor under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Class A common stock or the mere existence of our arrangement with Cantor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
Because the purchase price per share to be paid by Cantor for the Class A common stock that we may elect to sell to Cantor under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A common stock during the applicable period for each VWAP Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of Class A common stock that we will sell to Cantor under the Purchase Agreement, the actual purchase price per share to be paid by Cantor for those Class A common stock, or the actual gross proceeds to be raised by us from those sales, if any. As of May 20, 2022, there were 367,870,430 shares of Class A common stock outstanding. Assuming a price per Class A common stock of $1.50, the closing price of our common stock on May 27, 2022, we may receive up to $43.7 million in aggregate gross proceeds from the Shareholder under the Purchase Agreement in connection with sales of our Class A common stock to the Stockholder pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of share of our Class A common stock sold and the price at which the shares of Class A common stock are sold.
If all of the 30,000,000 shares of our Class A common stock offered for resale by Cantor under this prospectus were issued and outstanding as of May 20, 2022, such Class A common stock would represent approximately 7.5% of the total number of our Class A common stock outstanding.
The number of shares of Class A common stock ultimately offered for sale by Cantor for resale under this prospectus is dependent upon the number of shares of Class A common stock, if any, we ultimately sell to Cantor under the Purchase Agreement. Further, if and when we elect to sell shares of Class A common stock to Cantor pursuant to the Purchase Agreement, after Cantor has acquired such shares, Cantor may resell all, some or none of such shares of Class A common stock at any time or from time to time in its discretion and at different prices.
The issuance of our shares of Class A common stock to Cantor pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of shares of Class A common stock that our existing shareholders own will not decrease, the shares of Class A common stock owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of Class A common stock after any such issuance.
The following table sets forth information at varying purchase prices assuming we sell all 30,000,000 shares of Class A common stock to Cantor under the Purchase Agreement:
Assumed Trading Price of Class A common stock	Purchase Price for Class A common stock Sold Under the Facility(1)
$1.50(2)	$43.7 million
$2.50	$72.8 million
$5.00	$145.5 million
$7.50	$218.3 million
$10.00	$291.0 million

(1)
Purchase prices represent the illustrative aggregate purchase price to be received from the sale of all of the shares of Class A common stock issued and sold to the Shareholder under the Facility, multiplied by the VWAP Purchase Price, assuming for illustrative purposes that the VWAP Purchase Price is equal to 97% of the assumed trading price of Class A common stock listed in the first column.

(2)
Represents the closing price of our Class A common stock on Nasdaq on May 27, 2022.

USE OF PROCEEDS
All of the shares of Class A common stock offered by the Shareholder will be solely for the Shareholder’s account. Embark will not receive any of the proceeds from these sales. Assuming a price per share of Class A common stock of $1.50, the closing price of our common stock on May 27, 2022, we may receive up to $43.7 million in aggregate gross proceeds from the Shareholder under the Purchase Agreement in connection with sales of our Class A common stock to the Stockholder pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of share of our Class A common stock sold and the price at which the shares of Class A common stock are sold.
We intend to use any proceeds from the Facility for working capital and other general corporate purposes. Additionally, we may use a portion of the net proceeds to us for acquisitions of or investments in businesses, technologies, or other assets. We may also use the net proceeds to refinance or to repay outstanding indebtedness or consummate stock repurchases. Pending other uses, we intend to invest the net proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the net proceeds invested will yield a favorable return. We will have broad discretion in the way we use these proceeds. See “Risk Factors — Risks Related to the Committed Equity Financing — We may use proceeds from sales of our Class A common stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.”
The Shareholder will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by the Shareholder in disposing of its shares of Class A common stock, and Embark will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of its counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which shares of Class A common stock may be sold by the Shareholder under this prospectus.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND INFORMATION
Market Price of Embark’s Class A Common Stock
Trading of Embark’s Class A common stock began on Nasdaq on November 11, 2021, under the ticker symbol “EMBK” for Class A common stock. On May 27, 2022, the closing sale price of Embark’s Class A common stock was $1.50 per share.
Dividend Policy
Embark has not paid any cash dividends on its common stock to date and prior to the Business Combination, NGA had not paid any dividends on its ordinary shares. The payment of cash dividends in the future will be dependent upon Embark’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of Embark’s board of directors. Embark’s ability to declare dividends may be limited by the terms of financing or other agreements entered into by it or its subsidiaries from time to time.

BUSINESS
Overview of Embark
Embark develops technologically advanced autonomous driving software for the truck freight industry and offers a carefully constructed business model that is expected to provide the industry with the most attractive path to adopting autonomous driving. Specifically, Embark has developed a SaaS platform designed to interoperate with a broad range of truck OEM platforms, forgoing complicated and logistically challenging truck building or hardware manufacturing operations in favor of focusing on a superior driving technology. At scale, domestic shippers and carriers will be able to access Embark technology via a subscription software license selected as an option at the time they specify the build of new semi-trucks.
Headquartered in San Francisco, California, Embark’s history as the industry’s longest running autonomous truck driving program is replete with technological firsts that include, but are not limited to:
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the first coast-to-coast autonomous truck drive,

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the first to reach 100,000 autonomous miles on public roads, and

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the first to successfully open autonomous transfer points for human AV hand off.

Embark’s founding team includes roboticists and its broader team includes numerous computer scientists, many with advanced degrees and experience at other leading robotics and autonomous vehicle companies and academic programs.
Embark has also spent considerable time and effort developing its business model. Embark is initially deploying its leading-edge technology in a very focused manner, by targeting freight highway miles between transfer points located next to metropolitan areas in the lower “Sunbelt” region of the U.S. and leaving the “last mile” of driving to and from the transfer points to the industry’s highly skilled human drivers. Embark’s strategy is distinct from other industry players seeking to provide more complicated “end to end” autonomous driving solution that would entirely displace human drivers and potentially place these companies in competition with the industry’s carriers.
Embark’s business model focus does not come at any significant commercial expense for Embark’s stockholders because the serviceable market Embark is targeting is significant. Embark currently targets the rapidly growing $730 billion U.S. truck freight market, and builds technology to target 236 billion serviceable miles within this market. The industry has faced significant pressures from the growth of e-commerce and the well-documented shortage of skilled drivers, and therefore has powerful incentives to adopt autonomous driving solutions to both improve capacity and reduce costs. In addition, Embark’s cooperative model has already had traction with many of the industry’s leading shippers and carriers.
Embark believes the freight truck market is poised for a dramatic sea change that will result in an industry that is more profitable, less polluting and provides a more humane lifestyle for its skilled drivers thanks to autonomous driving technology.
Embark Can Address Many Challenges Faced by The Truck Freight Industry
Embark believes its offerings are well timed and will be attractive to a truck freight market that is under significant cost and capacity pressures including:
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Driver Shortages.   Carriers are facing driver shortages, particularly on long haul routes, as a result of an aging workforce and truck drivers’ preference for local routes that permit them to remain close to home. The American Trucking Association reported a shortage of 80,000 truck drivers in 2021, which is expected to reach a shortage of 160,000 drivers by 2030. As a result of this shortage, thousands of trucks have the potential to be left “against the fences” at large carriers.

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Economics.   The truck freight industry is largely fragmented and highly price competitive. As a result, the market tends to be characterized by operating margins for incumbent carriers that are typically below 10%. Labor costs are the largest component of the per mile cost structure, representing 44% of total per mile semi-truck operating costs in 2021 according to the American Transportation Research Institute.

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Operational Safety.   Operational safety remains a significant obstacle for carriers. According to the NHTSA, there were approximately 4,895 deaths in 2020 and 119,000 crashes causing injuries in 2019 that involved heavy trucks. In addition to loss of life, automotive accidents involving large trucks account for significant financial loss as a result of damaged and destroyed cargo.

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Evolving Consumer Demands.   According to the American Trucking Association, freight volumes are expected to grow 28% between 2021 and 2032. In addition, the continued growth of e-commerce is driving expected delivery times down, requiring faster and more efficient delivery.

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Environmental Sustainability.   The EPA estimates that truck freight accounted for 26% of automotive and over 7% of total greenhouse gas emissions in the U.S. in 2020. Carriers and shippers are increasingly focused on reducing carbon emissions associated with fleet operations.

Embark’s Solutions to the Industry’s Challenges
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Software Solution for Long Haul Trucking.   Embark directly addresses driver shortage with a per-mile software license that can assist in the navigation of a carrier-owned, Embark-equipped OEM truck from its origin to destination. Implementation of Embark’s software will improve human driver quality of life by allowing drivers to service primarily local routes with Embark technology used to service long-haul portions of existing freight networks operated by carrier partners.

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Compelling Economics For Nearly Any Carrier.   Embark believes that its autonomous driving solution provides compelling economics for carrier partners. Embark’s technology is designed to work on a wide range of semi-trucks through its proprietary Embark Universal Interface (“EUI”) technology. As a result, carriers can use the Embark technology to operate trucks for longer hours, with estimated annual revenue per truck meaningfully increased no matter what brand of trucks the carriers prefer.

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Improved Safety.   A majority of all motor vehicle accidents are caused by human error. Autonomous driving directly addresses accidents involving large trucks that are attributable to human error. To date, Embark trucks have driven over one million “real world” miles without a USDOT reportable safety incident.

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Improved Speed of Delivery.    USDOT regulations limit the time humans can drive trucks to 11 hours of operation per day. Autonomous vehicles have the potential to dramatically increase daily driving time and improve delivery speed.

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Improved Fleet Utilization.   Autonomous vehicles that may be operated continuously allow carriers to “unlock” usage from their existing truck fleets during periods of the day that human drivers may not be able to drive. Increased utilization may permit carriers to own fewer trucks to serve the same demand, reducing their costs.

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Improved Sustainability.   Autonomous driving may improve fuel efficiency, due to better speed management, supporting carrier and shipper sustainability objectives.

Embark’s History
Founded in 2016, Embark is the longest-running self-driving truck program in the world. Since inception, Embark’s mission has been to make roads safer and freight more reliable and Embark has already achieved a number of key milestones, positioning it for success within the autonomous trucking market:
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In 2017, Embark completed the first coast-to-coast autonomous truck drive and was the first autonomous trucking company to bring together a shipper and carrier at a transfer point;

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In 2018, Embark completed 100,000 miles of operations and completed the first fully autonomous trip from Los Angeles to Phoenix without any intervention;

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In 2019, Embark opened the world’s first transfer points in Los Angeles and Phoenix and began moving freight for Fortune 500 companies;

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In 2020, Embark introduced Embark Guardian, providing 24/7 monitoring and remote assistance capabilities;

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In March 2021, Embark became the first autonomous vehicle company to introduce OEM-agnostic compatibility, through the Embark Universal Interface product;

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In April 2021, Embark launched the Partner Development Program with several partners including HP, Anheuser-Busch InBev, Werner, Mesilla Valley Transportation, and Bison Transport;

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On September 14, 2021, Embark announced a joint initiative with HP Inc. (“HP”), a leading provider of personal computers and associated accessories, to launch an electric truck drayage pilot.

In the pilot, local loads will be hauled to and from Embark’s highway-adjacent transfer points using electric trucks operated by human drivers, while the longer middle segment of the haul is completed autonomously by trucks equipped with Embark’s Driver software. Embark and HP intend to evaluate the fuel efficiency improvements and emissions reductions that may be realized from the adoption of long-haul autonomous trucks and EV drayage;
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On September 16, 2021, Embark announced a partnership with Ryder Systems, Inc. (“Ryder”), a leading provider of freight management and fleet supply chain solutions, intended to evaluate and launch a nationwide network of up to 100 Embark transfer points over the next five years. The parties will study a model in which Ryder will provide yard operations, maintenance, and fleet management to support a coast-to-coast autonomous network for Embark fleet partners. Initially, the partnership will focus on developing select sites in key freight markets in California, Arizona, Texas, Georgia, Tennessee, and Florida, through which Embark plans to begin hauling loads in early 2022 in preparation for its expected commercial launch in 2024;

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On September 21, 2021, Embark announced a collaboration with ZF Group (“ZF”) a leading provider of truck parts to major truck OEMs, to test and validate the integration of ZF’s ReAX adaptive steering technology with EUI. Successful integration is expected to help make EUI compatible across multiple OEM platforms, which in turn is expected to facilitate adoption of EUI;

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On September 21, 2021, Embark announced a collaboration with Cummins Inc. (“Cummins”), a leading powertrain provider in the trucking industry, to test EUI with Cummins’ automated driving system interface. Successful development would permit Embark technology to take advantage of Cummins’ advanced ADEPTTM powertrain/engine features, which are anticipated to be available to multiple OEMs, including improved fuel efficiency and performance;

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On September 22, 2021, Embark announced a strategic advisory board to accelerate the commercialization of its self-driving technology. The board includes six distinguished trucking and supply chain executives that will guide Embark’s rapid business expansion. Members of the board include Jonathan B. DeGaynor (President and Chief Executive Officer, Stoneridge, Inc.), Rich J. Freeland (Former Chief Operating Officer, Cummins), David A. Jackson (President and Chief Executive Officer, Knight Transportation), Terry S. Kline, (Former Chief Information Officer, Navistar), Michele S. Meyer (Former President and Senior Vice President, Snacks Operating Unit, General Mills), and Michael K. Pigors (Former Region President, US Domestic and US International Operations, FedEx);

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On October 28, 2021, Embark announced that DHL Supply Chain, the North American contract logistics leader within Deutsche Post DHL, is a member of the PDP and is part of the initial cohort that participated in Embark’s ongoing reservation program. DHL brings unique insight to the PDP, with extensive and global expertise across all modes, and a history of implementing innovative technologies to improve operational efficiency and solve supply chain challenges. Within the PDP, DHL and Embark conducted a detailed network analysis to begin planning for key factors in deployment, such as determining which lanes to prioritize, where delivery times could be accelerated, and calculating truck volume needs, among other considerations;

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On November 3, 2021, Embark announced a partnership with Luminar to equip Embark’s truck fleet with Luminar’s long-range lidar. This partnership allows Embark to continue pursuing an asset-light go-to-market approach, focusing on delivering the best software for autonomous trucking while working with partners like Luminar to utilize the best hardware for autonomous trucks;

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On November 10, 2021, Embark announced that it completed its previously announced business combination with Northern Genesis Acquisition Corp. II. The combined company was renamed

“Embark Technology, Inc.” and its shares commenced trading under the ticker “EMBK” on the Nasdaq Global Market (“Nasdaq”) on November 11, 2021;
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On December 9, 2021, Embark announced it expanded operations into Texas and opened a new autonomous trucking hub to accommodate its rapid growth in the U.S. Sunbelt. In announcing the Texas expansion, Embark also announced the launch of a new autonomous trucking lane between Houston and San Antonio as well as a research partnership with the Texas A&M Engineering Experiment Station to utilize their state-of-the-art test track, and plans to work closely with the Center for Autonomous Vehicles and Sensor Systems (CANVASS);

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On January 13, 2022, Embark announced a roadmap to develop and deploy technology that would allow Embark-equipped trucks to operate autonomously in snowy conditions. Embark has a significant advantage when it comes to addressing roads in snowy conditions. The Company’s proprietary and patent-pending Vision Map Fusion (“VMF”) technology allows Embark-equipped autonomous trucks to operate even when the surrounding terrain has been altered by snowfall. Embark has been conducting winter road data collection to develop enhanced perception capabilities using VMF that would enable the Embark Driver to safely navigate snowy and wet conditions. Embark announced the completion of this testing on March 29, 2022, finding that, based on Embark’s proprietary analysis, Embark’s technology is expected to permit delivery within acceptable shipper delivery windows in 90% of anticipated snowy conditions;

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On January 31, 2022, Embark announced the appointment of Stephen Houghton as Chief Operating Officer. As COO, Mr. Houghton will leverage his extensive experience as an autonomous vehicle executive to guide Embark through rapid hiring, establish rigorous business operations, and oversee Embark’s growth in new markets including Texas as Embark scales up in preparation for the targeted commercial deployment of the Embark Driver in 2024;

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On February 8, 2022, Embark announced the launch of the Truck Transfer Program, intended to give Knight-Swift and its drivers direct access to Embark’s technology. The Truck Transfer Program marks the first public initiative through which a US carrier will directly own and maintain an Embark-equipped truck, which is a major step to the purchase and ownership of Embark-equipped trucks by carriers;

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On February 28, 2022, Embark announced a strategic partnership with Alterra Property Group, LLC, one of the largest real estate investment companies in the US focused on industrial outdoor storage properties, to identify and launch transfer point sites across the U.S. Sunbelt. These new transfer points will increase the reach of the Embark Coverage Map and enable new autonomous trucking lanes as Embark prepares for commercial deployment of its technology in 2024;

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On April 22, 2022, Embark released its inaugural ESG Report, highlighting its initiatives in 2021 to prioritize safety and sustainability as it commercializes autonomous trucks. Initiatives include partnering with HP, Inc. to reduce HP's diesel emissions, collaborating with the Arizona Department of Transportation to improve highway work zone safety, and its Company-level Objective and Key Result to prioritize diversity, equity, and inclusion; and

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On May 6, 2022, Embark announced a partnership with U.S. Xpress (“Xpress”), a provider of capacity solutions that include dedicated fleet servicing and OTR and brokerage solutions. Xpress joined the PDP and plans to add its terminals to the Embark Coverage Map. The Xpress partnership will prepare the nationwide terminal network for autonomous transfer points.

Our People and Values
Embark’s employees and its culture have been key to its success and will continue to be the driving force of its expected success going forward. Embark views its culture and values as major differentiators for its business outcomes and for its continued ability to attract world-class technologists, as well as corporate operations staff.
Embark’s path to a more safe, efficient, and rewarding trucking industry is rooted in its core values:
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Collegiality;

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Reliability;

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Impact Orientation;

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Transparency and Openness; and

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Safety.

As of March 31, 2022, Embark had 303 employees and eight contractors. Prior to joining Embark, many of its employees had prior experience working for a wide variety of reputed technology organizations.
Embark’s employees are at the center of its operating model and Embark has invested in building a strong relationship with its team. Embark continually strive to maintain a culture that promotes productivity, learning, development and positivity. Throughout its interview processes and as employees onboard, Embark stresses the importance for each employee to be entrepreneurial in shaping a positive culture at Embark and to make a conscious effort to create an environment of inclusion and belonging. Embark’s expectation is that its employees bring a positive presence to the team every day, and Embark has been successful in finding and building a team that believes in this vision.
Embark’s Business Model and Go-To-Market Strategy
Embark’s business model offers meaningful operational savings to carriers and shippers — collaborating rather than competing with carriers. To date, while not generating any revenue, Embark has completed hundreds of hauls with many major companies and has leveraged that experience into designing its business model and commercialization plans. Embark intends to make its technology available as a SaaS subscription on an OEM platform-agnostic basis, meaning that carriers will be able to subscribe to the Embark software for any new vehicles from any truck brand in their fleets. Embark believes this model will deliver compelling benefits across the entire trucking ecosystem by:
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Improving economics and alleviating driver shortages for carriers;

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Increasing fuel economy, reducing emissions and improving reliability, sustainability and safety for shippers;

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Providing an attractive cost of entry to autonomous vehicle technology without disrupting shippers’ or carriers’ truck preferences or supply chains; and

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Permitting Embark to focus on its area of expertise — autonomous driving development — while the rest of the ecosystem can specialize on the areas they excel in, including logistics and manufacturing.

SaaS Focus
Embark partners with carriers and private fleets, who will pay a per-mile license fee for Embark’s software, which varies based on distance. In return, carriers and private fleets realize significant per-mile savings offered by the Embark Driver. This software focus is expected to allow Embark to scale rapidly by leveraging significant investments by carriers in trucks. Carrier investment significantly outpaces the resources of any single AV trucking player and Embark estimates that the top 100 carriers spend over $16.8 billion on new trucks annually based on an assumed 25% annual fleet turnover and an average truck price of $150,000.
In addition, by partnering with carriers as a software provider rather than competing with them by running its own freight network, Embark is able to leverage the expertise of its carrier partners while focusing on developing and maintaining state-of-the-art software. Furthermore, Embark expects to benefit from compelling SaaS economics including high margins, recurring revenues and economies of scale due to the increased demand for truck freight.
Embark may also seek revenue via ancillary channels, such as specialized hardware, maintenance and other services required as necessary to support its SaaS license model. Embark’s commercial model does not rely on revenue generated from OEMs and Embark has not entered into any agreement with an OEM to date that would provide for a revenue share for vehicles sold with Embark’s technology.

Platform Agnostic Technology
Through EUI, Embark is able to address the reality that most major carriers run mixed fleets. Embark estimates that nearly 90% of the top 25 carriers run fleets with trucks provided by at least two OEMs and 50% run fleets with trucks provided by at least three OEMs. Ultimately, OEMs source components from multiple suppliers and carriers make final selections with regard to truck specifications as illustrated below:
Embark has engaged with all four major U.S. OEMs for many years, monitoring each manufacturer’s progress toward the development of proprietary “drive-by-wire” platforms that permit trucks to be controlled using electronic — rather than mechanical — control components. Drive-by-wire is an important advancement that facilitates the adoption of software-controlled semi-trucks. In connection with these OEM efforts, Embark has developed the EUI with flexible interfaces that are easily configured to integrate with each OEMs drive-by-wire platform. Embark expects that OEMs will ship their first trucks with redundant drive-by-wire platforms in the near future and is in close contact with OEMs as they select and source relevant sensor and compute options to be made available to carriers when they purchase new trucks. As with other components, Embark expects OEMs to move toward offering multiple AV options to carriers and has designed the EUI to address this eventual development.
Phased Rollout of Multiple Onboarding Methods
Embark expects to deploy its technology in two phases: (1) Phase 1 targeting the Sunbelt states, which see approximately 90 billion semi-truck miles annually, which is estimated based on the Freight Analysis Framework produced through a partnership between the Bureau of Transportation Statistics and the Federal Highway Administration and (2) Phase 2 targeting all of the lower 48 states, which see approximately 300 billion semi-truck miles annually. Embark’s coverage map includes the full set of locations to which Embark Driver equipped trucks are able to travel. Embark is adding two types of locations to its coverage map, enabling two route models:
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Truck stops, which act as ideal transfer points that can be used by all carriers; and

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Highway-adjacent shipper locations, which allow Embark Driver-enabled trucks to travel direct-to-customer

Two Phase Rollout

Phase 1: Sunbelt 2024+
Phase 2: Lower 48 2026+
~210 Billion Incremental Semi-Truck Miles
~90 Billion Semi-Truck Miles

Two Route Models

TRANSFER POINT
Customer Facilities
Drayage "last mile"
Transfer Point
Drayage "first mile"
Autonomous Highway Segment
Transfer Point
DIRECT TO CUSTOMER
Customer Facilities
Human Driver
Autonomous Driving

With the transfer point model, Embark is able to focus on highway operations — the middle-mile — while Embark’s carrier partners conduct the first and last-mile portions with human drivers. These points will be located at existing facilities (e.g., truck stops) to provide a Day 1 drop-in solution for customers. Embark pioneered the transfer point model in 2017, partnering with Frigidaire and Ryder to deliver shipments. Since 2017, Embark has refined operations and now conducts multiple weekly shipments between Los Angeles and Phoenix on its research and development (“R&D”) truck fleet, demonstrating proof of concept and paving the way for commercialization and revenue generating operations in the future. However, Embark has not earned any revenue to date, and has incurred net losses of $21.5 million and $124.2 million for the years ended December 31, 2020 and 2021, respectively.
In conjunction with transfer points, Embark will offer direct-to-customer freight lanes for customers who already move a significant amount of freight on Embark’s network. In addition, PDP partners will work with Embark to refine and scale Embark’s software and support services. Embark has conducted network assessments for twelve major carriers and Fortune 500 shippers spanning the retail, consumer packaged goods and automotive verticals who are committed to making self-driving freight operations a reality.
Offering two route methods addresses the economic reality of truck freight. Last mile transfers are projected to be economical for carriers shipping on lanes over 300 miles, whereas direct-to-customer transfers are expected to be economical for lanes in excess of 100 miles. By offering multiple route models, Embark is able to expand potential coverage for shippers and carriers and meet each of their specific needs.
Embark’s Technology
Embark’s technology solutions are designed to support the seamless integration of autonomous trucks into existing carrier fleets with the goal of alleviating the driver shortage, improving competitiveness for shippers, and improving unit economics for ecosystem participants. Its technology stack consists of three critical components including the Embark Driver, the EUI, and the Embark Guardian. Together, these products make for a comprehensive, performant, and reliable freight solution, from sourcing, to driving, and support. Embark aims to showcase a L4 driverless solution in 2023 followed by plans to scale commercial operations throughout the Southwestern U.S. in 2024.

Products
Embark’s technology ecosystem is grounded in three key components: Embark Driver, EUI and Guardian.
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Embark Driver — Level 4 autonomous trucking software, available as a per mile subscription, safely and reliably pilots a carrier-owned, Embark-equipped OEM truck between designated transfer points within the Embark coverage map. The Embark Driver is a SaaS product that is continually improved from real world data using Embark’s active learning system, which automatically learns from the most relevant data that Embark-driven trucks encounter in the real world. The software was developed by Embark’s leading team of roboticists and machine learning engineers to have advanced prediction and planning capabilities, including an up to 60 second prediction horizon and the ability to simulate up to 1,200 scenarios involving the actions and interactions of the truck with road traffic. The Embark Driver software also utilizes proprietary Vision Map Fusion and scene understanding techniques that make it more capable of responding to real world driving conditions than systems that are reliant on mapping technology alone. These capabilities, amongst many others in Embark’s technology stack, facilitate a safe and efficient driving experience.

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Embark Universal Interface — A set of standardized self-driving components and the flexible interfaces necessary for major truck OEMs (Volvo, Daimler, Navistar and PACCAR) to permit easy integration of Embark’s autonomous technology onto their vehicle platforms. Embark understands that its shipper and carrier customers value the opportunity to source trucks from different vendors and Embark’s strategy is to provide a path for AV adoption across a diversified fleet. EUI achieves compatibility, reliability, and safety through a two part design — the component package and the interface package:

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The EUI component package includes a specification for a standardized set of sensors and computer systems so that the Embark Driver software can process road data from truck platforms with different characteristics in the same way. The component package consists of cameras, LiDARs, radars, GNSS, and IMUs, as well as the associated compute systems, which were selected following thorough testing procedures and analysis with the goal of achieving optimal performance and redundancy for a highly capable, safe, and reliable L4 autonomous truck solution.

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The EUI interface package consists of APIs that permit the Embark Driver software to interface with the EUI component package and the drive-by-wire system of any major OEM platform. By providing a standardized set of APIs, the Embark Driver software is truly “platform agnostic,” meaning it can control a diverse set of platforms provided the platform can interoperate with the EUI interface package. This allows for direct communication to and control of any EUI-compatible truck’s steering, braking, and throttle actuators, as well as to the trucks’ telematics, power chassis, and HVAC.

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Embark Guardian — The Guardian application is a SaaS-based autonomous fleet management solution that provides a visualization and monitoring interface to carriers as well as over-the-air updates, remote vehicle monitoring, remote vehicle assist, dispatching, and access to real-time data such as weather and construction. Embark Guardian permits operators to receive live camera and other feeds from the truck to observe performance and issues that may arise during autonomous driving. As a result, Embark Guardian is designed to provide carriers with the ability to seamlessly deploy and manage a fleet of autonomous trucks within their existing networks and can permit Embark to integrate more deeply into the operations of carrier partners to maximize value.

Features
In addition to its core technology components, Embark has developed proprietary technical features that support the Embark Driver. These include:
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Vision Map Fusion — Using proprietary techniques, Vision Map Fusion uses a non-linear optimization approach to fuse local data at the truck with global map geometry, enabling real-time map corrections. For example, Vision Map Fusion permits the truck to detect and react to road condition changes, such as work zones, in real time even if the truck’s map data doesn’t show these conditions. Real-time map corrections to account for local conditions allow for improved accuracy and robustness of near field lane geometry estimation, while also unifying the corrected near field topology with the far field map to create a static scene used in downstream operations. This means that Embark’s self-driving system is less map reliant and more capable of handling the constantly changing road environment. The ability of Vision Map Fusion to update and correct map errors in real time can facilitate safer, more scalable and more efficient operations compared to alternative map-centric approaches.

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Active Learning — Embark’s Active Learning system uses real world situations to rapidly improve performance. The Active Learning system applies a proprietary cloud-based selection engine to uploaded fleet data. The selection engine identifies “edge cases” from the truck’s real world driving data involving driving, road, weather, and/or other conditions that provide rich learning opportunities for Embark Driver’s artificial intelligence so that these edge cases can be studied to improve the Driver capabilities. The Active Learning system operates by uniformly sampling and analyzing the driver data for road and driving characteristics identified by Embark’s learning model as most beneficial to improving the Driver software’s performance. With the most valuable data automatically identified, Embark focuses the labeling and training efforts in a way to provide the quickest, most effective feedback loop for the Embark Driver to improve performance.

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Interactive Planning with Data Driven Predictions — The Embark Driver employs intelligent, adaptive prediction techniques to generate the best plan for each moment after simulating numerous potential scenarios and applying a prediction engine that looks into many potential future outcomes. At present, the Embark planning engine is capable of simulating up to 1,200 scenarios per second, using this information to build an up to 60 second planning horizon in which it looks ahead to see many possible outcomes from each potential driving decision. Using these data driven analytical models, the Embark Driver is able to accurately predict the actions of other road users and predict the optimal behavior in challenging driving situations. This allows the system to understand and account for real world driving conditions, such as cut-ins or sudden stops by other vehicles, and otherwise drive safely in busy traffic conditions.

Embark’s Partners and Ecosystem
Embark operates in an ecosystem consisting of shippers, carriers, OEMs, component part suppliers, and truck stop operators. Embark believes that its solutions provide meaningful benefits to all existing ecosystem players. Embark’s PDP prepares carriers to own and operate Embark autonomous trucks. In October 2021, Embark announced that carriers participating in Embark’s PDP have placed a combined 14, 200 reservations for Embark-equipped autonomous trucks.
Carriers
Through its PDP, Embark has partnered with carriers to develop its offering and demonstrate proof of concept. To date, Embark has entered into non-binding agreements with over a half-dozen carriers and shippers to prepare for deployment and scaling of Embark Driver. Embark has already worked with these partners to analyze their transportation networks at a lane level and develop tactical plans for transitioning existing freight volume from manually driven trucks to Embark autonomous trucks operated by partner carriers. Through these relationships, Embark is able to leverage the decades-long truck freight expertise of its carrier partners in optimizing its autonomous vehicle technology and business model. We believe the commitment in time and resources from some of the nation’s largest carriers demonstrates the potential value these partners see in adopting Embark Driver.
Embark estimates that these existing partners operate approximately 39,000 trucks and purchase approximately 9,000 trucks annually. Embark believes that its current carriers reflect a tiny fraction of the overall demand for its technology.
Shippers
In addition to partnering with carriers, Embark has fostered relationships with shippers across industry verticals such as retail, e-commerce, CPG and automotive, in order to seek to ensure an Embark Driver that works across industry verticals. These shippers form the transportation demand that carriers fulfill. Embark’s autonomous vehicle technology provides meaningful benefits to shippers such as a reduction in CO2 emissions, an increase in speed and an improvement in safety. By engaging with shippers and carriers, Embark expects to facilitate the development of commercial scale for its technology.
OEMs
Embark’s relationships with OEMs have allowed it to develop the EUI. Each of the four major truck OEMs for the U.S. market are in the process of developing drive-by-wire platforms. Based on its relationships with each OEM, Embark anticipates that the EUI will be available for specification by carrier purchasers, similar to how OEMs provide optionality with respect to engine, brake and telematics solutions.
Real Estate Partners
Embark is working closely with a number of real estate partners such as truck stop operators and industrial real estate investment trusts to create a nationwide network of transfer hubs to support carriers who will operate the Embark Driver. By leveraging the existing real estate footprint of freight ecosystem partners, which is already aligned to trucking industry needs, Embark is able to significantly decrease the time, energy and cost required to build out this transfer point network. In addition to serving the core transfer point function, Embark is also working with its real estate partners to make important ancillary services such as fuel, maintenance and dispatch support available to carriers who will operate the Embark Driver.
The Traditional Truck Freight Industry2
Overview of the Freight Market.   The American Trucking Association estimates that the U.S. truck freight market represents approximately $730 billion of value annually. This value is underpinned by an estimated 300 billion total miles driven in 2020 based on data from the Freight Analysis Framework of the Bureau of Transportation Statistics and the Federal Highway Administration. Routes can vary significantly in both distance and total tonnage per year. Embark estimates that of the 300 billion freight truck miles driven in the U.S. in 2020, over 200 billion miles are economically appealing for automation. Beyond 2020, the USDOT estimates that U.S. truck freight miles have a long-term growth potential of 1.6% per year, based on the average expected growth from 2015 – 2040.
Key Constituents in the Truck Freight Market.   The Class 8 truck industry is composed of component parts (tier 1) suppliers, OEMs, carriers, shippers and truck stops/depots. The OEMs manufacture Class 8 trucks and integrate component parts from tier 1 suppliers. Tier 1 suppliers manufacture a variety of traditional Class 8 truck components for OEMs, including hardware and sensors. Carriers acquire fleets of Class 8 trucks which they deploy to move the freight cargo of shippers, who hire carriers to move their freight cargo. Furthermore, Embark believes truck stops and depots can be an important aspect of the autonomous trucking market as they create an expansive transfer point network of highway-adjacent parking for driverless trucks to transfer trailers to human drivers for pick-up and delivery.
Dynamics In Producing Class 8 Commercial Trucks.   A Class 8 commercial truck, or “semi-truck”, is composed of a tractor unit towing one or more trailers. Standard 53 foot trailers lack a power mechanism and must be attached to a tractor unit in order to be moved. The EPA classifies Heavy Duty Class 8 trucks as semi-trucks weighing in excess of 33,000 pounds. The maximum allowable road weight for fully loaded semi-trucks is 80,000 pounds in the U.S. The total cost of a semi-truck typically ranges from $100,000 to $200,000. Trailers are produced in various types and sizes, serving different purposes. The most common trailer in the U.S. is the 53 foot dry van trailer, with other varieties including intermodal and refrigerated or “reefer” trailers.
The market dynamics of Class 8 trucks differ significantly from those in the passenger car industry. When building a Class 8 truck, OEMs multi-source parts from several suppliers to provide a menu of potential options to carriers. On the basis of the OEM’s specific menu of options, carriers specify for the OEM what components to include in the Class 8 truck, often selecting several components from different suppliers. Consequently, the carriers are the ultimate decision makers within the Class 8 truck industry with respect to vehicle design and component inclusion. This differs from the passenger car market where the majority of these decisions are made by the OEM.
Characteristics of Existing Carrier Fleets.   In addition to multi-sourcing at the component level, carriers within the Class 8 truck industry generally multi-source from several OEMs, with nearly 90% of the top 25 carriers running fleets with Class 8 trucks from two OEMs and approximately 50% running fleets comprised of trucks from three or more OEMs. Embark believes that carriers will opt to continue operating mixed fleets in the future, benefiting market participants that are OEM agnostic.
Trucking’s Role in the Freight Market.   According to the American Trucking Association, trucking represents approximately 80% of the U.S. freight market primarily due to its distinct blend of flexibility, cost, and speed relative to alternative transportation modes. Rail (9% of the U.S. freight market) is generally lower cost than truck freight on a per mile basis, but lacks the operational speed and flexibility to reach the breadth of delivery locations that semi-trucks are able to serve, adding time to the overall delivery process. This dynamic makes rail generally less suitable for same and next day shipping and renders it incapable of first and last mile delivery. Air freight (3% of the U.S. freight market) is attractive for specific use cases such as same and next day shipping due to its superior speed, but its significantly higher cost and larger carbon footprint makes it unattractive in many circumstances. Embark believes that the steady growth of the market and tailwinds from industry trends such as same and next day shipping will drive a further shift in demand for truck freight over rail and air.

“Middle Mile” Truck Freight.   A large component of the $730 billion U.S. truck freight market is “middle mile” (long haul). Long haul trucking generally occurs over long stretches of interstate highways. These routes tend to be relatively concentrated along a handful of well-defined commercial corridors which span the U.S. with just 10% of the nation’s trade corridors accounting for nearly 80% of all transported goods.
Truck Freight Industry Characteristics.   While trucking is the most frequently utilized mode of freight transportation, the industry is currently characterized by low levels of technological differentiation between carriers, minimal barriers to entry, and high levels of price competition. As a result, the market tends to be characterized by operating margins for incumbent carriers that are typically below 10%.
Truck Freight Industry is Highly Fragmented.   The Class 8 truck market is highly fragmented with respect to carriers. The top 100 carriers in the U.S. represent only 13% of that market, based on data provided by the Federal Motor Carrier Safety Administration and Transport Topics as well as an assumption of 89,358 annual miles per truck. As a result, consolidation within the industry is anticipated and could be accelerated by alleviating the driver shortage with autonomous trucking solutions.
The Current Economic Model of Truck Freight.   The cost of labor has rapidly increased as a percentage of the per mile truck freight cost structure. According to the American Transportation Research Institute, labor costs now represent 44% of total per mile semi-truck operating costs. Labor costs are the largest component of the per mile cost structure and are 106% greater than fuel costs, which represent the second largest per mile cost. These labor costs are not inclusive of costly driver training and retention expenses, which only further increase truck freight costs.
Semi-truck Driver Shortages.   The truck freight industry is currently experiencing severe driver shortages. The American Trucking Association reported a shortage of 80,000 truck drivers in 2021, which is expected to rise to 160,000 drivers by in 2030. Furthermore, the demographics of the industry are exacerbating the problem as only 21% of drivers are 20-34 years old (as compared to 40% in 1994) and the average age of drivers has risen to 55 years old. The lack of youth within the existing workforce should only cause the driver shortage to expand over time. Lastly, the challenging lifestyle of the industry has caused annual driver turnover to increase to approximately 90% according to the American Trucking Association. As a result, autonomous trucking solutions have become paramount to the health and sustained success of the trucking industry.
Autonomous Trucking Background & Benefits
Autonomous Trucking is a Significant and Present Commercial Opportunity.   As demonstrated by Embark’s own rapid technology development, autonomous driving technology has progressed rapidly from early challenges sponsored by the US Government less than twenty years ago. Technology that struggled to travel a few miles in an open desert environment is now capable of driving massive semi-trucks hundreds of miles on busy highways. This technology development comes with the promise of significant safety benefits, as above 90% of crashes had driver error as a critical reason.
The Embark technology has been built from the ground up with the unique challenges of autonomous trucks — as opposed to autonomous passenger vehicles — in mind. Heavy commercial trucks have very different physical characteristics and performance characteristics from passenger vehicles, and therefore present a very different set of technical challenges for self-driving. For example, a standard Class 8 semi-truck with a fully loaded trailer has limited rear visibility and can weigh up to 80,000 pounds, which is significantly heavier than the average passenger vehicle. In addition, semi-trucks accelerate differently from passenger vehicles and typically operate at highway cruising speeds of 60 miles per hour for a larger proportion of their driving time than many passenger vehicles. As a result, the technical challenges for deploying autonomous driving software include developing a longer planning horizon, more comprehensive sensing technology, better predictive artificial intelligence capabilities and the ability to account for other conditions such as the impact of wind on trailers, navigating work zones and on-ramp merging.
Despite these technical challenges, Embark believes the long haul operating environment and ability to map established truck freight corridors significantly limit the number of potential “edge cases” relative to the surface street driving environment populated by passenger vehicles. Furthermore, semi-trucks are typically deployed for long-haul freight hauling and therefore may have more flexibility to stop when presented with circumstances that the autonomous driving software may not be equipped to handle as compared to passenger vehicles. Due to these constraints, Embark believes that its autonomous trucking technology can be commercialized at scale in the next few years.
Regulatory Environment for Autonomous Trucking.   The USDOT and the National Science & Technology Council stated their view in their January 2020 AV 4.0 guidance that autonomous vehicle technology has the promise to transform the future of transportation, while also increasing American economic growth and overall productivity through AV implementation. In furtherance of these national goals, the current regulatory environment is favorable for autonomous trucking.
The USDOT’s Federal Motor Carrier Safety Administration (“FMCSA”) regulates commercial vehicle operation through Federal Motor Carrier Safety Regulations (“FMCSRs”). There is currently no federal law that expressly requires a human driver to be present in a L3-L5 autonomous truck. Furthermore, the Secretary of Transportation retains pre-emptive authority over state laws and regulation pertaining to commercial vehicle safety if such state laws are either less stringent than federal requirements, or more stringent and either have no safety benefit, are incompatible with federal regulation, or cause an unreasonable burden on interstate commerce per 49 U.S. Code § 31141.
In the 2018 policy guidance document “Preparing for the Future of Transportation: Automated Vehicles 3.0,” FMCSA concluded that nothing in existing FMCSRs prohibits the operation of L3-L5  commercial vehicles engaged in interstate commerce, and stated its position that such vehicles may operate without a human occupant as consistent with FMCSRs. Furthermore, the National Highway Traffic Safety Administration has not promulgated any Federal Motor Vehicle Safety Standards prohibiting the operation of L3-L5 automated vehicles. Therefore, Embark’s L4 technology is permissible under existing federal regulations.
At the state level, 42 states allow for the operation of L3-L5 commercial vehicles. Of these 42 states, 16 have enacted legislation that expressly allows the use of autonomous driving without a human driver present, including commercial L4 autonomous trucking. Additionally, the remaining 26 do not expressly prohibit commercial L4 autonomous trucking and most of these states are actively developing legislation through, for example, testing programs or task forces studying the issue. Furthermore, none of these 42 states have any express legal requirements that a human driver must be present in a L3-L5 autonomous truck. Of the remaining 8 states, 6 potentially provide a path for AV adoption subject to specific testing requirements: four states are silent on commercialization of L3-L5 AVs and have no express legal requirements that a human driver must be present in a L3-L5 autonomous truck, but have defined testing programs and requirements that could suggest a company would need to go through a testing process in that state before gaining state support for commercialization and two states have L3-L5 testing programs that exempt AVs from specific state laws that would otherwise prohibit their operation, for example requiring a driver to maintain at least one hand on the steering wheel.
Finally, two states prohibit commercial operation of L3-L5 autonomous trucks today without changes in legislation or regulation. Notably, the existing laws in these two final states that prohibit operation could be preempted by the U.S. Secretary of Transportation if they were determined to meet the criteria in 49 U.S. Code § 31141(c)(4) or were otherwise deemed to be unenforceable by the Secretary of Transportation.
Local governments generally have no role in regulating interstate commercial vehicle equipment or operation. Embark is currently not aware of any local transportation law that would require there to be a driver present in a L3-L5 autonomous truck.
In light of the absence of express prohibitions on commercial L4 autonomous trucking across most of the states, the favorable federal regulatory environment and the potential for preemption of stringent state regulations or restrictions of AV technology in conflict with the federal mandate, Embark believes its revenue forecasts are consistent with the current state of regulation.
Legislation may change in 42 states referenced above and laws that expressly permit commercial L4 autonomous trucking may be slower to develop in the states without such laws than anticipated. However, Embark believes that the absence of express prohibitions on commercial L4 autonomous trucking across most of the states, the favorable federal regulatory environment and the potential for preemption of stringent state regulations or restrictions of AV technology in conflict with the federal mandate, means that its revenue forecasts are consistent with the current state of regulation.
The USDOT’s AV 3.0 guidance (2018) and AV Comprehensive Plan (2021) further supported the operation of autonomous trucks under existing regulations and clarified that human-specific regulations such as hours of service limits would not apply to autonomous truck operations without a human driver. Additionally, AV 3.0 noted USDOT’s ability to preempt certain state or local requirements of autonomous vehicles engaged in interstate commerce to the extent necessary to support a cohesive 50 state AV operations framework. As such, Embark believes that there is a clear path to autonomous trucking within the U.S. in the near term.
Safety and Efficiency Benefits.   Rapidly growing freight volumes driven by e-commerce and other trends will require carriers to increase the number of miles driven by their fleets and provide shorter timeframes for delivery to accommodate consumer preferences for next- and same-day deliveries. Trucking’s current solution to such shipping challenges, which may call for 24 hours of continuous driving, is often to employ “sleeper teams” of two drivers that alternate driving shifts as semi-truck drivers are legally limited to 11 hour shifts. Additionally, the supply of drivers cannot easily scale to meet this demand due to a well-chronicled, chronic and worsening driver shortage. Embark expects its autonomous semi-trucks to be able to operate in excess of 22 hours per day at scale as they should not be subject to the same maximum daily operating hours restrictions as an individual human driver. As a result, carriers will be able to enhance the utilization of their existing truck fleets, vastly increasing available freight capacity. In addition, autonomous technology can reduce fuel consumption and maintenance expenses per mile through stricter adherence to speed limits and more predictable driving behavior. Embark expects its technology to reduce insurance costs for its carrier partners once it demonstrates the safety benefits of its technology.
More importantly, Embark believes the adoption of its technology can greatly reduce the number of accidents that occur in human driving due to distracted or impaired driving, regimenting safer driving practices and more predictable operations. In sum, Embark believes that long haul truck freight routes are ideally suited for its autonomous driving technology, as truck freight operations along specific routes, particularly in the middle mile, allows L4 autonomy to reliably fulfill the requirements of the industry while substantially improving the safety of the largest and heaviest vehicles on the country’s busy highways.
Embark’s Solution Is Positioned to Be Adopted Across the Industry.   Embark believes its solution is well positioned for adoption because it can solve existing challenges and promote the business of players across the ecosystem:
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Shippers, which include retailers, manufacturers, and distributors that often maintain their own captive fleets and hub locations, are under enormous pressure to keep up with increasing demand from the growth of e-commerce and consumer expectations around same- and next-day delivery. These operational pressures are most acute in the lead up to the holiday season at the end of each calendar year and often require the shippers to closely manage overflow demand using carriers. Embark believes its technology provides an actionable pathway to deploying autonomous vehicle technology across shipper fleets, increasing capacity and improving visibility of shippers into their fulfillment operations.

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Carriers, which maintain truck fleets to provide full service freight to shippers and other customers, face similar challenges to shippers, but may feel them more acutely since freight shipping is their mainline business. For example, the driver shortage directly impacts a given carrier’s revenue generation capability no matter how many trucks or customer contracts they may have. Similarly, carriers may face peak demand from many shippers simultaneously, exacerbating the logistical challenges of delivery. Autonomous driving technology can address these concerns by relaxing the physical and regulatory daily driving hour limitations on carrier fleets, and can represent a considerable cost savings, especially when compared, for example, to “sleeper team” truck configurations involving two drivers alternating 11 hours shifts on a single truck.

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Truck manufacturers (or “OEMs”), that manufacture heavy semi-trucks, can benefit from the adoption of autonomous vehicle technology as a way to unlock demand for a new class of autonomous-capable semi-trucks built to be interoperable with Embark’s technology. Embark believes that shippers and carriers will demand such vehicles, which could rapidly obsolete non-autonomous capable trucks that a shipper or carrier may not otherwise replace. In addition, the increased technology content of such trucks may allow OEMs to command a higher price point per autonomous semi-truck.
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OEM Component Suppliers, stand to benefit from the shift to autonomous trucking due to an increase in demand for autonomous-related components. These benefits to suppliers would be further increased if the improved economics due to autonomous vehicles resulted in higher demand for trucking from the shipping industry, and thus a larger demand for trucks, components and spare parts.

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Truck stops and depots, which stand to benefit through the creation of an expansive “transfer point” network of highway adjacent parking for driverless trucks to exchange trailers to human drivers for pickup and delivery. This expansive network eliminates the need to build an independent hub network and, Embark believes, will allow these existing infrastructure holders to increase the utilization of their real estate assets.

Embark’s Competitive Strengths
Embark believes that the following strengths position it to capture growth in the autonomous trucking market and become a partner of choice for OEMs, carriers and shippers:
Asset-Light SaaS Model is Durable and Scalable Across Large Addressable Market
Embark has designed an asset-light SaaS business model — licensing its software for a per-mile fee to carriers and shippers. Outside of an R&D fleet, Embark does not intend to own or operate trucks, removing a significant potential capital expenditure. This allows Embark to focus on software development and allows its carrier and shipper partners to focus on what they do best — maintaining and operating trucks and freight networks. Once a carrier or shipper specifies the EUI on a truck purchased from a preferred OEM, Embark will directly license the Embark Driver and provide ongoing support through Embark Guardian, thus driving durable relationships. Embark believes this model also provides Embark with predictable recurring revenues.
Through the PDP, Embark has developed its offering alongside carriers and shippers, establishing itself as a trusted technology partner. Embark has entered into non-binding agreements with a number of key carriers and estimates that its existing partners operate approximately 39,000 trucks and purchase approximately 9,000 trucks annually.
By partnering with carriers and shippers rather than competing with them, Embark is able to deploy its technology across existing truck freight networks and diverse groups of carriers. Leveraging existing freight networks will allow Embark to achieve scale more quickly across its addressable market. Similarly, through its partnerships with truck stop operators, Embark has the opportunity to capitalize on existing real estate portfolios to allow for rapid expansion of its coverage network.
The market for truck freight is large and growing. Embark estimates that the total addressable market for autonomous trucking is approximately 300 billion miles annually in the U.S. Of these miles, Embark estimates that approximately 236 billion miles would currently support Embark-enabled trucks.

Total Addressable Market of ~300 Billion Miles Annually Today
Transfer Point
>300 Miles
Direct to Customer
>100 Miles
86% of Miles are in Autonomous Economic Freight Lanes
Embark Operating Environment
~80-90% of Economic Freight Lanes

Industry Leading Autonomous Trucking Technology.   As the longest-running self-driving truck company, Embark is driving the transition to L4 autonomous trucking and pioneers an asset light partnership model focused on technology and SaaS. Embark believes its technology and business model has outpaced its competitors in establishing commercial viability:
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First autonomous drive coast-to-coast;

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First to 100,000 autonomous miles driven;

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First operational transfer point network for self-driving trucks;

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First autonomous trucking company to adopt an OEM-agnostic approach;

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First autonomous vehicle trucking software to handle workzone lane closures; and

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First autonomous vehicle trucking software to self-park.

In addition, through its partnerships with shippers, carriers and OEMs, Embark has demonstrated broad industry acceptance of its technology and solutions.
Collaborative Business Model That Will Promote Regulatory and Industry Acceptance
Embark’s track record of industry collaboration:   By working with Tier 1s, OEMs, carriers and shippers, Embark has developed a deep understanding of the existing freight ecosystem. It is this knowledge that drove Embark’s decision to work with, instead of compete against, existing freight players. In this collaborative model, Embark defers to OEMs for the manufacture and sale of the trucks themselves, carriers purchasing and operating the trucks and shippers buying capacity in a manner similar to today. This configuration leverages the logistical expertise of the carrier, allows the technology to scale more quickly through existing OEM-carrier-shipper relationships and enables Embark to focus on delivering a safe and reliable autonomous truck. By working within the current value chain structure, Embark leverages the public and regulator trust that OEMs, carriers and shippers have earned over decades of freight operations. Additionally, by creating value for existing players, and eliminating concerns of disintermediation, Embark is able to create powerful industry allies who advocate for their success with other ecosystem players.
Embark’s track record of regulatory collaboration:   In 2018, Embark presented a novel approach to the USDOT and FMCSA on how they could allow for autonomous truck operations under existing rules. This approach avoided the need for a multi-year rulemaking, while providing FMCSA with clear authority to continue ensuring public safety. Embark’s approach was broadly adopted in “Automated Vehicles 3.0” (“AV 3.0”), a USDOT guidance document issued in October 2018, and has since been reiterated in AV 4.0 (2019) and the USDOT AV Comprehensive Plan (2021). AV 3.0 represented the first time USDOT acknowledged that autonomous truck operation without a human driver is allowable, and that human-specific regulations would not apply.
Embark continues to be deeply engaged with government stakeholders in state legislatures, state departments of transportation, and state police. In 2021, Embark signed a Memorandum of Understanding with the Arizona Department of Transportation to share information and best practices related to autonomous truck navigation of highway work zones. In addition, Embark has engaged in discussions with state regulators around the country on truck inspection procedures and has actively contributed to the passage of state legislation.
Embark also leads key industry public advocacy groups, including service as Co-Chair of the U.S. Chamber of Commerce AV Working Group, Co-Chair of the Silicon Valley Leadership Group AV Working Group, and is the first and only autonomous truck developer elevated to the Board of Directors of the Autonomous Vehicle Industry Association (formerly known as Self-Driving Coalition), joining companies like Ford and Volvo Cars on the Board. Embark is also the longest-service autonomous trucking member of the American Trucking Associations and the Commercial Vehicle Safety Alliance.
Commitment to Environmental, Social and Governance Leadership
At Embark, Embark believes that leadership in environment, social and governance (“ESG”) issues is central to its mission to bring the first commercially-viable driverless truck to public roads. Embark has taken steps to address the environmental and social risks and opportunities of its operations and products. As Embark’s ESG efforts progress, it plans to report how it oversees and manage ESG factors, evaluating its ESG objectives by using industry-specific frameworks such as the Sustainability Accounting Standards Board (“SASB”) and elements of the United Nations Sustainable Development Goals (“UN SDGs”). Embark’s ESG initiatives are organized into three pillars, which, contain focus areas for its attention and action:
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Environmental Pillar is focused on increasing fuel efficiency, reducing environmental impacts from Embark’s testing fleet (e.g. policies against idling, repurposing materials, waterless truck washing), and ensuring its data storage needs are powered sustainably.

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Social Pillar is focused on upholding its commitment to driver safety and improved driver working conditions, supporting an engaged, talented and diverse workforce, collaborating on research projects with universities and supporting charitable foundations.

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Governance Pillar is focused on integrating enterprise risk management oversight across Embark’s data security and driver safety initiatives, and sustaining a commitment to ethical business conduct, integrity, and responsibility.

All of Embark’s actions and each of its ESG pillars are underpinned by its vision to build a world where consumers pay less for the things they need, drivers stay closer to the homes they cherish, and roads are safer for the people Embark love.
Industry Leading, Founder-Led Management Team
Embark’s industry-leading management and technology teams reflect a diversity of expertise and experience, positioning it for continued industry leadership.
Alex Rodrigues co-founded Embark and has served as Embark’s Chief Executive Officer since the company’s founding in 2016. Mr. Rodrigues has an extensive background in robotics, beginning with a world robotics championship win as a middle school student in 2009. Mr. Rodrigues studied at the University of Waterloo, where he built Canada’s first self-driving vehicle, a golf cart that was used to take guests on tours of the campus. Mr. Rodrigues is a 2016 Thiel Fellowship recipient and was accepted into Silicon Valley startup incubator Y-Combinator, where he launched Embark.

Brandon Moak co-founded Embark and has served as Embark’s Chief Technology Officer since the company’s founding in 2016. In his role, he leads engineering and R&D at Embark, and has overseen development of the Embark Driver software, the core of Embark’s commercialization effort. Mr. Moak previously worked as a robotics engineer and a software developer, respectively, at technology companies Kindred.ai and Clear Blue Technologies.
Richard Hawwa serves as Embark’s Chief Finance Officer since April 2021. Mr. Hawwa joined Embark with over fifteen years of investment banking experience, most recently serving as a Managing Director at Citigroup, leading coverage across the global mobility sector. He has worked closely with companies advising on strategic matters and assisting on capital raising transactions.
Stephen Houghton serves as Embark’s Chief Operations Officer since January 2022 and joined Embark in June 2021 as Chief Operations and Fleet Officer. Mr. Houghton is a veteran executive who brings two decades of leadership experience to Embark, including six years working on autonomous vehicles at Amazon and Cruise. As VP of Global Markets at Cruise, Mr. Houghton oversaw a team of more than 700 during a period of rapid growth. Mr. Houghton has degrees from Stanford and Harvard, experience as a management consultant at McKinsey, and is a veteran of the Iraq War. He currently serves as an Officer in the U.S. Marine Corps Reserves.
Sid Venkatesan serves as Embark’s Chief Legal Officer since April 2021. Before Embark, Mr. Venkatesan served as Executive Counsel and Chief IP Counsel at GE Digital, where he led negotiations of commercial deals and M&A and oversaw General Electric’s Industrial Internet of Things IP strategy. Prior to GE, Mr. Venkatesan was a Partner at Orrick, Herrington & Sutcliffe LLP, resident in the firm’s Silicon Valley office representing major technology companies across a broad range of industries. Mr. Venkatesan has also written on IP strategy topics in leading industry publications and has been the recipient of many legal industry awards, including recognition as a Corporate IP Star, Future Star, and Lawyer on the Fast Track amongst other accolades. Mr. Venkatesan holds an MBA from the Wharton School at the University of Pennsylvania, a JD from NYU School of Law, and a BS in Mechanical and Aerospace Engineering from Cornell University, concentrating in Automotive Engineering.
Embark’s Strategy
Embark will focus on continued technological growth in partnership with key industry participants as it progresses toward anticipated “driver-out” testing in 2023.
As Embark continues to develop its autonomous vehicle technology it plans to expand its technology team to support full operational scale. Embark believes that maintaining and upgrading its industry-leading technology infrastructure and personnel will allow it to achieve its development goals. To that end, Embark intends to make investments in headcount to grow its engineering team in order to maintain and further build on its technology position, as well as to make other investments in appropriate administrative, operational and sales personnel as it scales its organization and prepares for commercial launch of its L4 offering.
Key elements of Embark’s strategy include: Achieve Key Technical Milestones and Expand Partner Development Program.
Achieve Key Technical Milestones
Embark achieved the following technical milestones in 2021:
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Workzone Handling — Embark Driver is capable of safely navigating most commonly found highway road construction scenarios such as temporary lane closures.

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Inclement Weather (excluding snow) — Embark Driver is capable of safely operating in moderate rainfall and correspondingly wet road surfaces.

Embark plans to achieve the following key technical milestones:
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Near-Term Target Capabilities

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Emergency Vehicle Interactions — Embark Driver, in conjunction with Embark Guardian, appropriately identifies, reacts, and communicates/interacts with emergency vehicles and personnel.

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Evasive Maneuvers — Embark Driver is capable of executing safety critical evasive maneuvers in response to detected faults, failures, and collision threats.

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Medium-Term Target Capabilities

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Blown Tire and Mechanical Failure Handling — Embark Driver, in conjunction with EUI, detects mechanical failures and executes the correct response to achieve a safe condition.

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Road Triangles (Stop on Shoulder) — Embark Driver is capable of identifying an appropriate highway shoulder or emergency stopping lane, transitioning onto the identified shoulder, safely coming to a stop, and deploy legally required signage.

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Inspection Handling — Embark Guardian facilitates interaction with inspection personnel.

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Begin Significant L4 Driverless Operations Testing

Expand Partner Development Program
Embark anticipates leveraging its PDP to gain potential market share and expand geographic coverage with carriers and shippers. Embark has entered into non-binding agreements with a number of key carriers and shippers and is in active negotiation with a sufficient number of carriers and shippers to support its long term growth expectations. In addition, Embark is in discussions with key real estate players to add their truck stops to Embark’s coverage map.
Competition
Embark is the longest-running self-driving truck program in the U.S., which provides a competitive advantage. There are several competitors that have an AV trucking solution, including TuSimple, Aurora Innovation, and Waymo. Of the aforementioned, TuSimple is the only competitor that focuses solely on the trucking market, whereas Aurora Innovation and Waymo are also developing a robotaxi solution. Embark differentiates itself having developed a technology stack that is not over-reliant on HD Maps, and instead focuses on its patent-pending technology in Vision Map Fusion. Also, Embark has developed the Embark Universal Interface, which is a modular approach to hardware that allows the Embark Driver to work across multiple OEM Platforms. Lastly, Embark has an asset-light approach, and partners with a variety of constituents within the logistics and trucking ecosystem.
Some of Embark’s current and potential competitors are larger and have substantially greater resources than Embark does. These competitors may be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or to offer lower prices. Embark’s current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. However, Embark’s focus, from its founding, on the AV trucking market we believe provides a competitive advantage and has allowed Embark to be highly capital efficient in developing its technology.
Embark believes its ability to compete successfully as a provider of AV trucking services does and will depend on a number of factors including the price of its offerings, consumer confidence in its technology, its ability to execute on its strategy and the continued economic viability of its business model. Embark believes that it competes favorably on the basis of these factors.
Government Regulation
Embark’s public policy strategy is oriented around three goals:
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Ensure current Embark testing operations remain allowable under federal/state laws;

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Ensure future deployment of Embark driverless trucks are allowable under federal/state laws; and

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Mitigate any emergent political/policy risks that could affect Embark’s plans or business model.

Embark has crafted federal and state policy strategies that support these goals by leveraging key industry groups and other allies while solidifying Embark’s position as an industry leader. Embark is the longest-running self-driving truck program, and has been proactively engaged with government stakeholders nearly from our beginning, affording us long-standing relationships with both political leadership and career staff at key regulatory agencies. Embark has a track record of success in advocating on behalf of the industry, serving as a leading voice on state and federal policy and legislative issues. Embark intends to continue to invest in these efforts to maintain its leadership in the public policy arena.
Intellectual Property
Embark relies on a combination of intellectual property, primarily trade secrets and copyrights, to establish and protect its intellectual property rights. In addition, Embark relies on significant technical measures, including the fact that its software is maintained securely in a proprietary cloud environment and is not accessible by customers, component suppliers or competitors in its current development and scale-up phase. Employee devices are encrypted and closely protected, with administrative controls to remotely lock or wipe compromised devices, while at the same time revoking credentials for individual employees with access to its internal systems. In addition, Embark employs physical security measures and employment processes to maintain the security of its physical assets and the integrity of its trade secrets and copyrighted source code.
Embark also protects its proprietary technology and other confidential information through the use of contractual protections with employees, contractors, customers, and partners. Embark requires its employees, consultants, and other third parties to enter into confidentiality and proprietary rights agreements through which they agree to maintain confidentiality and, as applicable, agree to assign to Embark any inventions, trade secrets, works of authorship, developments, and other processes generated by them for Embark. In addition, Embark enters into confidentiality agreements with its vendors, commercial partners and potential customers.
Embark will also file patent applications on certain key aspects of its proprietary software, and intends to pursue patent protection on certain key aspects of its technology as it transitions into its commercial phase and potential concerns about publication through patents become less acute. Embark also pursues trademark protection and is the registered holder of several domain registrations and will continue to invest in and grow its brand protection assets over time. Although Embark relies on intellectual property rights, including trade secrets, copyrights, and trademarks, as well as contractual protections to establish and protect its proprietary rights, Embark believes it is its team’s ability to execute — by scaling its business and executing on its technology and commercial development activities, that will maintain its market leadership position.
Legal Proceedings
From time to time, Embark may be involved in actions, claims, suits, and other proceedings in the ordinary course of its business. In addition, from time to time, third parties may in the future assert intellectual property infringement claims against Embark in the form of letters and other forms of communication. Litigation or any other legal or administrative proceeding, regardless of the outcome, can result in substantial cost and diversion of its resources, including its management's time and attention. Such matters are subject to uncertainty and there can be no assurance that such legal proceedings will not have a material adverse effect on our business, the results of operations, financial position or cash flows.
On April 1, 2022, Tyler Hardy filed a putative securities class action lawsuit against Embark and certain of our executive officers and the former executive officers of Northern Genesis Acquisition Corp., captioned Hardy v. Embark Technology, Inc., et al., Case No. 3:22-cv-02090-JSC, in the United States District Court for the Northern District of California, purportedly on behalf of a class consisting of those who purchased or otherwise acquired Embark common stock between January 12, 2021 and January 5, 2022. The complaint alleges that defendants made false and/or misleading statements in violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Plaintiff Hardy does not quantify any damages in the complaint, but in addition to attorneys’ fees and costs, seeks to recover damages on behalf of himself and other persons who purchased or otherwise acquired Embark stock during the putative class period at allegedly inflated prices and purportedly suffered financial harm as a result.

Embark disputes the allegations in the above-referenced matter, intends to defend the matter vigorously, and believes that the claims are without merit. Legal and regulatory proceedings, including the above-referenced matter, may be based on complex claims involving substantial uncertainties and unascertainable damages. Accordingly, it is not possible to determine the probability of loss or estimate damages for the above-referenced matter, and therefore, Embark has not established reserves for this proceeding. When Embark determines that a loss is both probable and reasonably estimable, Embark will record a liability, and, if the liability is material, will disclose the amount of the liability reserved. Given that such proceedings are subject to uncertainty, there can be no assurance that legal proceedings individually or in the aggregate will not have a material adverse effect on our business, results of operations, financial condition or cash flows.
Advisory Board
Embark has established its Strategic Advisory Board, a committee of distinguished trucking and supply chain executives that we expect will guide Embark’s business expansion. The Advisory Board includes some of the best and brightest minds in the transportation industry who will advise Embark management on overall business strategy and execution.
Collectively, the Advisory Board members bring decades of executive experience and well over 150 years of collective professional and leadership experience across the transportation, freight and logistics ecosystem. The six members come from diverse sectors of the broader transportation industry, including shipping, trucking, truck OEMs, Tier-1 suppliers and component manufacturers, and consumer packaged goods. The Strategic Advisory Board is comprised of the individuals listed below.
Jonathan B. DeGaynor
Jon DeGaynor was appointed president and chief executive officer of Stoneridge, Inc. (“Stoneridge”), a designer and manufacturer of highly engineered electrical and electronic systems, in March 2015. He has served as a director of Stoneridge since May 2015. To accelerate growth and drive financial performance, Jon has led the transformation of Stoneridge’s corporate structure, product strategy and leadership team. Examples of this transformation include the relocation of a global headquarters, two major acquisitions, two divestitures and the development of the Stoneridge’s game-changing technology, MirrorEye® Camera Monitor System.
Prior to joining Stoneridge, Mr. DeGaynor served as the vice president, strategic planning and innovation of Guardian Industries Corp., a manufacturer of industrial glass and other building products for commercial, residential and automotive applications. From 2008 to 2014, Jon served as vice president, business development, managing director of Asia for SRG Global, Inc., a Guardian company and manufacturer of chrome plated parts for the automotive, commercial truck and consumer goods industries. Jon served as chief operating officer, international for Autocam Corporation, a manufacturer of precision machine components for the automotive industry, from 2005 to 2008. Prior to that, he held positions of increasing responsibility with Delphi Corporation from 1993 to 2005.
Mr. DeGaynor holds a Bachelor of Science in Mechanical Engineering from University of Michigan and a Master of Business Administration from The Wharton School at the University of Pennsylvania.
Rich J. Freeland
Rich Freeland has extensive experience in the North American heavy duty trucking industry. He previously served as President and Chief Operating Officer of Cummins Inc. (“Cummins”) from 2014 to 2019, and has held senior leadership positions at Cummins since 2005. During his tenure there, Mr. Freeland led the design and manufacturing of innovative engine products and developed partnerships with OEMs and major national trucking companies.
Mr. Freeland previously served as a board member for Cummins, Sauer-Danfoss, and the National Association of Manufacturers. He is currently a board member of Valvoline, a leading provider of automotive services and premium branded lubricants, and Cooper-Standard Automotive, a global supplier of systems and components for the automotive industry.

Mr. Freeland holds a Bachelor of Science in industrial management from Purdue University’s Krannert School of Management and a Master of Business Administration from Indiana University’s Kelley School of Business.
David A. Jackson
David Jackson has served as the Chief Executive Officer of Knight, and now Knight-Swift, and a member of the board of directors of Knight since January 2015. He has served as the President of Knight since February 2011. Mr. Jackson previously served as Knight’s Chief Financial Officer from 2004 until 2012. He has been with Knight since 2000. Mr. Jackson served as Knight’s Treasurer from 2006 to 2011 and Knight’s Secretary from 2007 to 2011. Prior to his appointment as the CFO, Mr. Jackson served in several positions at Knight between 2000 and 2004. Mr. Jackson received an undergraduate degree from Arizona State University.
Terry S. Kline
Terry Kline is a seasoned technologist and automotive and trucking industry expert, having served as an IT leader at major global OEMs during his career. He previously served as Senior Vice President and Global CIO of Navistar International from 2013 to 2018, where he was responsible for all aspects of IT across Navistar, overseeing more than 500 employees and a budget of nearly $200 million. Prior to Navistar, Terry held senior leadership roles at General Motors (“GM”) from 2000 to 2012, including serving as Vice President and Global CIO from 2009 to 2012, where he managed GM’s global IT operations.
Mr. Kline is currently the Managing Director of TSK Technology Group, a consulting firm he founded in 2012 specializing in the connected vehicle industry.
Mr. Kline holds a Bachelor of Science in Computer Science and Engineering from the University of Toledo, and a Master of Business Administration from Indiana University.
Michele S. Meyer
Michele Meyer has spent the majority of her 30-plus year career in the CPG industry at General Mills, and held leadership roles at General Mills for over two decades. She most recently served as President and SVP for General Mills’ Snacks Operating Unit, a position she held from 2017 to 2019. During her tenure at General Mills, she oversaw national product launches, restructured and optimized global supply chains, and spearheaded major business growth initiatives.
Ms. Meyer currently serves as an Operating Partner at Newroad Capital Partners and as a board member at the SPOON Foundation, the National Association of Corporate Directors (Minneapolis Chapter), and Woman Corporate Directors (Minneapolis Chapter). She has previously held board positions at major companies and nonprofits including GNC Holdings and CommonBond Communities.
Ms. Meyer holds a Bachelor of Arts in Economics from Vanderbilt University and Master of Business Administration from the University of Texas, Austin.
Michael K. Pigors
Michael Pigors spent his 40-plus year career at Federal Express (“FedEx”), where he most recently served as Regional President and Executive Vice President for US Domestic and US International, FedEx’s largest business unit, from 2017 to 2019, overseeing more than 100,000 team members and managing a budget of over $10 billion. Mr. Pigors began his career at FedEx in 1979 as a Ramp Agent, and has since worked throughout the organization, holding senior leadership positions since 1990.
Mr. Pigors previously served on the board of directors of the Intermodal Transportation Institute, a program at the University of Denver’s Center for Transportation Management founded to promote sustainable transportation systems worldwide.
Mr. Pigors holds a Master of Science in Science Transportation Management from the University of Denver.

Facilities
Embark’s corporate headquarters are located in San Francisco, California, where its research and development is based. Embark also has operations centers in the greater Los Angeles area as well as the greater Houston area where its fleet runs daily tests. Embark believes its office space is adequate for its current needs, and it will obtain additional space on commercially reasonable terms, if needed.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of Embark’s financial condition and results of operations should be read in conjunction with Embark’s financial statements and related notes and other information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Embark’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this prospectus. Additionally, Embark’s historical results are not necessarily indicative of the results that may be expected in any future period.
Overview
Embark develops technologically advanced autonomous driving software for the truck freight industry and offers a carefully constructed business model that is expected to provide the industry with the most attractive path to adopting autonomous driving. Specifically, Embark has developed a Software as a Service (“SaaS”) platform designed to interoperate with a broad range of truck OEM platforms, forgoing complicated and logistically challenging truck building or hardware manufacturing operations in favor of focusing on a superior driving technology. At scale, domestic shippers and carriers will be able to access Embark technology via a subscription software license selected as an option at the time they specify the build of new semi-trucks.
Headquartered in San Francisco, California, Embark’s history as the industry’s longest running autonomous truck driving program is replete with technological firsts that include, but are not limited to:
•
the first coast-to-coast autonomous truck drive,

•
the first to reach 100,000 autonomous miles on public roads, and

•
the first to successfully open autonomous transfer points for human- autonomous vehicle (“AV”) handoff.

Embark’s founding team includes roboticists and its broader team includes numerous computer scientists, many with advanced degrees and experience at other leading robotics and autonomous vehicle companies and academic programs. Through this business combination, Embark intends to rapidly scale its engineering team to build on its industry-leading technology position.
Embark has also spent considerable time and effort refining its business model. Embark is initially deploying its technology in a very focused manner, targeting freight highway miles between transfer points located next to metropolitan areas in the lower “Sunbelt” region of the U.S., leaving the “last mile” of driving to and from the transfer points to the industry’s highly skilled human drivers. Embark’s strategy is distinct from other industry players which seek to provide more complicated “end to end” autonomous driving that would entirely displace human drivers and potentially place these companies in competition with the industry’s carriers. Unlike those competitors, Embark anticipates working with the industry’s existing players to help them bring autonomous driving technology to market on their own terms. In addition, Embark believes its solution will be the safest and most reliable in the industry because of its disciplined geographic focus and emphasis on software development, which stands in contrast to Embark’s competitors that focus on multiple domestic markets simultaneously, manufacturing autonomous trucks and/or competing directly with semi-truck OEMs or legacy carriers.
Embark’s business model focus does not come at any significant commercial expense for Embark’s stockholders because the serviceable market Embark is targeting is significant. Embark currently targets the rapidly growing $730 billion U.S. truck freight market, and its initial commercial phase targets 236 billion serviceable miles within this market. The industry has had to face significant pressures from the growth of e-commerce and the well-documented shortage of skilled drivers, and therefore has powerful incentives to adopt autonomous driving solutions to both improve capacity and reduce costs. In addition, Embark’s cooperative model has already had traction with many of the industry’s leading shippers and carriers.

The Business Combination
We entered into the Merger Agreement with Northern Genesis Acquisition Corp. II (“NGA”), a special purpose acquisition company, on June 22, 2021. On November 10, 2021, pursuant to the Merger Agreement, Merger Sub, a newly formed subsidiary of NGA, merged with and into Embark Trucks (the “Business Combination”). In connection with the consummation of the Business Combination, the separate corporate existence of Merger Sub ceased; Embark Trucks survived and became a wholly owned subsidiary of NGA, which was renamed Embark Technology, Inc.
The Business Combination was accounted for as a reverse recapitalization, in accordance with GAAP. Under the guidance in ASC 805, Embark was treated as the “acquired” company for financial reporting purposes. Embark Trucks was deemed the accounting predecessor of the combined business, and Embark, as the parent company of the combined business, was the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s periodic reports filed with the SEC. The Business Combination had a significant impact on our reported financial position and results as a consequence of the reverse recapitalization. The most significant changes in Embark’s reported financial position and results are a net increase in cash of $243.9 million, net of transaction costs for the Business Combination of $70.2 million. As of March 31, 2022 and December 31, 2021, the Company had warrant liabilities of $27.3 million and $49.4 million, respectively.
Recent Developments Affecting Comparability
COVID-19 Impact
In March 2020, the World Health Organization declared the 2019 novel coronavirus (“COVID-19”) a global pandemic. In the United States, as part of government-imposed restrictions, Embark was forced to temporarily pause fleet testing and operations in 2020. Embark also implemented a work-from-home policy for most of its non-operations team. However, a select group of workers remained on-site to continue advancing testing work for its test fleet. Since then, Embark has resumed its fleet testing and operations and has increased headcount to match its research and development requirements.
The future impact of the COVID-19 pandemic on Embark’s operational and financial performance will depend on certain developments, including the duration and end of the pandemic, the occurrence of future outbreaks from new variants, including the ongoing outbreak of the Omicron variant, impact on Embark’s research and development efforts, and effect on Embark’s suppliers, all of which are uncertain and cannot be predicted. Public and private sector policies and initiatives to reduce the transmission of COVID-19 and disruptions to Embark’s operations and the operations of Embark’s third-party suppliers, along with the related global slowdown in economic activity, may result in increased costs. It is possible that the COVID-19 pandemic, the measures that have been taken or that may be taken by the federal, state, local authorities and businesses affected by government-mandated business closures, vaccination mandates and the resulting economic impact may materially and adversely affect Embark’s business, results of operations, cash flows and financial positions.
See “Risk Factors — Risks Related to Embark’s Employees and Business Operations — Pandemics and epidemics, including the ongoing COVID-19 pandemic, natural disasters, terrorist activities, political unrest, and other outbreaks could have a material adverse impact on Embark’s business, results of operations, financial condition, cash flows or liquidity, and the extent to which Embark will be impacted will depend on future developments, which cannot be predicted.” for further discussion of the possible impact of COVID-19 on Embark’s business.
Key Factors Affecting Embark’s Operating Performance
Embark’s financial condition, results of operations, and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those set forth in the section entitled “Risk Factors” in this prospectus and the following:
Embark’s Ability to Achieve Key Technical Milestones and Deliver a Commercial Product
Embark’s growth will depend on the introduction of Embark Driver and Embark Guardian, products which will drive demand from potential customers. Embark has developed a platform agnostic interface,

Embark Universal Interface, which will serve as the foundation to utilize Embark Driver and Guardian products in trucks manufactured by a broad range of OEMs. Embark’s ability to introduce its products will be driven by a variety of factors including Embark’s research and development fleet size, the number of autonomous miles driven (measured as the number of miles driven by Embark’s research & development fleet as well as partner fleet autonomous miles), and the ability to provide a safe and sustainable solution based on information gathered from the operation of Embark’s research and development fleet. Embark develops most key technologies in-house to achieve a rapid pace of innovation and tests it extensively through operating Embark’s fleet. Embark expects an increase in research and development fleet size in the foreseeable future to allow Embark to strategically focus on innovations, which it believes will help solidify Embark’s overall solution to customers and partners. To date, Embark has not generated any revenue and until Embark’s products reach commercialization, autonomous miles driven will be comprised solely of autonomous miles driven by Embark’s research and development fleet. Embark believes that as the number of autonomous miles driven increases, the data will continually feed improvements to the platform, leading to Embark’s ability to innovate and introduce new products to the market and increase adoption of Embark’s products in the future.
Embark’s Ability to Expand its Coverage Map Across the United States
Embark’s long-term growth potential will benefit from strategic network expansion across the United States. Network breadth is measured by the number of transfer points on Embark’s coverage map, the number of cities in which the Embark Driver can support, and the number of direct-to-customer freight lanes in operation. Embark expects to achieve significant network growth by partnering with key real-estate partners which will enable Embark to quickly bring their truck stops into its coverage map. Additionally, Embark will partner with shippers who already move a significant amount of freight on Embark’s network to establish direct-to-customer freight lanes. Embark believes that expanding its network will enable Embark to create a significant and sustainable competitive advantage. Embark believes that the continued growth of Embark’s partnerships will improve user experience and drive more users to Embark’s platform, which it believes will allow Embark to further densify its coverage map and reinforce rapid network growth. Embark will apply a highly scalable model nationally, with a tailored approach to each state, driven by the regulatory environment and local market dynamics. Embark believes that this will allow Embark to expand rapidly and efficiently across different geographies, while maintaining a high level of control over the specific strategy within each state.
Embark’s Ability to Expand its Partner Network
The growth of Embark’s business model is focused on driving the adoption of its technical products and maximizing their use across Embark’s partners’ operations. This is achieved by enabling pilot testing of Embark’s products throughout customers’ operations. In April 2021, Embark formally announced the Embark Partner Development Program, which serves as the basis of its partnership network. The PDP comprises shippers and carriers from across the freight ecosystem working with Embark to refine and scale Embark’s offerings. Most recently, Embark announced the industry-first Truck Transfer Program to place Embark technology in the hands of Knight-Swift drivers.
Embark estimates that these existing partners operate approximately 39,000 trucks and purchase approximately 9,000 trucks annually. Embark believes that its current carriers reflect a small fraction of the overall demand for its technology and is in discussions with other carriers representing 50% of the top 100 carriers measured by truck count, which represent a dramatically larger addressable market. Embark plans to increase PDP membership by providing network assessments for prospective members and constructing business cases to support Embark’s product integration into their operations. Over time, it is expected that these partners will convert into long-term Embark customers.
Adoption and Support of Autonomous Technology in the Freight Industry
Embark’s business model is supported by a large addressable market that Embark believes will benefit from the introduction of autonomous trucking technology. The freight industry is currently facing significant challenges, notably driver shortages and utilization limitations, which Embark believes it will address through its product offerings. Embark has identified participants from across the freight ecosystem who have expressed support for Embark’s offerings and the potential solutions they provide to the challenges they are facing.
While Embark has confirmed general market support, the long-term success of its business model is dependent on broadscale adoption and support of autonomous trucking technology. Embark has engaged with notable partners in the freight industry who Embark believes will lead the industry in adopting autonomous vehicle technology. As Embark onboards more partners, it will increase miles driven by partners, which Embark believes will serve to validate its product offerings and generate interest and confidence from other partners. Embark believes customers will be motivated to integrate Embark’s technology to be price competitive with other freight participants who have achieved efficiencies with Embark.
Key Components of Embark’s Results of Operations
The following discussion describes certain line items in Embark’s statements of operations.
Operating Expenses
Operating expenses consist of research and development expenses and general and administrative expenses. Personnel-related costs are the most significant component of Embark’s operating expenses and include salaries, benefits, and stock-based compensation expenses.
Embark’s full-time employee headcount in research and development has grown from 84 as of December 31, 2020 to 242 as of March 31, 2022, and Embark expects to continue to hire new employees to support Embark’s growth. Embark’s full-time employee headcount in general and administrative functions has grown from 17 as of December 31, 2020, to 62 as of March 31, 2022, and Embark intends to selectively hire new employees in areas of strategic focus. The timing of these additional hires would affect Embark’s operating expenses in any particular period.
Embark intends to continue to invest substantial resources to support Embark’s growth and anticipates that each of the following categories of operating expenses could increase in absolute dollar amounts in the near to medium term.
Research and Development Expenses
Research and development expenses consist primarily of salaries, employee benefits, stock-based compensation expenses and travel expenses related to Embark’s engineers performing research and development activities to originate, develop and enhance Embark’s products. Additional expenses include consulting charges, component purchases, and other costs for performing research and development on Embark’s software products.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries, employee benefits, stock-based compensation expenses, and travel expenses related to Embark’s executives, finance team, and the administrative employees. It also consists of legal, accounting, consulting, and professional fees, rent and lease expenses pertaining to Embark’s offices, business insurance costs and other costs. We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, tax and other administrative and professional services.
Non-Operating Expenses and Other Items
Other Income (expense)
Other income (expense) consists of income generated from transporting freight on behalf of counterparties using Embark’s own research and development truck fleet equipped with its self-driving systems through various Transportation Service Agreements (“TSAs”), the change in fair value of derivative liabilities and the change in fair value of Public, Private, Working Capital and Forward Purchase Agreement

(“FPA”) Warrants. The primary purpose of TSAs is to support Embark’s research and development and proof of concept efforts. Accordingly, income generated from such TSA arrangements is not expected to be the primary revenue generating activity of Embark. Change in fair value of derivative liabilities represents the increase or decrease in the fair value of the embedded conversion and redemption features, which are presented as a derivative liability, related to the convertible note payable, which was converted to Embark Class A common stock upon consummation of the Business Combination. Change in fair value of warrants represents the increase or decrease in the estimated fair value of such warrant. For each reporting period, the Company will determine the fair value of the derivative liability and warrants, and record a corresponding non-cash benefit or non-cash charge, due to a decrease or increase, respectively, in the calculated derivative liability or warrants.
Interest Income
Interest income consists of interest earned on Embark’s investments classified as available for sale securities as well as cash equivalents. Embark invests in highly liquid securities such as money market funds, as well as treasury bills.
Interest Expense
Interest expense primarily consists of non-cash interest incurred on Embark’s convertible note. The interest expense is related to the accretion of the debt discount offered upon the issuance of the convertible note.
Results of Operations
The results of operations presented below should be reviewed in conjunction with the financial statements and notes included elsewhere in this prospectus. The following table sets forth Embark’s results of operations data for the periods presented (in thousands):
Comparisons for the three months ended March 31, 2022 and 2021
The following table sets forth Embark’s condensed consolidated results of operations data for the periods presented (in thousands):
	Three Months Ended		$	%
	2022	2021	Change	Change
Operating expenses:
Research and development	$18,695	$6,231	$12,464	200.0%
General and administrative	21,926	2,290	19,636	857.5%
Total operating expenses	40,621	8,521	32,100	376.7%
Loss from operations	(40,621)	(8,521)	(32,100)	376.7%
Other income, net	22,174	39	22,135	N.M.
Loss before provision for income taxes	(18,447)	(8,482)	(9,965)	117.5%
Provision for income taxes	—	—	—	N.M.
Net loss	$(18,447)	$(8,482)	$(9,965)	117.5%

N.M. — Percentage change not meaningful
Research and Development Expenses
Research and development expense increased by $12.5 million in the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase was primarily due to $8.8 million higher headcount expenses including stock-based compensation, salaries and employee benefits, related to continued expansion of Embark’s research and development team, a $0.2 million increase in infrastructure expenditure related to increased R&D activities, a $0.3 million increase in prototype truck hardware expenses, a $1.8 million increase in general R&D costs primarily driven by engineering software & subscription costs and a $0.2 million increase in computer and equipment expenditure related to an increase in Embark’s research and development team.
General and Administrative Expense
General and administrative expense increased by $19.6 million in the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase was primarily due to $16.5 million higher headcount expenses including stock-based compensation, salaries and employee benefits, related to growth in the business, a $0.5 million increase in occupancy expenses related to additional leases, a $0.2 million increase in fleet operation expenses due to increased activity, a $0.6 million increase in insurance expenses and a $0.3 million increase in travel and events expenditure.
Other income (expense), net
Other income increased by $22.1 million in the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The increase was primarily due to the change in the estimated fair value of Public, Private, Working Capital and FPA warrants of $22.2 million.
Comparisons for the years ended December 31, 2021 and 2020:
The following table sets forth Embark’s statement of operations for the years ended December 31, 2021 and 2020 and the dollar and percentage change between the two periods:
	Years Ended December 31,		$	%
	2021	2020	Change	Change
Operating expenses:
Research and development	$55,276	$18,831	$36,445	194%
General and administrative	48,387	3,595	44,792	1,246%
Total operating expenses	103,663	22,426	81,237	362%
Loss from operations	(103,663)	(22,426)	(81,237)	362%
Other income (expense):
Other income (expense)	(12,485)	107	(12,592)	(11,768)%
Interest income	98	788	(690)	(88)%
Interest expense	(8,163)	—	(8,163)	N.M.
Loss before provision for income taxes	(124,213)	(21,531)	(102,682)	477%
Provision for income taxes	—	—	—	N.M.
Net loss	$(124,213)	$(21,531)	$(102,682)	477%

N.M. — Percentage change not meaningful
Research and Development Expenses
Research and development expenses increased by $36.4 million in the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily due to $25.9 million increase in higher headcount expense, including stock-based compensation, salaries and employee benefits, related to the continued expansion of Embark’s research and development team, a $4.0 million increase in research and development costs, a $1.0 million increase in administrative expenses related to research and development activities, a $0.9 million increase in technical infrastructure costs, a $0.6 million increase in prototype truck hardware expense, a $0.5 million increase in fleet operations cost, a $0.5 million increase in travel and events expense, a $0.4 million increase in recruiting expenses, a $0.1 million increase in computers and office equipment and a $2.3 million increase in overhead allocation.

General and Administrative Expenses
General and administrative expenses increased by $44.8 million in the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to $36.2 million increase in higher headcount expense, including stock-based compensation, salaries and employee benefits, related to growth in the business, increase in administrative expenses of $7.0 million, increase of $0.6 million in rent, increase of $0.8 million in insurance expenses, increase of $0.7 million in travel and events, increase in marketing of $0.6 million, increase in computer and office equipment of $0.3 million, increase in recruiting expenses of $0.5 million, increase in office expenses of $0.3 million, increase in policy expenses of $0.1 million, offset by a $2.3 million overhead allocation.
Other Income (Expense)
Other income (expense) decreased $12.6 million in the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was primarily due to the increase in the estimated fair value of Public, Private, Working Capital and FPA Warrants of $8.2 million and the increase in the fair market value of the Company’s derivative liability of $4.3 million, which was converted to Embark Class A common stock upon consummation of the Business Combination.
Interest Income
Interest income decreased $0.7 million in the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease in interest income was driven by a decrease in the average investment balance during fiscal year 2021 compared to fiscal year 2020, as well as a lower interest environment in fiscal year 2021.
Interest Expense
Interest expense decreased $8.2 million in the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease in interest expense is driven by the extinguishment of the Company’s Convertible Note in connection with the Business Combination.
Liquidity and Capital Resources
Since Embark’s inception, it has financed its operations primarily through the sale of shares of common stock and preferred stock.
In connection with the Business Combination, a convertible promissory note (the “Convertible Note”) issued by Embark in April 2021 was converted in exchange for 3,774,951 shares of Embark Class A common stock. As of March 31, 2022, Embark had outstanding debt of $1.0 million from a financing of freight trucks that it utilizes for research and development. Embark makes monthly installment payments on its truck financing arrangements. The truck financings have varying maturities between March 2023 and January 2027. Embark’s principal uses of cash in recent periods have been to fund its operations, invest in research and development, repay borrowings, and make investments in accordance with its investments policy.
Embark believes existing cash and other components of working capital will be sufficient to meet its needs for at least the next 12 months. Embark’s long-term capital requirements will depend on many factors including timing and extent of spending to support research and development efforts as well as general and administrative activities for the business. If, at any time, Embark determines that market conditions are favorable, after considering our liquidity requirements, Embark may seek additional equity or debt financing if conditions permit. Additionally, in the event Embark may in the future enter into arrangements to acquire or invest in related products, technologies, software and services, and Embark may need to seek additional equity or debt financing, which may not be available on terms acceptable to Embark. As of March 31, 2022, there were future minimum lease payments of $7.1 million.
Embark currently transports shipments using its research and development truck fleet, demonstrating proof of concept and paving the way for commercialization and revenue generating operations in the future. However, Embark has not earned any revenue to date, and had $244.5 million in cash and cash equivalents and an accumulated deficit of $201.4 million as of March 31, 2022. To the extent Embark is unable to commercialize its technology as expected, its liquidity may be negatively impacted.
Embark’s ability to continue as a going concern is dependent on management’s ability to control operating costs and demonstrate progress against its technical roadmap. This involves developing new capabilities for the Embark Driver software and improving the reliability and performance of the software on public roads. Demonstrating ongoing technical progress will enable Embark to obtain funds from outside sources of financing, including financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures.
The following table shows Embark’s cash flows from operating activities, investing activities and financing activities for the stated periods:
	Three Months Ended March 31,
	2022	2021
	(unaudited)
Net cash (used in) provided by:
Operating activities	$(18,225)	$(6,791)
Investing activities	$(1,717)	$17,270
Financing activities	$287	$28
	Years Ended December 31,
	2021	2020
Net cash used in operating activities	$(64,909)	$(19,130)
Net cash provided by investing activities	$49,533	$20,416
Net cash provided by (used in) financing activities	$268,936	$(154)
Operating Activities
Net cash used in operating activities for the three months ended March 31, 2022 was $18.2 million, an increase of $11.4 million from $6.8 million for the three months ended March 31, 2021. The increase was primarily due to an increase of $10.0 million net loss for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. In addition, the increase was partially attributable to $5.7 million of non-cash adjustments to net loss, including $0.6 million of depreciation and amortization, $22.2 million of change in fair value of warrant liability, as well as $16.0 million of stock-based compensation, and partially offset by $4.2 million net cash increase by changes in Embark’s operating assets and liabilities, which was primarily attributable to accounts payable, accrued expenses and other current liabilities primarily due to overall growth and timing of payables.
Net cash used in operating activities for the year ended December 31, 2021 was $64.9 million, an increase of $45.8 million from $19.1 million for the year ended December 31, 2020. The increase was primarily due to an increase of $102.7 million net loss for the year ended December 31, 2021 compared to the year ended December 31, 2020. This was partially offset by $67.8 million of non-cash adjustments to net loss, including depreciation and amortization, change in fair value of derivative liability, as well as stock-based compensation, and $10.9 million net cash reduction by changes in Embark’s operating assets and liabilities, which was primarily attributable to accounts payable, accrued expenses and other current liabilities.
Investing Activities
Net cash used in investing activities for the three months ended March 31, 2022 was $1.7 million, a decrease of $19.0 million from $17.3 million of net cash provided by investing activities for the three months ended March 31, 2021. The decrease was primarily due to a decrease of $18.2 million in proceeds received from maturities of investments, and an increase in purchase of property, equipment, and software of $0.7 million.

Net cash provided by investing activities for the year ended December 31, 2021 was $49.5 million, an increase of $29.1 million from $20.4 million for the year ended December 31, 2020. The increase was primarily due to a decrease in purchases of marketable securities of $52.4 million, offset by a $21.0 million decrease in proceeds received from maturities of investments, an increase in purchase of property, equipment, and software of $1.2 million, and an increase of $1.1 million in deposits for trucks.
Financing Activities
Net cash provided by financing activities for the three months ended March 31, 2022 was $0.3 million compared to $28,000 of net cash used in investing activities for the three months ended March 31, 2021. The increase was primarily due to an increase of $0.3 million in proceeds received from the exercise of employee stock options.
Net cash provided by financing activities for the year ended December 31, 2021 was $268.9 million compared to $0.2 million for the year ended December 31, 2020. The increase of $269.1 million was primarily due to proceeds received from the Business Combination.
Financing Arrangements
Convertible note
On April 16, 2021, we issued the Convertible Note with a principal amount of $25.0 million resulting in net proceeds of $16.8 million, after $8.2 million of debt discount attributable to the conversion and redemption features. The Convertible Note had a stated interest rate of 10% with the unpaid principal and accrued interest being due upon maturity at April 2022. The Convertible Note did not contain any voluntary prepayment clause unless consented by the note holder, as defined in the agreement. In connection with the Business Combination, the Convertible Note was extinguished and converted in exchange for 3,774,951 shares of our Class A common stock.
Notes Payable for Equipment Purchases
On January 5, 2021 and February 18, 2021, Embark entered into financing agreements to finance the purchase of trucks that Embark utilizes for research and development. The financing agreements consisted of a loan of $0.1 million and $0.1 million at an interest rate equal to 6.99% and 7.50% per annum, with a maturity date of April 1, 2026 and January 19, 2027, respectively. Embark makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.
Embark entered into financing agreements on February 19, 2018, January 28, 2019, and May 23, 2019 to finance the purchase of trucks that Embark utilizes for research and development. The financing agreements consisted of loans of $0.3 million, $0.4 million, and $0.5 million at an interest rate equal to 8.25% per annum, with a maturity date of March 5th, 2023, February 14, 2024, and June 12, 2024, respectively. Embark makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.
On August 2, 2016, Embark entered into a financing agreement consisting of a loan of $0.1 million at an interest rate equal to 12.5% per annum, which matured on August 9, 2020. Embark made equal monthly installment payments over the term which was allocated between interest and principal.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of March 31, 2022.
Critical Accounting Policies and Significant Management Estimates
Embark prepares its financial statements in accordance with GAAP. The preparation of financial statements also requires Embark to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. Embark bases Embark’s estimates on historical experience and on various other assumptions that Embark believes to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by Embark’s management.

To the extent that there are differences between Embark’s estimates and actual results, Embark’s future financial statement presentation, financial condition, results of operations and cash flows will be affected. Embark believes that the accounting policies discussed below are critical to understanding Embark’s historical and future performance, as these policies relate to the more significant areas involving Embark management’s judgments and estimates. Critical accounting policies and estimates are those that Embark considers the most important to the portrayal of Embark’s financial condition and results of operations because they require Embark’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.
Embark believes that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, Embark believes these are the most critical to aid in fully understanding and evaluating Embark’s financial condition and results of operations. For further information, see Note 2 to Embark’s financial statements included elsewhere in this prospectus.
Stock-Based Compensation Expense
Stock Options
Embark estimates the fair value of stock options granted to employees and directors using the Black-Scholes option-pricing model. The grant date fair value of stock options is recognized as compensation expense on a straight-line basis over the requisite service period. Forfeitures are accounted for when they occur.
The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include:
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Fair value of common stock:   Because Embark’s common stock was not publicly traded prior to the closing of the Business Combination, Embark estimated the fair value of Embark’s common stock in 2020 and 2021. Embark’s board of directors considers numerous objective and subjective factors to determine the fair value of Embark’s common stock as discussed in “— Common Stock Valuations” below.

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Expected Term:   The expected term represents the period that Embark’s stock-based awards are expected to be outstanding and was calculated as the average of the option vesting and contractual terms, based on the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

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Expected Volatility:   Because Embark does not have a trading history of its common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within Embark’s industry that Embark considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.

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Risk-Free Interest Rate:   The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with the remaining term equivalent to the expected term.

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Expected Dividend:   Embark has not issued any dividends in its history and does not expect to issue dividends over the life of the options and, therefore, has estimated the dividend yield to be zero.

Restricted Stock Units
We grant Restricted Stock Units (“RSUs”) that vest based on a service and performance condition. Restricted stock awards issued with these conditions vest based on the occurrence of a defined liquidity event and an explicit service period. We recognize compensation expense for RSU awards based on the fair value of the award and on a graded vesting basis over the requisite service period. Our board of directors determines the fair value of RSUs based on the price of our common stock on the date of grant.
Performance Stock Units
We grant performance-based RSUs (“PSUs”), that vest upon satisfaction of certain market and performance-based conditions. The PSUs market conditions are based on the Company achieving six different valuation tranches, as derived from the Company’s stock price, that can be achieved over ten years in relation to the pre-money valuation prior to the Business Combination. The vesting of the PSUs performance condition can be achieved on the occurrence of a defined liquidity event. For PSU awards, the Company uses the graded vesting to allocate compensation expense, as the PSU awards are associated with market conditions, over the holder’s derived service period, and estimates the fair value of the PSU awards using the Monte Carlo simulation. The Company accounts for the effect of forfeitures as they occur.
Common Stock Valuations
Prior to the closing of the Business Combination, given the absence of a public trading market for Embark’s common stock and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation, Embark’s board of directors determined the best estimate of fair value of Embark’s common stock exercising reasonable judgment and considering numerous objective and subjective factors. These factors include:
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contemporaneous third-party valuations of Embark’s common stock;

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the prices at which Embark or other holders sold Embark’s common stock to outside investors in arms-length transactions;

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Embark’s financial condition, results of operations and capital resources;

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the industry outlook;

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the fact that option awards involve rights in illiquid securities in a private company;

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the valuation of comparable companies;

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the lack of marketability of Embark’s common stock;

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the likelihood of achieving a liquidity event, such as an initial public offering or a sale of Embark given prevailing market conditions;

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the history and nature of Embark’s business, industry trends and competitive environment; and

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general economic outlook including economic growth, inflation, unemployment, interest rate environment and global economic trends.

Embark’s board of directors determined the fair value of Embark’s common stock by first determining enterprise value of Embark’s business, and then using that to derive a per share value of Embark’s common stock.
The enterprise value of Embark’s business was estimated by considering several factors, including estimates using the cost approach, market approach and the income approach. The cost approach estimates the fair market value of an organization by utilizing the balance sheet to take the total fair market value of assets minus the fair market value of liabilities. The market approach was estimated based on the projected value of comparable public companies in a similar line of business that are publicly traded. The income approach estimates the enterprise value of the business based on the cash flows that it expects to generate over its remaining life. These future cash flows are discounted to their present values using a rate of return appropriate for the risk of achieving the business’ projected cash flows. The present value of the estimated cash flows is then added to the present value equivalent of the residual value of the business at the end of the projected period to calculate the business enterprise value. In addition to the three approaches described above, Embark factors in recent arms-length transactions such as the closest round of equity financing preceding the date of valuation.
After determining Embark’s enterprise value, an allocation of enterprise value is made to Embark’s various classes of equity to determine the value of common stock. In allocating the enterprise value of Embark’s business to common stock through October 2020, Embark used the option pricing method (“OPM”), whereas after October 2020, Embark used a combination of OPM and probability weighted expected return method (“PWERM”). PWERM involves a forward-looking analysis of the possible future outcomes of the enterprise. This method is particularly useful when discrete future outcomes can be predicted at a relatively high level of confidence with a probability distribution. Discrete future outcomes considered under PWERM include an acquisition by a Special Purpose Acquisition Company (“SPAC”) of Embark’s common stock, as well as other market-based outcomes. Determining the fair value of the enterprise using PWERM requires Embark to develop assumptions and estimates for both the probability of a liquidity event and stay private outcomes, as well as the values Embark expects those outcomes could yield.
A discount for lack of marketability (“DLOM”) is applied to arrive at a fair value of Embark’s common stock. A DLOM is meant to account for the lack of marketability of a stock that is not traded on public exchanges. In making the final determination of common stock value, consideration is also given to recent sales of common stock.
Application of these approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding Embark’s expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact Embark’s valuations as of each valuation date and may have a material impact on the valuation of Embark’s common stock.
For valuations after the completion of the Business Combination, Embark’s board of directors determines the fair value of each share of underlying common stock based on the closing price of Embark’s common stock as reported on the date of grant.
Warrants
The Partner Development Program warrants were classified as equity on Embark’s balance sheet as the underlying shares of common stock are not considered to be mandatorily redeemable, do not include an obligation of Embark to repurchase its equity shares or to issue a variable number of equity shares. The warrants are measured at fair value on the issuance date. The fair value of the underlying common stock was measured using a Black-Scholes (“BSM”) option-pricing model. The following assumptions and inputs were utilized within the BSM option-pricing model: exercise price, fair value of the underlying common stock, risk-free interest rate, expected term, expected dividend yield and expected volatility, which are all determined in the same manner with Embark’s stock options as detailed in the above “Stock-Based Compensation Expense” section. Pursuant to the original terms of the warrant agreement, upon the completion of the Merger, all outstanding Partner Development Program warrants were extinguished and exercised in exchange for restricted common stock. The common stock is subject to the same vesting conditions existing under the warrant agreement such that unvested common stock is subject to forfeiture if the holder terminates its services to Embark prior to vesting.
The Public, Private, FPA and Working Capital warrants are recognized as liabilities on Embark’s balance sheet. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The initial fair value of the Public, Private, FPA and Working Capital warrants have been measured at fair value based on observable listed prices for such public warrants. The fair value of the Public and FPA warrants as of December 31, 2021 are based on observable listed prices for such public warrants. The fair value of the Private and Working Capital warrants as of December 31, 2021 are determined using the Black-Scholes option valuation model.
Capitalization of Internally Developed Software
Embark capitalizes certain internal use software development costs associated with creating and enhancing internal use software related to Embark’s product suite and technology infrastructure. These costs include personnel and related employee benefits expenses for employees who are directly associated with and who devote time to software projects. Embark expenses software development costs that do not meet the criteria for capitalization as incurred and records them in research and development expenses in Embark’s statements of operations.
Software development activities generally consist of three stages: (i) the planning stage; (ii) the application and infrastructure development stage; and (iii) the post implementation stage. Costs incurred in the planning and post implementation stages of software development, including costs associated with the post configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. Embark capitalizes costs associated with software developed for internal use when both the preliminary project stage is completed and management has authorized further funding for the completion of the project. Embark capitalizes costs incurred in the application and infrastructure development stages, including significant enhancements and upgrades. Capitalization ends once a project is substantially complete and the software and technologies are ready for their intended purpose. Embark will amortize internal use software development costs using a straight-line method over their estimated useful life commencing when the software is ready for its intended use. Embark estimates a useful life of three years for technology infrastructure related software. As Embark’s product suite is not yet ready for its intended use, amortization has not yet begun.
All capitalized software requires the ongoing assessment for recoverability which requires judgment by management with respect to certain external factors including, but not limited to, anticipated future gross revenues, estimated economic useful life, and changes in competing software technologies.
Internal Control Over Financial Reporting
With the oversight of senior management, Embark initiated a remediation plan in 2021 and engaged external advisors and consultants that assisted with the implementation of the remediation plan. The Company’s remediation efforts are focused on (i) hiring of personnel with technical accounting and financial reporting experience; (ii) implementation of improved accounting and financial reporting processes; and (iii) implementation of systems to improve the completeness, timeliness and accuracy of the Company’s financial reporting.
Embark believes the measures described above should remediate the material weakness identified and strengthen our internal control over financial reporting. The remediation initiatives outlined above are estimated to take place over the next 6 to 12 months. While Embark continues the challenging and costly process to implement our plan to remediate the material weakness, we cannot predict the success of such plan or the outcome of our assessment of this plan until the remediation initiatives have been completed and have been operating effectively for a sufficient period of time. We can give no assurance that this implementation will remediate these deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Embark is committed to evolving and improving our processes and internal control necessary to satisfy the accounting and financial reporting requirements as a public company.
New Accounting Pronouncements
See Note 2, Summary of Significant Accounting Policies, to the financial statements included elsewhere in this prospectus.
JOBS Act Accounting Election
Embark is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Embark intends to elect to adopt new or revised accounting standards under private company adoption timelines. Accordingly, the timing of Embark’s adoption of new or revised accounting standards will not be the same as other public companies that are not emerging growth companies or that have opted out of using such extended transition period. See Note 1 to the financial statements for further discussion.
Quantitative and Qualitative Disclosures about Market Risk
Embark is exposed to certain market risks in the ordinary course of Embark’s business.
Credit Risk
Embark is exposed to credit risk on Embark’s investment portfolio. Investments that potentially subject Embark to credit risk consist principally of cash and investments in debt securities. Embark places cash and cash equivalents with financial institutions with high credit standing and excess cash in marketable investment grade debt securities.
Interest Rate Risk
Embark is exposed to interest rate risk on its investment portfolio. Investments that potentially subject Embark to interest rate risk consist principally of cash and investments in debt securities. As of March 31, 2022, Embark has cash and cash equivalents of $244.5 million, consisting of U.S. Treasury securities and interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of Embark’s investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of its cash, cash equivalents, and investments.
Inflation Risk
Embark is exposed to the impact of wage inflation, and experienced wage inflation during 2021. Although wages increased during 2021, and the continuing supply chain crisis and geopolitical conflict in Ukraine may contribute to continuing inflation, Embark does not believe that inflation has had a material effect on its business, results of operations, or financial condition. If Embark’s costs were to become subject to more significant inflationary pressures before we commercialize and sell our technology, we will not be able to offset such higher costs through price increases. Embark’s inability to do so could harm its business, results of operations, and financial condition. As a pre-revenue company, Embark is also exposed to the impact of interest rate risk on Embark’s stock price. As a pre-revenue company with expected future cash flows, investors may apply a discount rate to Embark’s valuation based on prevailing interest rates, finding Embark more or less attractive relative to other investments with differing cash flow profiles.

MANAGEMENT
As of the date of May 20, 2022, below is our list of officers and directors:
Name	Age	Position
Alex Rodrigues	26	Chief Executive Officer, Founder and Director
Brandon Moak	26	Chief Technology Officer, Founder and Director
Richard Hawwa	38	Chief Financial Officer
Siddhartha Venkatesan	44	Chief Legal Officer
Stephen Houghton	42	Chief Operating Officer
Elaine Chao	69	Director
Patricia Chiodo	57	Director
Pat Grady	39	Director
Ian Robertson	62	Director
Executive Officers
Alex Rodrigues.   Alex Rodrigues co-founded Embark and has served as our Chief Executive Officer since the company’s founding in 2016. Mr. Rodrigues has an extensive background in robotics, beginning with a world robotics championship win as a middle school student in 2009. Mr. Rodrigues studied at the University of Waterloo, where he built Canada’s first self-driving vehicle, a golf cart that was used to take guests on tours of the campus. Mr. Rodrigues is a 2016 Thiel Fellowship recipient and was accepted into Silicon Valley startup incubator Y-Combinator, where he launched Embark. Under Mr. Rodrigues’s tenure as Chief Executive Officer, Embark has achieved a number of industry firsts as it commercializes autonomous freight: Embark was the first self-driving truck company to achieve an autonomous coast-to-coast drive, the first to reach 100,000 miles driven on public roads, and the first to open transfer points. We believe that Mr. Rodrigues is highly-qualified to serve as a member of our board of directors due to his longtime leadership of our company, deep business experience in the autonomous trucking sector, and technical expertise in robotics.
Brandon Moak.   Brandon Moak co-founded Embark and has served as our Chief Technology Officer since the company’s founding in 2016. In his role, he leads engineering and R&D at our company, and has overseen development of the Embark Driver software, the core of Embark’s commercialization effort. Mr. Moak has also led the design and development of the Embark Universal Interface, a first-of-its-kind set of standardized self-driving components and flexible interfaces necessary for major truck OEMs to more easily and robustly integrate Embark’s autonomous technology onto their vehicle platforms. Mr. Moak previously worked as a robotics engineer and a software developer, respectively, at technology companies Kindred.ai and Clear Blue Technologies. Mr. Moak is an alumnus of the University of Waterloo where he studied mechatronics engineering. Mr. Moak has served on our board of directors since our inception and will continue in this role. We believe that Mr. Moak is highly-qualified to serve as a member of our board of directors due to his longtime leadership of research and development at the company, deep business experience in the autonomous trucking sector, and technical expertise in robotics.
Richard Hawwa.   Richard Hawwa has served as our Chief Financial Officer since May 2021. Mr. Hawwa has more than 15 years of investment banking experience. Prior to joining us, Mr. Hawwa most recently served as a Managing Director at Citigroup, responsible for coverage of a variety of industrial and technology companies across the global mobility sector. Mr. Hawwa began his career as an analyst in the investment banking division at UBS. Throughout his career, Mr. Hawwa’s primary responsibilities included working with companies assisting on capital raising transactions and advising on strategic matters. Prior to assuming mobility sector coverage responsibility, Mr. Hawwa specialized in M&A, working across a diverse set of disruptive and traditional sectors, including biotechnology, medical device technology, financial technology, diversified industrials and energy. Mr. Hawwa has advised and assisted on a variety of complex transactions with an aggregate transaction value of more than $125 billion in North America, Europe and Asia. Mr. Hawwa graduated in three years with honors from Southern Methodist University with a Bachelor of Business Administration in Finance and a minor in Economics.

Siddhartha (Sid) Venkatesan.   Siddhartha Venkatesan has served as our Chief Legal Officer since April 2021. Mr. Venkatesan was previously a Partner at Orrick, Herrington & Sutcliffe LLP, specializing in intellectual property strategy as well as litigation of high stakes IP matters in courts and tribunals around the country. Mr. Venkatesan has represented a wide range of technology clients in a diverse array of matters, including as part of trial teams that secured or defeated eight-and nine-figure claims, and numerous other representations for companies including Apple, Applied Materials, eBay, Brocade, CoreLogic and Acer as well as many startups. Mr. Venkatesan also served as a legal executive and Chief IP Counsel at GE Digital, General Electric’s Industrial IoT business, and was Chief Operating Officer and General Counsel at a private equity-held capital equipment manufacturer. Mr. Venkatesan has a B.S. in Mechanical and Aerospace Engineering from Cornell University, a J.D. from NYU School of Law and an M.B.A. from the Wharton School, University of Pennsylvania.
Stephen Houghton.   Stephen Houghton has served as our Chief Operating Officer since January 2022. Previously, Mr. Houghton has served as our Chief Operations and Fleet Officer. Prior to joining us in June 2021, Mr. Houghton served as the Head of Autonomous Vehicles (AV) Go To Market at Amazon (AWS) and as Vice President of Global Markets running operations for Cruise, General Motors’ Autonomous Vehicles Division. Mr. Houghton also served as an active duty Officer in the United States Marine Corps. Mr. Houghton has a Master of Business Administration from Stanford Business School, a Master in Public Administration from Harvard Kennedy School of Government, and a Bachelor of Business Administration from Southern Methodist University.
Directors
Elaine Chao.   Elaine Chao has served on our board since November 2021 and has also served as a member of Embark’s board of directors from June 2021. Ms. Chao is the former U. S. Secretary of Labor and the former U. S. Secretary of Transportation. She is the first Asian Pacific American woman to be appointed to a President’s cabinet in American history. Prior to being appointed Secretary of Labor, she was President and CEO of United Way of America, Director of the Peace Corps, Deputy Secretary of U. S. Department of Transportation, Chair of the Federal Commission. She has also worked in the private sector as vice president of Syndications for BankAmerica Capital Markets Group and Citibank. She has also been a director on a number of Fortune 100 public and nonprofit boards. The recipient of 37 honorary doctorate degrees, she has a MBA from Harvard Business School.
Ms. Chao’s extensive leadership experience in high profile positions at large, complex organizations in the public, private and non-profit sectors brings valuable perspective to matters relevant to the Company in the areas of global competitiveness, international geopolitical dynamics, workforce development, trends in governmental policies and corporate governance. In particular, Ms. Chao’s service as U.S. Secretary of Transportation provides extensive knowledge and experience regarding safety, and the importance of innovation and infrastructure in our nation’s economic competitiveness. Her service as U.S. Secretary of Labor provides extensive knowledge and experience regarding labor and employment trends, workforce health and safety, pension benefits and competition in a worldwide economy. Ms. Chao’s ongoing board memberships in the financial and communications industries also provide further insight into finance, macroeconomics and new media developments.
Patricia Chiodo.    Patricia Chiodo has served on our board since November 2021. Ms. Chiodo currently serves as the Chief Financial Officer of Verra Mobility Corporation, and served in the same capacity at ATS Consolidated, Inc. prior to its business combination with Verra Mobility Corporation, since June 2015. Previously, Ms. Chiodo served as the Co-President and Chief Financial Officer of Origami Owl LLC from September 2013 to April 2015. Ms. Chiodo also served as a director of Acme Lift Company from March 2013 to March 2015. Prior to joining Origami Owl LLC, Ms. Chiodo was a consultant to privately held companies from May 2012 to August 2013, and was the Senior Vice President and Chief Financial Officer for RSC Holdings, Inc. from April 2010 to April 2012. Ms. Chiodo holds a bachelor’s degree in business administration from the University of Arizona. Embark believes Ms. Chiodo is well-qualified to serve on its board of directors due to her extensive business experience as a financial executive of a public company and of multiple businesses.
Pat Grady.   Pat Grady has served on our board since November 2021 and has also served as a member of Embark’s board of directors from May 2018. Mr. Grady currently serves as a Partner at

Sequoia Capital, which he joined in 2007, and is responsible for Sequoia Capital’s growth-stage investment business. Mr. Grady is an active senior business professional, and currently serves as a director of multiple companies, including, Amplitude, Attentive, Cribl, Drift, Namely, Okta (OKTA), and Pilot. These ongoing memberships provide insight into the enterprise technology and financial services industry and developments. During his career, he has also worked with companies such as HubSpot (HUBS), Jive Software, MarkLogic, Medallia (MDLA), OpenDNS, Qualtrics (XM), ServiceNow (NOW), Snowflake (SNOW), Sumo Logic (SUMO), Sunrun (RUN), and Zoom (ZM), among others. Mr. Grady received a Bachelor of Science degree from Boston College. Embark believes Mr. Grady is well-qualified to serve on its board of directors due to his extensive experience in working with and serving at the boards of growth-stage businesses.
Ian Robertson.   Ian Robertson has served on our board since November 2021. One of NGA’s founders, has served as its Chief Executive Officer and a member of its Board of Directors since its formation. He also served as the Vice Chair of the Board of Directors of Northern Genesis Acquisition I from June 2020 until consummation of its initial business combination in May 2021 and has served as Chief Executive Officer and a member of the Board of Directors of Northern Genesis Acquisition III since its formation in January 2021. Mr. Robertson is an active senior business professional and currently leads InfraStar Investments, an infrastructure investment fund management company. In July 2021, he was appointed Co-Chair of the Board of Directors of Largo Resources Ltd. (TSX: LGO) (NASDAQ: LGO) and interim President of Largo Clean Energy Corp., a subsidiary of Largo Resources Ltd. Mr. Robertson co-founded APCI in 1988 and previously served as Chief Executive Officer and Director of Algonquin Power & Utilities Corp. from October 2009 through July 2020. During his leadership tenure, Algonquin grew to become one of Canada’s largest power and utilities companies, serving regulated electricity, natural gas and water utility customers in the United States and Canada and owning and operating a large portfolio of global renewable wind and solar powered generation capacity. He has more than 30 years of experience in the origination and execution of global infrastructure investment initiatives and is committed to the concept of sustainable investing. Mr. Robertson previously served on the Board of Directors of Atlantica Sustainable Infrastructure plc (NASDAQ: AY), a publicly listed affiliate of Algonquin traded on the NASDAQ exchange. Mr. Robertson received an electrical engineering degree from the University of Waterloo, a Master of Business Administration from York University, and a Master of Law from the Law School of the University of Toronto. He is a professional engineer and holds a Chartered Financial Analyst designation. Embark believes Mr. Robertson is well-qualified to serve on its board of directors due to his business experience and contacts and relationships.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Corporate Governance
Composition of the Board of Directors
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Our board of directors consists of six directors, and we plan to add a new director to our board. In accordance with our Charter, our board of directors is be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:
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The Class I directors are Patricia Chiodo and Alex Rodrigues, and their terms will expire on June 9, 2022 (the first annual general meeting of stockholders to be held following the completion of the Business Combination);

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The Class II directors are Elaine Chao and Ian Robertson, and their terms will expire at the second annual general meeting of stockholders to be held following the completion of the Business Combination; and

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The Class III directors are Pat Grady and Brandon Moak and their term will expire at the third annual general meeting of stockholders to be held following the completion of the Business Combination.

The division of Embark’s board of directors into three classes with staggered three-year terms may delay or prevent a change of Embark’s management or a change in control.
Director Independence
As a result of our Class A common stock being listed on Nasdaq, we must comply with the applicable rules of such exchange in determining whether a director is independent. We undertook a review of the independence of the individuals named above and have determined that each of Elaine Chao, Pat Grady, Ian Robertson and Patricia Chiodo as “independent” as defined under the applicable Nasdaq rules. It is anticipated that the seventh director will be “independent” as defined under applicable Nasdaq rules.
Committees of the Board of Directors
Our board of directors directs the management of its business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and governance committee each of which operates under a written charter.
In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. The charters of all three committees are available on our investor relations website, “https://investors.embarktrucks.com/”, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.
Audit Committee
Our audit committee consists of Patricia Chiodo, Elaine Chao, and Ian Robertson, with Patricia Chiodo serving as the chair of the committee. Our board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of our audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
Our board of directors has determined that Patricia Chiodo qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, our board has considered Patricia Chiodo’s formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.
The audit committee’s responsibilities include, among other things:
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appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

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discussing with our independent registered public accounting firm their independence from management;

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reviewing with our independent registered public accounting firm the scope and results of their audit;

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pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

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overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we files with the SEC;

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reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

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establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee
Our compensation committee consists of Pat Grady and Patricia Chiodo. Patricia Chiodo and Pat Grady are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. Our board of directors has determined that Patricia Chiodo and Pat Grady are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee.
The compensation committee’s responsibilities includes, among other things:
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reviewing and setting or making recommendations to our board of directors regarding the compensation of Embark’s executive officers;

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making recommendations to Embark’s board of directors regarding the compensation of Embark’s board of directors;

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reviewing and approving or making recommendations to Embark’s board of directors regarding Embark’s incentive compensation and equity-based plans and arrangements; and

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appointing and overseeing any compensation consultants.

The composition and function of the compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Pat Grady and Ian Robertson, with Ian Robertson servicing as the chair of the committee. Our board of directors has determined that Pat Grady and Ian Robertson are “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.
The nominating and corporate governance committee’s responsibilities include, among other things:
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identifying individuals qualified to become members of our board of directors, consistent with criteria approved by Embark’s board of directors;

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recommending to Embark’s board of directors the nominees for election to our board of directors at annual meetings of our stockholders;

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overseeing an evaluation of our board of directors and its committees; and

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developing and recommending to our board of directors a set of corporate governance guidelines. We believe that the composition and functioning of Embark’s nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards.

Our board of directors may from time to time establish other committees.
Code of Ethics
We have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our website, https://investors.embarktrucks.com/. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Embark, that has one or more executive officers serving as a member of our board of directors.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2021 Summary Compensation Table” below. For the year ended December 31, 2021, our “named executive officers” and their positions were as follows:
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Alex Rodrigues, our Chief Executive Officer;

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Brandon Moak, our Chief Technology Officer; and

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Richard Hawwa, our Chief Financial Officer.

2021 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for fiscal years ended December 31, 2020 and December 31, 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Total ($)
Alex Rodrigues Chief Executive Officer	2021	180,000	—	57,211,582	57,391,582
	2020	160,673			160,673
Brandon Moak Chief Technology Officer	2021	180,000	—	30,805,652	30,985,652
	2020	160,673			160,673
Richard Hawwa Chief Financial Officer	2021	228,846	$87,500(2)	37,410,000	37,726,346

(1)
Amounts reflect the full grant-date fair value of restricted stock units granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock unit awards made to executive officers in Note 7 to our audited consolidated financial statements included elsewhere in this prospectus.

(2)
Represents the portion of Mr. Hawwa’s retention bonus that was earned and no longer subject to repayment at the end of 2021.

Narrative to the Summary Compensation Table
2021 Base Salary
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Messrs. Rodrigues and Moak each have an annual base salary equal to $180,000 and Mr. Hawwa has an annual base salary equal to $350,000. The actual base salaries paid to each named executive officer for 2021 are set forth in the “Summary Compensation Table” above in the column titled “Salary.”
2021 Cash Bonuses
We did not maintain an annual bonus program for our employees in 2021, including our named executive officers. None of our named executive officers received any annual bonus payments with respect to their services in 2021.
In connection with commencement of employment, Mr. Hawwa received a retention bonus equal to $150,000. Such retention bonus was paid shortly after his employment start date, but is subject to repayment on a prorated basis in the event of termination by the Company for Cause or by Mr. Hawwa without Good Reason (each as defined in his offer letter and described below) during the first twelve months of his employment. The amount set forth in the “Summary Compensation Table” above in the column titled “Bonus” reflects the portion that was earned and no longer subject to repayment as of the December 31, 2021.
Equity Compensation
We previously maintained the Amended and Restated 2016 Stock Plan, or the 2016 Stock Plan, pursuant to which we have granted stock options and restricted stock units to certain service providers, including the awards described below. Unvested stock options and restricted stock units granted pursuant to the 2016 Stock Plan were converted into stock options and restricted stock units in the Company and remain outstanding and eligible to vest in accordance with their terms following the consummation of the Business Combination. The description of awards below reflect such conversion.
On June 28 2021, we granted 29,065,434 and 15,650,321 performance-vesting restricted stock units to Messrs. Rodrigues and Moak, respectively. Such restricted stock units are eligible to vest in equal installments upon achievement of escalating share price thresholds of $20.00, $35.00, $50.00, $65.00, $80.00 and $100.00 (calculated based on the 90-day volume weighted average price or, in the event of a change in control, the fair market value based on the terms of such change in control) following the first anniversary of the consummation of the Business Combination, and subject to certain other terms and conditions, including certain specified treatment in the event of change of control or change in role of either Mr. Rodrigues or Mr. Moak, as applicable.
In addition, in connection with the commencement of Mr. Hawwa’s employment on May 1, 2021, we granted him 4,474,510 time-vesting restricted stock units (the “Hawwa RSU Grant”) with grant date June 28, 2021. Twenty-five percent (25%) of the Hawwa RSU Grant will vest on the first anniversary of Mr. Hawwa’s employment start date with the Company and the remaining seventy-five (75%) of the Hawwa RSU Grant will vest in equal monthly installments after such first anniversary, each subject to Mr. Hawwa’s continued employment with the Company through the applicable vesting date over the course of the three subsequent years. In the event Mr. Hawwa is terminated without Cause by the Company or Mr. Hawwa’s Resignation for Good Reason (each as defined in his offer letter and described below) within twelve months after a change in control, all unvested portion of the Hawwa RSU Grant shall immediately vest in full.
Following the Business Combination, no further awards have been granted under the 2016 Stock Plan and, in connection with the Business Combination, we adopted the 2021 Plan, under which we may grant cash and equity incentive awards to directors, employees (including our named executive officers) and consultants in order to continue to attract, motivate and retain the talent for which we compete. No awards were granted to the named executive officers under the 2021 Plan in 2021.
Other Elements of Compensation
Retirement Plans
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits and Perquisites
Health/Welfare Plans.   All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
•
medical, dental and vision benefits;

•
medical and dependent care flexible spending accounts;

•
life insurance and accidental death and dismemberment; and

•
commuter benefits; and

•
cell phone reimbursement.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our employees, including our named executive officers. We do not provide any perquisites to our named executive officers.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or benefits paid or provided by our Company.
Outstanding Equity Awards at Fiscal Year-End Table
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2021.
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (Time-Based Vesting) (#)	Market Value of Shares or Units of Stock That Have Not Vested (Time-Based Vesting) ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (Performance-Based Vesting) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (Performance-Based Vesting) ($)(1)
Alex Rodrigues Chief Executive Officer	6/28/21	—	—	4,844,239(2)	$42,047,994
Brandon Moak Chief Technology Officer	6/28/21	—	—	2,608,386(2)	$22,640,797
Richard Hawwa Chief Financial Officer	5/1/21	4,474,510(3)	$38,838,747	—	—

(1)
Represents the fair market value per share of our common stock of $8.68, as of December 31, 2021.

(2)
This represents the number of shares Class A common stock that vest upon hitting the immediately subsequent stock price hurdle associated with the award of performance-based RSUs (i.e., $20.00) (calculated based on the 90-day volume weighted average price or, in the event of a change in control, the fair market value based on the terms of such change in control) following the first anniversary of the consummation of the Business Combination, subject to continued service through the vesting date. If the maximum stock price hurdle ($100.00) is achieved following the achievement of the five preceding stock price hurdles ($20.00, $35.00, $50.00, $65.00 and $80.00), Messrs. Rodrigues and Moak will be entitled to a cumulative number of shares of Class A common stock equal to 29,065,434 and 15,650,321, respectively, in respect of such RSUs. See “— Equity Compensation” for further details on such awards.

(3)
Twenty-five percent (25%) of the RSUs vest on May 1, 2022 and the remaining seventy-five percent (75%) of the RSUs will vest in equal monthly installments thereafter, in each case, subject to Mr. Hawwa’s continued employment with the Company through the applicable vesting date.

Executive Compensation Arrangements
Each of our named executive officers is subject to an offer letter and confidential information and inventions assignment agreement with the Company. Our named executive officers’ agreements are generally described below.
Alex Rodrigues
On May 9, 2018, the Company and Mr. Rodrigues entered into an offer letter (the “Rodrigues Offer Letter”), providing for his position as Chief Executive Officer of the Company. Mr. Rodrigues’s employment with the Company is at-will and either party may terminate Mr. Rodrigues’s employment at any time for any reason. The Rodrigues Offer Letter provides that Mr. Rodrigues is entitled to a base salary of $100,000 per year (which has subsequently been increased to $180,000). Mr. Rodrigues is also subject to certain confidentiality and inventions assignment obligations pursuant to a separate confidential information and invention assignment agreement, including perpetual confidentiality and a one-year post-termination non-solicit of employees and to the extent appropriate to enforce the Company’s rights to applicable trade secrets, a non-solicit of customers and other business relations.
Brandon Moak
On May 9, 2018, the Company and Mr. Moak entered into an offer letter (the “Moak Offer Letter”), providing for his position as Chief Technology Officer of the Company. Mr. Moak’s employment with the Company is at-will and either party may terminate Mr. Moak’s employment at any time for any reason. The Moak Offer Letter provides that Mr. Moak is entitled to a base salary of $100,000 per year (which has subsequently been increased to $180,000). Mr. Moak is also subject to certain confidentiality and inventions assignment obligations pursuant to a separate confidential information and invention assignment agreement, including perpetual confidentiality and a one-year post-termination non-solicit of employees and to the extent appropriate to enforce the Company’s rights to applicable trade secrets, a non-solicit of customers and other business relations.
Richard Hawwa
On April 2, 2021, the Company and Mr. Hawwa entered into an offer letter (the “Hawwa Offer Letter”), providing for his position as Chief Financial Officer of the Company. Mr. Hawwa’s employment with the Company is at-will and either party may terminate Mr. Hawwa’s employment at any time for any reason.
The Hawwa Offer Letter provides that Mr. Hawwa is entitled to a base salary of $350,000 per year. In addition, the Hawwa Offer Letter provides that Mr. Hawwa is entitled to a retention bonus in the amount of $150,000 (the “Hawwa Retention Bonus”). The Hawwa Retention Bonus will be earned after Mr. Hawwa completes 12 months of employment following May 1, 2021 (i.e., Mr. Hawwa’s start date). If Mr. Hawwa’s employment with the Company is terminated for Cause or by Mr. Hawwa for any reason other than a Resignation for Good Reason, Mr. Hawwa will immediately repay the prorated amount of the Hawwa Retention Bonus (e.g., an amount equal to 1/12th multiplied by (i) (A) 12 less (B) the number of whole months of employment Mr. Hawwa has completed with the Company).
In the event of Mr. Hawwa’s termination without Cause by the Company or Mr. Hawwa’s Resignation for Good Reason, subject to Mr. Hawwa’s execution and non-revocation of a release of claims, Mr. Hawwa will be entitled to receive (i) six months of base salary continuation and (ii) six months of continued coverage under the Company’s group health plans, with such coverage paid by the Company.
For purposes of the Hawwa Offer Letter, “Cause” means (i) Mr. Hawwa’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) Mr. Hawwa’s material breach of any written agreement between Mr. Hawwa and the Company, (iii) Mr. Hawwa’s material failure to comply with the Company’s material written policies or rules, (iv) Mr. Hawwa’s conviction of, or his plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (v) Mr. Hawwa’s gross negligence or willful misconduct (A) in the performance of Mr. Hawwa’s duties for the Company or (B) that could reasonably be expected to bring Mr. Hawwa or the Company into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the public, (vi) Mr. Hawwa’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s board of directors or (vii) Mr. Hawwa’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Mr. Hawwa’s cooperation; provided that, with respect to subparts (ii), (iii), (vi), and (vii) above, no such determination may be made until Mr. Hawwa has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (provided that no such notice or cure period shall be required to the extent that either (A) the events or circumstances constituting “Cause” are not curable or (B) the provision of such notice or cure period could result in material harm to the Company). Notwithstanding the foregoing, any action or inaction taken by Mr. Hawwa based upon Mr. Hawwa’s reasonable reliance on advice of counsel to the Company or the direction of the board of directors or Chief Executive Officer shall not in and of itself form the basis for Cause.
For purposes of the Hawwa Offer Letter, “Resignation for Good Reason” means a separation as a result of Mr. Hawwa’s resignation within 12 months after one of the following conditions has come into existence without Mr. Hawwa’s consent: (i) a reduction in Mr. Hawwa’s base salary, other than a reduction of up to 10% in connection with similar decreases of other officers of the Company, (ii) A diminution in title set forth in the Hawwa Offer Letter, or a material diminution of Mr. Hawwa’s authority, duties or responsibilities provided however, that a change in Mr. Hawwa’s title, position or authority following a Change of Control shall not constitute Good Reason so long as Mr. Hawwa retains substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the same business of the Company following the Change of Control; (iii) a material change in the Company’s remote work policies requiring a relocation of Mr. Hawwa’s principal workplace by more than 30 miles or the Company’s breach of the Hawwa Offer Letter. A Resignation for Good Reason will not be deemed to have occurred unless Mr. Hawwa gives the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving Mr. Hawwa’s written notice.
Mr. Hawwa is also subject to certain confidentiality and inventions assignment obligations pursuant to a separate confidential information and invention assignment agreement, including perpetual confidentiality and a one-year post-termination non-solicit of employees.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Elaine Chao	100,698	—	2,327,254	—	2,427,953
Patricia Chiodo	—	157,893	—	—	157,893
Pat Grady	—	—	—	—	—
Ian Robertson	—	—	—	—	—

(1)
Amounts reflect the full grant-date fair value of restricted stock units and options granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock unit and option awards made to directors in Note 7 to our audited consolidated financial statements included elsewhere in this prospectus.

The table below shows the aggregate numbers of unvested stock and option awards held as of December 31, 2021 by each non-employee director.
Name	Stock Awards Outstanding at 2021 Fiscal Year End	Option Awards Outstanding at 2021 Fiscal Year End
Elaine Chao	—	1,062,697
Patricia Chiodo	16,427	—
Pat Grady	—	—
Ian Robertson	—	—
In 2021, Elaine Chao commenced her services as a non-employee director and received a grant of stock options to purchase 1,342,353 shares of our common stock, which vest in equal monthly installments over the first 48 months of her continuous service (which commenced on February 24, 2021), subject to certain acceleration to the extent she terminates her service due to her acceptance of a qualifying governmental position. In addition, Ms. Chao is entitled to an annual cash retainer of $125,000, payable in quarterly installments. Further, in 2021, Patricia Chiodo commenced her services as a non-employee director and received a grant of 17,522 restricted stock units, one-sixteenth (1/16) of which vested on December 7, 2021 and the remainder of which will vest in equal monthly installments over the 45 months thereafter, subject to her continuous service. Ms. Chiodo will also be entitled to future annual equity awards with a grant date value of $175,000 each, which will vest in equal monthly installments over 12 months following grant. In addition, Ms. Chiodo is entitled to an annual cash retainer of $75,000, payable in quarterly installments.
We have adopted a non-employee director compensation policy. Pursuant to this policy, each eligible non-employee director will be entitled to certain cash fees, including an annual retainer of $75,000. In addition, non-employee directors serving on one or more committees of our board of directors will receive the following additional annual fees, each earned and paid on a quarterly basis: (a) the chair of our audit committee will receive an additional annual fee of $25,000 and other members of our audit committee will receive an additional fee of $12,500, (b) the chair of our compensation committee will receive an additional annual fee of $15,000, and other members of our compensation committee will each receive an additional annual fee of $7,500; and (b) the chair of our nominating and governance committee will receive an additional annual fee of $10,000, and other members of our nominating and governance committee will receive an additional annual fee of $5,000.
Pursuant to this policy, each eligible non-employee director will also be entitled to certain equity- based compensation. Eligible non-employee directors who are engaged in their role as of the date of any annual shareholder meeting will receive an annual restricted stock unit award with a grant date value of $175,000, which will vest at a rate of in equal monthly installments over the one-year period following the annual shareholder meeting, subject to the non-employee director continuing in service through each such date. In addition, each non-employee director who is elected or appointed to the board other than at the annual shareholder meeting will receive, on the date of the initial election or appointment, a one-time restricted stock unit award with a grant date value of $175,000, which will vest in equal monthly installments over the four-year period following the non-employee director’s election or appointment, subject to the non-employee director continuing in service through each such date. In the event of a Change in Control (as defined in the 2021 Plan), the equity awards granted pursuant to this policy will accelerate and vest in full.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of Class A common stock and Class B common stock as of May 20, 2022 by:
•
each person who is known to be the beneficial owner of more than 5% of shares of common stock; and

•
each of Embark’s current executive officers and directors.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The following table reflects beneficial ownership of any shares of Class A Common Stock issuable upon exercise of public warrants or private placement warrants, in each case exercisable or convertible within 60 days of the Closing.
Percentage ownership of our voting securities is based on 367,870,430 shares of our Class A Common Stock and 87,078,981 shares of our Class B Common Stock issued and outstanding as of May 20, 2022.
Unless otherwise indicated, we believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
Name and Address of Beneficial Owner(1)	Number of Shares of Class A Common Stock	%	Number of Shares of Class B Common Stock	%
5% Holders
Entities Affiliated With Sequoia Capital(2)	53,144,138	14.4%	—	—
Data Collective IV, L.P.(3)	63,720,154	17.3%	—	—
Affiliates of Maven Ventures(4)	21,684,426	5.9%	—	—
Directors and Executive Officers	—	—
Alex Rodrigues(5)	—	—	50,034,332	57.5%
Brandon Moak(6)	—	—	37,044,649	42.5%
Richard Hawwa	1,305,065	*	—	—
Siddhartha Venkatesan	419,485	*	—	—
Stephen Houghton	201,974	*	—	—
Elaine Chao	447,451	*	—	—
Pat Grady(7)	53,886,635	14.6%	—	—
Patricia Chiodo	3,651	*	—	—
Ian Robertson(8)	304,357	*	—	—
All directors and officers as a group (nine individuals)	56,568,618	15.4%	87,078,981	100.0%

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is 424 Townsend Street, San Francisco, CA 94107.

(2)
Consists of (i) 18,679,330 shares of Class A common stock held of record by Sequoia Capital U.S. Growth Fund VII, L.P. (“GFVII”); (ii) 1,106,850 shares of Class A common stock held of record by Sequoia Capital U.S. Growth VII Principals Fund, L.P. (“GFVII PF”, and collectively with GFVII, the “GFVII Funds”); (iii) 25,631,605 shares of Class A common stock held of record by Sequoia Capital U.S. Venture Fund XV, L.P. (“SC XV”); (iv) 1,542,608 shares of Class A common stock held of record by Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P. (“STPQ XV”); (v) 554,099 shares of Class A common stock held of record by Sequoia Capital U.S. Venture Partners Fund XV, L.P. (“STP XV”); and (vi) 5,629,646 shares of Class A common stock held of record by Sequoia Capital U.S. Venture XV Principals Fund, L.P. (“SC XV PF”, and collectively with SC XV, STPQ XV and STP XV, the “SC XV Funds”). SC US (TTGP), Ltd. is (i) the general partner of SC U.S. Growth VII Management, L.P., which is the general partner of each of the GFVII Funds, and (ii) the general partner of SC U.S. Venture XV Management, L.P., which is the general partner of each of the SC XV Funds. The directors and stockholders of SC U.S. Venture XV Management, L.P. who exercise voting and investment discretion with respect to the SC XV Funds include Douglas Leone, Roelof Botha, Alfred Lin and James Goetz. The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the GFVII Funds include Pat Grady, one of Embark’s directors. The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the GFVII Funds include Douglas Leone, Roelof Botha, Pat Grady, Carl Eschenback and James Goetz. Mr. Grady expressly disclaims beneficial ownership of the shares held by the GF VII Funds. The address for each of the Sequoia Capital entities identified in this footnote is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.
(3)
Consists of 63,720,154 shares of Class A common stock held of record by Data Collective IV, L.P. (“DCVC IV”). Data Collective IV GP, LLC, or DCVC IV GP, is the general partner of DCVC IV. Zachary Bogue and Matthew Ocko are the managing members of DCVC IV GP. Zachary Bogue and Matthew Ocko exercise voting and dispositive power over the shares held by DCVC IV. The address of the entities listed herein is 270 University Avenue, Palo Alto, California 94301.

(4)
Includes 20,684,426 shares of Class A common stock held of record by Maven Ventures Fund II, L.P., 300,000 shares of Class A common stock held of record by Maven Ventures Fund III, L.P. and 700,000 shares of Class A common stock held of record by Maven Ventures Opportunity Fund I, L.P. The general partner of Maven Ventures Fund II, L.P. is Maven Ventures Partners II, LLC. The general partner of Maven Ventures Fund III, L.P. is Maven Ventures Partners III, LLC. The general partner of Maven Ventures Opportunity Fund I, L.P. is Maven Ventures Opportunity Partners I, LLC. The address of the entities identified in this footnote is 631 Emerson St., Palo Alto, California 94301.

(5)
Consists of shares of Class B common stock held by Mr. Rodrigues as grantor-trustee of the Alex Rodrigues Living Trust.

(6)
Consists of shares of Class B common stock held by Mr. Moak as grantor-trustee of the Brandon Moak Living Trust.

(7)
Consists of (a) 742,497 shares of Class A common stock held by Mr. Grady and (b) shares listed in footnote 2 above held of record by entities affiliated with Sequoia Capital. Mr. Grady, one of Embark’s directors, is a partner of Sequoia Capital and, therefore, may be deemed to exercise voting and investment discretion with respect to the shares listed in footnote 2 above. Mr. Grady disclaims beneficial ownership of the shares held by the Sequoia Capital entities.

(8)
Consists of 164,523 shares of Class A common stock and 139,834 warrants to purchase Class A common stock. Active Engineering Services Limited is the record holder of these shares, and such shares can be deemed to be beneficially held by Techno Whiz Kid Inc., which is controlled by Mr. Robertson. The address for Active Engineering Services Limited and Mr. Robertson is 4801 Main Street, Suite 1000 Kansas City, Missouri 64112. The address for Techno Whiz Kid Inc. is 6 Raymar Place, Oakville, Ontario Canada L6J 6M1.

SELLING SHAREHOLDER
This prospectus relates to the possible offer and resale from time to time the Shareholder of up to 30,450,000 shares of Class A common stock that have been or may be issued by us to the Shareholder pursuant to the Purchase Agreement (including shares of Class A common stock that have been or may be issued to the Shareholder as consideration for it entering into the Purchase Agreement). For additional information regarding the issuance of the shares of Class A common stock to be offered by the Shareholder included in this prospectus, see the section titled “Committed Equity Financing.” We are registering the shares of Class A common stock included in this prospectus pursuant to the provisions of the Cantor Registration Rights Agreement in order to permit the Shareholder to offer the shares of Class A common stock for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and as set forth in the section titled “Plan of Distribution” in this prospectus, the Shareholder has not had any material relationship with us or any of our affiliates within the past three years. All of the data in the following tables is as of May 20, 2022.
The following tables are prepared based on information provided to us by the Shareholder. They set forth the name and address of the Shareholder, the aggregate number of shares of Class A common stock that the Shareholder may offer pursuant to this prospectus, and the beneficial ownership of the Shareholder both before and after giving effect to the offering, assuming we sell to the Shareholder all of the 30,450,000 shares of Class A common stock covered by this prospectus. We have calculated percentage ownership based on 367,870,430 shares of Class A common stock outstanding as of May 20, 2022.
We cannot advise you as to whether the Shareholder will in fact sell any or all of the securities set forth in the tables below or how long the Shareholder will hold any shares of Class A common stock before selling them. In addition, subject to compliance with applicable securities laws, the Shareholder may sell, transfer or otherwise dispose of, at any time and from time to time, such securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. Because the purchase price of the shares of Class A common stock that may be issued under the Purchase Agreement is determined on each purchase date with respect to each purchase, the number of shares of Class A common stock that we may actually sell to the Shareholder under the Purchase Agreement may be fewer than or more than the number of shares of Class A common stock being offered by this prospectus. For purposes of the below tables, unless otherwise indicated below, we have assumed that the Shareholder will have sold all of the securities covered by this prospectus upon the completion of the offering.
	Number of shares of Class A common stock Owned Prior to Offering		Maximum Number of shares of Class A common stock which may be Offered Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
Name of Selling Shareholder	Number(1)	Percent(2)		Number(2)	Percent(3)
CF Principal Investments LLC(4)	450,000	*	30,450,000	—	—

*
Represents beneficial ownership of less than 1% of the outstanding shares of our Class A common stock.

(1)
In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Cantor may be required to purchase under the Purchase Agreement, because the issuance of such shares of Class A common stock is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Cantor’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP Purchases of common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of Class A common stock to Cantor to the extent such shares of Class A common stock, when aggregated with all other Shares then beneficially owned by Cantor, would cause Cantor’s beneficial ownership of our common stock to exceed 4.99%. The Purchase Agreement also prohibits us from issuing or selling shares of Class A common stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless sales of common stock are made at a price equal to or greater than $1.48 per Share, such that the Exchange Cap limitation would not apply under applicable rules of Nasdaq. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.
(2)
Assumes the sale of all shares of Class A common stock being offered pursuant to this prospectus.

(3)
Applicable percentage ownership is based on 367,870,430 shares of Class A common stock outstanding as of May 20, 2022.

(4)
CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor Fitzgerald, L.P. (“CFLP”) and directly or indirectly controls the managing general partner of Cantor Fitzgerald Securities (“CFS”), the sole member of Cantor. Howard Lutnick is Chairman and Chief Executive of CFGM and trustee of CFGM’s sole stockholder. CFLP, indirectly, holds a majority of the ownership interests in CFS, and therefore also indirectly, Cantor. As such, each of CFLP, CFGM, CFS and Mr. Lutnick may be deemed to have beneficial ownership of the securities directly held by Cantor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The foregoing should not be construed in and of itself as an admission by any of CFLP, CFGM, CFS or Mr. Lutnick as to beneficial ownership of the securities beneficially owned, directly, Cantor. The business address of Cantor is 110 East 59th Street, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
DeSPAC Registration Rights Agreement
In connection with the Closing, we entered into a DeSPAC Registration Rights Agreement with the Sponsor and certain former equityholders of Embark. The DeSPAC Registration Rights Agreement, subject to the terms thereof, requires the Company to, among other things, file a resale shelf registration statement on behalf of the Sponsor and the other parties to the DeSPAC Registration Rights Agreement and their respective permitted transferees within thirty (30) days following the Closing. The DeSPAC Registration Rights Agreement provides for certain demand rights and piggyback registration rights in favor of each of the Sponsor and the other parties to the DeSPAC Registration Rights Agreement and their respective permitted transferees, subject to customary underwriter cutbacks. We have agreed to pay certain fees and expenses relating to registrations under the DeSPAC Registration Rights Agreement.
Proxy Voting Agreement
In connection with the Closing, Embark entered into a third party proxy voting agreement (the “Proxy Voting Agreement) dated November 10, 2021, by and among Brandon Moak, Alex Rodrigues and, solely with respect to certain enumerated provisions, Embark Trucks. Pursuant to the Proxy Voting Agreement, Mr. Moak has provided Mr. Rodrigues with an irrevocable proxy on all matters requiring a shareholder vote on behalf of himself and any permitted transferees. The Proxy Voting Agreement provides for reciprocal rights to the extent Mr. Moak (or his permitted transferees) own a greater number of shares of common stock. The Proxy Voting Agreement includes certain termination provisions including the consummation of a change of control and the occurrence of the Sunset Date other than as a result of death or disability.
Policies and Procedures for Related Person Transactions
Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). We have a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, our legal department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. In addition, any potential related person transaction that is proposed to be entered into by the Company must be reported to the Company’s Chief Legal Officer, by both the related person and the person at the Company responsible for such potential related person transaction.
If our legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our Chief Legal Officer is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. Any proposed transaction that has been identified as a Related Person Transaction may be consummated or materially amended only following approval by the Audit Committee in accordance with the provisions of our policy. No director may participate in approval of a related person transaction for which he or she is a related person. In the event that advance Audit Committee approval of a Related Person Transaction requiring approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided that if the Audit Committee’s ratification is not forthcoming management shall make all reasonable efforts to cancel or annul such related person transaction. Any related person transaction, if not a related person transaction when originally consummated, or if not initially identified as a related person transaction prior to consummation, shall be submitted to the Audit Committee for review and ratification at the Audit Committee’s next regularly scheduled meeting upon the recognition. The Audit Committee shall consider whether to ratify and continue, amend and ratify, or terminate and rescind such related person transaction and if the Audit Committee’s ratification is not forthcoming management shall make all reasonable efforts to cancel or annul such related person transaction.
Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.

DESCRIPTION OF OUR SECURITIES
Authorized Capitalization
General
The total amount of Embark’s authorized capital stock consists of 4,000,000,000 shares of Class A common stock, par value $0.0001 per share, 100,000,000 shares of Class B common stock, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Embark has approximately 367,870,430 shares of Class A common stock and 87,078,981 shares of Class B common stock outstanding as of May 20, 2022, excluding contingent shares.
The following summary describes all material provisions of Embark’s capital stock. Embark urges you to read its Charter and Bylaws.
Preferred Stock
Embark’s board of directors has authority to issue shares of preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of Embark’s Class A common stock, restricting dividends on Embark’s capital stock, diluting the voting power of Embark’s Class A common stock, impairing the liquidation rights of Embark’s capital stock, or delaying or preventing a change in control of Embark.
Class A Common Stock
Class A common stock is not entitled to preemptive or other similar subscription rights to purchase any of Embark’s securities. Class A common stock is neither convertible nor redeemable. Unless Embark’s board of directors determines otherwise, Embark will issue all of Embark’s capital stock in uncertificated form.
Class B Common Stock
Class B common stock is not entitled to preemptive or other similar subscription rights to purchase any of Embark’s securities. Class B common stock is convertible into Class A common stock. The Embark Founders hold all of the outstanding shares of Class B common stock.
Voting Rights
Each holder of Class A common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Charter. Each holder of Class B common stock is entitled to ten votes per share on each matter submitted to a vote of stockholders, as provided by the Charter. Following the Business Combination, holders of Class B common stock have the ability to control the business affairs of Embark. The Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Charter, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Dividend Rights
Each holder of shares of common stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of Embark’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Embark’s preferred stock, if any, and any contractual limitations on Embark’s ability to declare and pay dividends.

Other Rights
Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of Embark preferred stock that Embark may designate and issue in the future.
Liquidation Rights
If Embark is involved in voluntary or involuntary liquidation, dissolution or winding up of Embark’s affairs, or a similar event, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Embark preferred stock, if any, then outstanding.
Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 12 months following the IPO. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Class A common stock. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of one or more warrants, the total number of shares of Class A common stock that the holder of such warrants would be entitled to receive includes a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the total number of shares of Class A common stock to be issued to the warrant holder. As a result, warrant holders would need to sell any warrants that otherwise would result in a fractional interest in order to obtain value from the fractional interest that will not be issued.
The warrants will expire five years following the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
If our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, we may call the warrants for redemption:
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

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if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described herein) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.
We will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant, including the holders of the private placement warrants, to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.
We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A common stock on account of such shares (or other shares of common stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.
The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
One or more warrants may be exercised, in the aggregate, only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of any warrants. If, upon exercise of one or more warrants, the total number of shares of Class A common stock that the holder of such warrants would be entitled to receive includes a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the total number of shares of Class A common stock to be issued to the warrant holder. As a result, warrant holders would need to sell any warrants that otherwise would result in a fractional interest in order to obtain value from the fractional interest that will not be issued.
Private Placement Warrants
Title to the private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable until 30 days after Closing except to certain permitted transferees and they will not be redeemable by us so long as they are held by the initial purchasers or their permitted transferees. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
In order to provide working capital or finance transaction costs in connection with the Closing, the Sponsor, its officers, directors and director nominees or its affiliates were entitled to loan us funds on a non-interest basis. Such loans were entitled to be converted into warrants to purchase Class A common stock, at a price of $1.50 per warrant at the option of the lender (the “working capital warrants”). The terms of the working capital warrants are subject to the same terms as the private placement warrants. In connection with Closing we issued 2,000,000 working capital warrants.
Anti-takeover Effects of the Charter and the Bylaws
The Charter and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Embark. Embark expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Embark to first negotiate with the Board, which Embark believes may result in an improvement of the terms of any such acquisition in favor of Embark’s stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.
Staggered Board of Directors
The Charter provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of Embark’s board of directors will be elected by its shareholders. The terms of the Class I directors will expire in 2022 the terms of the Class II directors will expire in 2023 and the terms of the Class III directors will expire in 2024. Beginning in 2022, Embark shareholders will elect directors for three-year terms upon the expiration of their current terms. Embark shareholders will elect only one class of directors each year. Embark believes that classification of Embark’s board of directors will help to ensure the continuity and stability of Embark’s business strategies and policies as determined by Embark’s board of directors. There is no cumulative voting in the election of directors.
As such, this classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Embark’s board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors also may delay, defer, or prevent a tender offer or an attempt to change control of Embark, even though a tender offer or change in control might be believed by Embark’s shareholders to be in their best interest.
Special Meetings of Stockholders
The Charter provides that a special meeting of stockholders may be called by the Chairperson of the Board, (b) the Board, (c) the Chief Executive Officer of Embark or (d) the President of Embark at any time, including prior to or after the Trigger Date and prior to or after the Sunset Date. In addition, the Bylaws also provide that beginning on the Trigger Date and until the Sunset Date, special meetings of the stockholders may be called by the Secretary of Embark upon the written request of any one or more holders of record that collectively hold, in the aggregate, at least 25% of the voting power of the issued and outstanding shares of stock of Embark. Any such special meeting may be postponed, rescheduled or cancelled by the Board or other person calling the meeting.
Action by Written Consent
The Charter provides that, beginning on the Trigger Date and until the Sunset Date, any action required or permitted to be taken by the stockholders at an annual or special meeting of stockholders may be taken by a written consent in lieu of a meeting; however, during all other periods, including prior to the Trigger Date and after the Sunset Date, any such action shall not be taken by written consent in lieu of a meeting.
Removal of Directors and Filling Director Vacancies
The Charter provides that (i) after the Trigger Date and until the Sunset Date, directors of Embark may be removed, with or without cause, only upon the affirmative vote of a holders of at least a majority of the voting power of all of the common stock entitled to vote in an election of directors and (ii) during any other period, including prior to the Trigger Date and after the Sunset Date, directors may be removed only for cause and only by holders of majority of the voting power of all of the common stock entitled to vote in an election of directors.
In connection with the filling of vacancies, the Charter provides that (i) following the Trigger Date and until the Sunset Date, all vacancies on the board of directors, however created, may only be filled by the affirmative vote of holders of at least a majority of the voting power of the outstanding common stock entitled to vote in an election of directors and (ii) for any other period, including prior to the Trigger Date and after the Sunset Date, any director vacancy may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Under the Charter, following the Trigger Date Embark opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders, except that the modified restrictions provide that the Embark Founders and their permitted transferees will not be deemed to be “interested stockholders,” regardless of the percentage of their voting stock and are therefore not be subject to such restrictions. Until the Trigger Date, Section 203 of the DGCL will govern such transactions. The Charter provides for a multi-class stock structure, which will give the Embark Founders, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Embark, control over all matters requiring stockholder approval, including in connection with the merger or other sale of Embark or the sale of all or substantially all of its assets.
Limitations on Liability and Indemnification of Officers and Directors
The Charter provides that Embark will indemnify its directors to the fullest extent authorized or permitted by applicable law. Embark expects to enter into agreements to indemnify Embark’s directors, executive officers and other employees as determined by the Board. Under its Bylaws, Embark is required to indemnify each of Embark’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Embark or was serving at Embark’s request as a director, officer, employee or agent for another entity. Embark must indemnify Embark’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Embark , and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require Embark to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Embark. Any claims for indemnification by Embark’s directors and officers may reduce Embark’s available funds to satisfy successful third-party claims against Embark and may reduce the amount of money available to Embark.
Exclusive Jurisdiction of Certain Actions
The Charter requires, to the fullest extent permitted by law, that derivative actions brought in the name of Embark, actions against directors, officers and employees for breach of fiduciary duty, any provision of the DGCL, the Charter, the Bylaws and other similar actions may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of the Charter and (b) service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Charter will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although Embark believes this provision benefits Embark by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Embark’s directors and officers.
Transfer Agent
The transfer agent for Embark’s Class A common stock is Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF EMBARK SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Embark at the time of, or at any time during the three months preceding, a sale and Embark is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Embark was required to file reports) preceding the sale.
Persons who have beneficially owned restricted common stock shares or warrants for at least six months but who are affiliates of Embark at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of common stock then outstanding; or

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the average weekly reported trading volume of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Embark under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Embark.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the Form 10 information was filed with the SEC.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)
We are registering the resale by the Shareholder of 30,450,000 shares of Class A common stock.
We will not receive any of the proceeds from the sale of the securities by the Shareholder. Assuming a price per share of Class A common stock of $1.50, the closing price of our common stock on May 27, 2022, we may receive up to $43.7 million in aggregate gross proceeds from the Shareholder under the Purchase Agreement in connection with sales of our Class A common stock to the Shareholder pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of shares of our Class A common stock sold and the price at which the shares of Class A common stock are sold.
The shares of Class A common stock beneficially owned by the Shareholder covered by this prospectus may be offered and sold from time to time by the Shareholder. The term “Shareholder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Shareholder as a gift, pledge, partnership distribution or other transfer. The Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale by the Shareholder. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Shareholder may sell its shares of Class A common stock by one or more of, or a combination of, the following methods:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of Nasdaq;

•
through trading plans entered into by a Shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
to or through underwriters or broker-dealers;

•
in privately negotiated transactions;

•
in options transactions;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, any shares of Class A common stock that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
The Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Shareholder has informed us that it intends to use one or more registered broker-dealers (one of which is an affiliate of the Shareholder) to effectuate all sales, if any, of our shares of Class A common stock that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Shareholder has informed us that each such broker-dealer (excluding any broker-dealer that is an affiliate of the Shareholder), may receive commissions from the Shareholder for executing such sales for the Shareholder and, if so, such commissions will not exceed customary brokerage commissions.
As consideration for its irrevocable commitment to, at our request, purchase our shares of Class A common stock under the Purchase Agreement, we issued 450,000 shares of Class A common stock with a value of $1.50 to the Shareholder upon execution of the Purchase Agreement. The $675,000 value of the

Upfront Commitment Fee is based on the closing price of the Company’s shares of Class A common stock on Nasdaq on May 27, 2022. In accordance with FINRA Rule 5110, the $675,000 value of the Upfront Commitment Fee (calculated at the time such shares were issued) are deemed underwriting compensation in connection with sales of the shares of Class A common stock by the Shareholder to the public. We also have agreed to reimburse the Shareholder up to $75,000 for the fees and disbursements of its counsel in connection with the transactions contemplated by the Purchase Agreement and up to $25,000 per fiscal quarter thereafter for up to 36 months, or up to $300,000 in the aggregate, in connection with the Shareholder’s ongoing due diligence review. In accordance with FINRA Rule 5110 these reimbursed fees and expenses are deemed underwriting compensation in connection with sales of shares of Class A common stock by the Shareholder to the public.
The total underwriting compensation to be received in connection with sales of shares of Class A common stock by the Shareholder to the public, as determined under FINRA Rule 5110, will not exceed 8% of the maximum value of the 30,450,000 shares of Class A common stock to be sold to the public.
We also have agreed to indemnify the Shareholder and certain other persons against certain liabilities in connection with the offering of Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Shareholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Shareholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A common stock in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of shares of Class A common stock in the course of hedging the positions they assume with Shareholder. The Shareholder may also sell shares of Class A common stock short and redeliver the shares to close out such short positions. The Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Shareholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Shareholder or borrowed from any Shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Shareholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Shareholder in amounts to be negotiated immediately prior to the sale.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Shareholder and its affiliates. In addition, we will make copies of this prospectus available to the Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
We know of no existing arrangements between the Shareholder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Class A common stock offered by this prospectus.
The Shareholder is an affiliate of CF&CO, a FINRA member which will act as an executing broker for the sale of shares of Class A common stock to the public in this offering. Because the Shareholder will receive all the net proceeds from sales of shares of Class A common stock made to the public through CF&CO, CF&CO is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently this offering will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with Rule 5121 CF&CO is not permitted to sell shares of Class A common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

LEGAL MATTERS
Latham & Watkins LLP, Washington, D.C. has passed upon the validity of the securities of Embark Technology, Inc. offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS
The financial statements of Embark Technology, Inc. as of and for the years ended December 31, 2021 and 2020 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.embarktrucks.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

Embark Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)
	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$244,488	$264,615
Restricted cash, short-term	65	130
Prepaid expenses and other current assets	12,005	12,746
Total current assets	256,558	277,491
Restricted cash, long-term	812	275
Property, equipment and software, net	11,086	9,637
Operating lease right-of-use assets	6,099	—
Other assets	3,722	3,596
Total assets	$278,277	$290,999
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,099	$2,497
Accrued expenses and other current liabilities	6,151	3,142
Current portion of operating lease liabilities	1,948	—
Short-term notes payable	357	358
Total current liabilities	12,555	5,997
Long-term notes payable	641	722
Warrant liability	27,264	49,419
Long-term portion of operating lease liabilities	4,438	—
Other long-term liability	111	50
Long-term deferred rent	—	177
Total liabilities	45,009	56,365
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, none issued and none outstanding as of March 31, 2022 and December 31, 2021	—	—
Class A common stock, $0.0001 par value; 4,000,000,000 shares authorized, 362,832,986 shares issued as of March 31, 2022; 4,000,000,000 shares authorized, 362,832,986 shares issued as of December 31, 2021	36	36
Class B common stock, $0.0001 par value; 100,000,000 shares authorized, 87,078,981 shares issued as of March 31, 2022 and December 31, 2021	9	9
Additional paid-in capital	434,573	417,492
Accumulated deficit	(201,350)	(182,903)
Total stockholders’ equity	233,268	234,634
Total liabilities and stockholders’equity	$278,277	$290,999
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Embark Technology, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)
	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$18,695	$6,231
General and administrative	21,926	2,290
Total operating expenses	40,621	8,521
Loss from operations	(40,621)	(8,521)
Other income (expense):
Change in fair value of warrant liability	22,156	—
Other income	26	9
Interest income	13	30
Interest expense	(21)	—
Loss before provision for income taxes	(18,447)	(8,482)
Net loss	$(18,447)	$(8,482)
Net loss attributable to common stockholders, basic and diluted	$(18,447)	$(8,482)
Net loss per share attributable to common stockholders:
Basic and diluted, Class A and Class B	$(0.04)	$(0.18)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	452,623,022	47,538,331
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Embark Technology, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands)
(unaudited)
	Three Months Ended March 31,
	2022	2021
Net loss	$(18,447)	$(8,482)
Other comprehensive loss (net of tax):
Unrealized losses on available-for-sale securities, net	—	(19)
Comprehensive loss	$(18,447)	$(8,501)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Embark Technology, Inc.
Condensed Consolidated Statements of Preferred Stock and Stockholder’s Equity
(in thousands, except number of shares)
(unaudited)
	Preferred Stock		Founders Preferred Stock		Common Stock		Class A		Class B		Warrants	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2022	—	$—	—	$—	—	$—	362,832,986	$36	87,078,781	$9	23,153,266	$417,492	$(182,903)	$—	$234,634
Shares issued upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	372	—	—	372
Vesting of early exercised options	—	—	—	—	—	—	—	—	—	—	—	11	—	—	11
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	16,698	—	—	16,698
Repurchase of early exercised options	—	—	—	—	—	—	—	—	—	—	—	0	—	—	0
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(18,447)	—	(18,447)
Balance at March 31, 2022	—	$—	—	$—	—	$—	362,832,986	$36	87,078,781	$9	23,153,266	$434,573	$(201,350)	$—	$233,268
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Embark Technology, Inc.
Condensed Consolidated Statements of Preferred Stock and Stockholder’s Equity (Continued)
(in thousands, except number of shares)
(unaudited)
	Preferred Stock		Founders Preferred Stock		Common Stock		Class A		Class B		Warrants	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2021	260,582,311	$1	484,912	$—	141,216,455	$—	—	$—	—	$—	—	$129,449	$(58,690)	$45	$70,805
Shares issued upon exercise of stock options	—	—	—	—	1,244,349	—	—	—	—	—	—	94	—	—	94
Vesting of early exercised options	—	—	—	—	—	—	—	—	—	—	—	5	—	—	5
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	598	—	—	598
Issuance of common stock warrants	—	—	—	—	—	—	—	—	—	—	—	83	—	—	83
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(19)	(19)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(8,482)	—	(8,482)
Balance at March 31, 2021	260,582,311	$1	484,912	$—	142,460,804	$—	—	$—	—	$—	—	$130,229	$(67,172)	$26	$63,084
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Embark Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(18,447)	$(8,482)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	383	222
Amortization expense – right-of-use assets – operating leases	488	—
Stock-based compensation, net of amounts capitalized	16,602	562
Issuance of warrants for services	—	83
Change in fair value of warrants	(22,156)	—
Net amortization of premiums and accretion of discounts on investments	—	120
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	682	29
Other assets	(126)	(65)
Accounts payable	1,644	264
Other long-term liabilities	60	—
Accrued expenses and other current liabilities	2,645	476
Net cash used in operating activities	(18,225)	(6,791)
Cash flows from investing activities
Maturities of investments	—	18,243
Purchase of property, equipment and software	(1,717)	(973)
Net cash provided by (used in) investing activities	(1,717)	17,270
Cash flows from financing activities
Payment towards notes payable	(81)	(66)
Proceeds from exercise of stock options	372	94
Repurchase of early exercised stock options	(4)	—
Net cash provided by (used in) financing activities	287	28
Net increase (decrease) in cash, cash equivalents and restricted cash	(19,655)	10,507
Cash, cash equivalents and restricted cash at beginning of period	265,020	11,460
Cash, cash equivalents and restricted cash at end of period	$245,365	$21,967
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$18	$16
Supplemental schedule of noncash investing and financing activities
Acquisition of property, equipment and software in accounts payable	$284	$176
Acquisition of trucks by assuming notes payable	$—	$278
Right-of-use assets obtained in exchange for lease obligations	$6,587	$—
Stock-based compensation capitalized into internally developed software	$156	$36
Vesting of early exercised stock options	$15	$5
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements
1.
DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Embark Technology, Inc. was originally incorporated in Delaware on September 25, 2020 under the name Northern Genesis Acquisition Corp. II (“NGA”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On November 10, 2021 (the “Closing Date”), the Company (at such time named Northern Genesis Acquisition Corp. II) consummated the business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated June 22, 2021 with the pre-Business Combination company, Embark Trucks, Inc. (“Embark Trucks”). In connection with the consummation of the Business Combination, the Company changed its name from Northern Genesis Acquisition Corp. II to Embark Technology, Inc. and became the parent entity of Embark Trucks.
The Merger was accounted for as a reverse recapitalization with Embark as the accounting acquirer and NGA as the acquired company for accounting purposes. Accordingly, all historical financial information presented in the financial statements represent the accounts of Embark as if Embark is the predecessor to the Company. The shares and net loss per common share, prior to the Merger, have been retroactively restated as shares reflecting the exchange ratio established in the Merger (approximately 2.98 shares of Company Class A common stock for 1 share of Embark Class A common stock).
The principal activities of Embark Technology, Inc. (“Embark” or the “Company”) include design and development of autonomous driving software for the truck freight industry. The Company is headquartered in San Francisco, California and was incorporated in the State of Delaware in 2016. Other than Embark Trucks, the Company has no subsidiaries as of March 31, 2022.
The Company has devoted substantially all of its resources to develop its autonomous truck technology, to enable and expand its route models - transfer point and direct-to-customer, to expand its partnerships with shippers and carriers, to raising capital, and providing general and administrative support for these operations. The Company has not generated revenues from its principal operations through March 31, 2022.
Prior to the Merger, NGA ordinary shares and warrants were traded on the New York Stock Exchange (“NYSE”) under the ticker symbols “NGAB” and “NGAB.WS”, respectively. On the Closing Date, the Company’s Class A common stock and warrants began trading on the NASDAQ under the ticker symbols “EMBK” and “EMBKW”, respectively. One of the primary purposes of the Merger was to provide a platform for Embark Trucks to gain access to the U.S. capital markets.
Basis of Presentation
The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).
Unaudited Interim Financial Information
These interim Unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited financial statements and notes thereto contained elsewhere in this prospectus. The condensed consolidated balance sheet at December 31, 2021, has been derived from the audited financial statements at that date, but does not include all disclosures, including notes, required by GAAP for complete financial statements. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the annual financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of March 31, 2022 and the Company’s results of operations and cash flows for the three months ended March 31, 2022 and 2021. The interim results are not necessarily indicative of the results for any future interim period or for the entire year.

Business Combination
The Company entered into the Merger Agreement with NGA, a special purpose acquisition company, on June 22, 2021. On November 10, 2021, as part of the Business Combination, Merger Sub, a newly formed subsidiary of NGA, merged with and into Embark Trucks. In connection with the consummation of the Business Combination, the separate corporate existence of Merger Sub ceased; Embark Trucks survived and became a wholly owned subsidiary of NGA, which was renamed Embark Technology, Inc.
The Business Combination was accounted for as a reverse recapitalization, in accordance with GAAP. Under the guidance in ASC 805, Embark was treated as the “acquired” company for financial reporting purposes. Embark Trucks was deemed the accounting predecessor of the combined business, and Embark Technology, Inc., as the parent company of the combined business, was the successor SEC registrant, meaning that Embark’s financial statements for previous periods will be disclosed in the registrant’s periodic reports filed with the SEC. The Business Combination had a significant impact on Embark’s reported financial position and results as a consequence of the reverse recapitalization. The most significant changes in Embark’s reported financial position and results were a net increase in cash of $243.9 million, net of transaction costs for the Business Combination of $70.2 million. As of March 31, 2022 and December 31, 2021, the Company had warrant liabilities of $27.3 million and $49.4 million, respectively.
Liquidity and Capital Resources
On November 10, 2021, Embark consummated the Business Combination, generating net increase in cash of $243.9 million, net of transaction costs for the Business Combination of $70.2 million.
The Company has incurred losses from operations since inception. The Company incurred net losses of $18.4 million and $8.5 million for the three months ended March 31, 2022 and 2021, respectively, and accumulated deficit amounts to $201.4 million and $182.9 million as of March 31, 2022 and December 31, 2021, respectively. Net cash used in operating activities was $18.2 million and $6.8 million for the three months ended March 31, 2022 and 2021, respectively.
The Company’s liquidity is based on its ability to enhance its operating cash flow position, obtain capital financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures. As of March 31, 2022 and December 31, 2021, the Company’s balance of cash and cash equivalents was $244.5 million and $264.6 million, respectively.
Based on cash flow projections from operating and financing activities and existing balance of cash and cash equivalents and investments, management is of the opinion that the Company has sufficient funds for sustainable operations, and it will be able to meet its payment obligations from operations and debt related commitments for at least one year from the issuance date of these financial statements. Based on the above considerations, the Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.
The Company’s ability to continue as a going concern is dependent on management’s ability to control operating costs and demonstrate progress against its technical roadmap. This involves developing new capabilities for the Embark Driver software and improving the reliability and performance of the software on public roads. Demonstrating ongoing technical progress will enable the Company to obtain funds from outside sources of financing, including financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Segment Information
Under Accounting Standards Codification (“ASC 280”), Segment Reporting, operating segments are defined as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”), in deciding how to allocate resources and in assessing performance. The Company operates in one segment, the truck business unit, which is focused on enhancing self-driving truck software technology. Therefore, the Company’s chief executive officer, who is also the CODM, makes decisions and manages the Company’s operations as a single operating segment for purposes of allocating resources and evaluating financial performance. All long-lived assets are maintained in, and all losses are attributable to, the United States of America.
Concentration of Risks
Embark’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and restricted cash. Embark maintains its cash and cash equivalents, restricted cash and investments with high-quality financial institutions with investment-grade ratings. A majority of the cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation.
Impact of COVID-19
The outbreak of the novel coronavirus COVID-19, which was declared a global pandemic by the World Health Organization on March 11, 2020 has led to adverse impacts on the U.S. and global economies and has impacted and continues to impact the Company’s supply chain, and operations. Even though the Company has taken measures to adapt to operating in this challenging environment, the pandemic could further affect the Company’s operations and the operations of, partners, suppliers and vendors due to additional shelter- in-place and other governmental orders, facility closures, travel and logistics restrictions, or other factors as circumstances continue to evolve. In response to this pandemic, many jurisdictions in which the Company operates issued stay-at-home orders and other measures aimed at slowing the spread of the virus. While the Company remains open in accordance with guidance from local authorities, the Company experienced a temporary pause in testing of its research and development truck fleet and operations in response to the stay- at-home orders in calendar year 2021. The impacts from stay-at-home orders and other updated local government indoor operation measures are no longer impacting the Company’s operations in 2021, however, there remains uncertainty around the potential disruptions the pandemic could cause looking forward. The Company has instituted policies across its offices to ensure compliance with these updated guidelines. At current, these changes have not impacted the Company’s operations. In response to the Delta and Omicron variants, local governments updated their guidelines for indoor operations. Therefore, the related financial impact and duration cannot be reasonably estimated at this time.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of expenses during the reporting period.
The Company’s most significant estimates and judgments involve the useful lives of long-lived assets, the recoverability of long-lived assets, the incremental borrowing rate (“IBR”) applied in lease accounting, the capitalization of software development costs, the valuation of the Company’s stock-based compensation, including the valuation of warrants to purchase the Company’s stock and the valuation allowance for income taxes. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.
Cash, Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. As of March 31, 2022 and December 31, 2021, the Company had $244.5 million and $264.6 million of cash and cash equivalents, respectively, which included cash equivalents of $13.4 million and $22.3 million in highly liquid investments as of March 31, 2022 and December 31, 2021, respectively.
The Company maintains letters of credit to secure leases of the Company’s offices and facilities. A portion of the Company’s cash is collateralized in conjunction with the letter of credit and is classified as restricted cash on the Company’s condensed consolidated balance sheets. As of March 31, 2022 and December 31, 2021, the Company had $0.9 million and $0.4 million in restricted cash, respectively. At the end of each year of the lease, the face amount of the letter of credit is reduced by a fixed amount of approximately $0.1 million and reclassified into cash and cash equivalents on the Company’s condensed consolidated balance sheets. The Company determines short-term or long-term classification based on the expected duration of the restriction.
The reconciliation of cash and cash equivalents and restricted cash and cash equivalents to amounts presented in the condensed consolidated statements of cash flows are as follows (in thousands):
	As of March 31,		As of December 31, 2021
	2022	2021
Cash and cash equivalents	244,488	21,562	264,615
Restricted cash, short-term	65	65	130
Restricted cash, long-term	812	340	275
Total cash, cash equivalents and restricted cash	245,365	21,967	265,020
Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, restricted cash, prepaid expenses and other current assets, accounts payable and accrued expenses, short-term and long-term notes payable and other current liabilities. The assets and liabilities that were measured at fair value on a recurring basis are cash equivalents and warrant liabilities. The Company believes that the carrying values of the remaining financial instruments approximate their fair values. The Company applies fair value accounting in accordance with ASC 820, Fair Value Measurements for valuation of financial instruments. ASC 820 provides a framework for measuring fair value under GAAP that expands disclosures about fair value measurements, establishes a fair value hierarchy, and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the fair value hierarchy are summarized as follows:

Level 1 — Fair value is based on observable inputs such as quoted prices for identical assets or liabilities in active markets.
Level 2 — Fair value is determined using quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or are directly or indirectly observable.
Level 3 — Fair value is determined using one or more significant inputs that are unobservable in active markets at the measurement date, such as an option pricing model, discounted cash flow, or similar technique.
Public and Private Warrants
As part of NGA’s initial public offering on October 13, 2020, NGA issued to third party investors 41.4 million units, consisting of one share of Class A common stock of NGA and one-third of one warrant, at a price of $10.00 per unit. Each whole warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Further, NGA completed the private sale of 6.7 million warrants to NGA’s sponsor at a purchase price of $1.50 per warrant (the “Private Warrants”). Each Private Warrant allows the sponsor to purchase one share of Class A common stock at $11.50 per share. Subsequent to the Business Combination, 13.8 million Public Warrants and 6.7 million Private Warrants remained outstanding as of March 31, 2022.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants did not become transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants are redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company evaluated the Public and Private Warrants under ASC 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in stockholders’ equity. Since the Public and Private Warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as liabilities on the balance sheet at fair value upon the closing of the Business Combination, with subsequent changes in their respective fair values recognized in the condensed consolidated statement of operations and comprehensive income (loss) at each reporting date.
Convertible Notes and Derivatives
The Company accounts for its derivatives in accordance with, ASC 815-10, Derivatives and Hedging, or ASC 815-15, Embedded Derivatives, depending on the nature of the derivative instrument. ASC 815 requires each contract that is not a derivative in its entirety be assessed to determine whether it contains embedded derivatives that are required to be bifurcated and accounted for as a derivative financial instrument. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if the combined instrument is not accounted for in its entirety at fair value with changes in fair value recorded in earnings, the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms as the embedded derivative would qualify as a derivative instrument. Embedded derivatives are measured at fair value and remeasured at each subsequent reporting period, and recorded within convertible notes, net on the accompanying Balance Sheets and changes in fair value recorded in other expense within the Statements of Operations. Upon the consummation of the Merger, the related convertible note liability was extinguished. As of March 31, 2022, the Company held no derivative instruments.

Property, Equipment and Software
Property, equipment and software is stated at cost less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are recorded on a straight-line basis over each asset’s estimated useful life.
Property, Equipment and Software	Useful life (years)
Machinery and equipment	5 years
Electronic equipment	3 years
Vehicles and vehicle hardware	3 – 7 years
Leasehold improvements	Shorter of useful life or lease term
Furniture and fixtures	7 years
Developed software	2 – 4 years
Leases
The Company determines if a contract contains a lease at inception of the arrangement based on whether the Company has the right to obtain substantially all of the economic benefits from the use of an identified asset and whether the Company has the right to direct the use of an identified asset in exchange for consideration, which relates to an asset which the Company does not own. Right of use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are recognized as the lease liability, adjusted for lease incentives received. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate (“IBR”), because the interest rate implicit in most of its leases is not readily determinable. The IBR is a hypothetical rate based on the Company’s understanding of what its credit rating would be to borrow and resulting interest we would pay to borrow an amount equal to the lease payments in a similar economic environment over the lease term on a collateralized basis. Lease payments may be fixed or variable; however, only fixed payments or in-substance fixed payments are included in the Company’s lease liability calculation. Variable lease payments may include costs such as common area maintenance, utilities, real estate taxes or other costs. Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments are incurred.
Operating leases are included in operating lease ROU assets, operating lease liabilities, current and operating lease liabilities, non-current on the Company’s condensed consolidated balance sheets. For operating leases, lease expense is recognized on a straight-line basis in operations over the lease term. The Company elected the practical expedient not to separate non-lease components from lease components, therefore, the Company accounts for lease and non-lease components as a single lease component. The Company also elected the short-term lease recognition practical expedient for all leases that qualify.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment annually, or whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company assesses the recoverability of these assets by comparing the carrying amount of such assets or asset group to the future undiscounted cash flows it expects the assets or asset group to generate. The Company recognizes an impairment loss if the sum of the expected long-term undiscounted cash flows that the long-lived asset is expected to generate is less than the carrying amount of the long-lived asset being evaluated.
Income Taxes
The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance as of March 31, 2022 and December 31, 2021. Uncertain tax positions taken or expected to be taken in a tax return are accounted for using the more likely than not threshold for financial statement recognition and measurement.
Stock-based Compensation
Stock-based compensation expense related to stock option awards, restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted to employees, directors and non-employees based on estimated grant-date fair values. For stock option awards, the Company uses the straight-line method to allocate compensation expense to reporting periods over each optionee’s requisite service period, which is generally the vesting period, and estimates the fair value of share-based awards to employees and directors using the Black-Scholes option- pricing model. The Black-Scholes model requires the input of subjective assumptions, including expected volatility, expected dividend yield, expected term, risk-free rate of return and the stock price of the underlying common shares on the date of grant. The fair value of each RSU is based on the fair value of the Company’s common stock on the date of grant. The related stock-based compensation is recognized on a graded vesting basis as the RSU awards are associated with a performance condition. For PSU awards, the Company uses the graded vesting to allocate compensation expense, as the PSU awards are associated with market conditions, over the holder’s derived service period, and estimates the fair value of the PSU awards using the Monte Carlo simulation. The Company accounts for the effect of forfeitures as they occur.
Internal Use Software
The Company capitalizes certain costs associated with creating and enhancing internally developed software related to the Company’s technology infrastructure and such costs are recorded within property, equipment and software, net. These costs include personnel and related employee benefit expenses for employees who are directly associated with and who devote time to software development projects. Software development costs that do not qualify for capitalization are expensed as incurred and recorded in research and development expense in the Statements of Operations and comprehensive income (loss).
Software development activities typically consist of three stages: (1) the planning phase; (2) the application and infrastructure development stage; and (3) the post implementation stage. Costs incurred in the planning and post implementation phases, including costs associated with training and repairs and maintenance of the developed technologies, are expensed as incurred. The Company capitalizes costs associated with software developed when the preliminary project stage is completed, management implicitly or explicitly authorizes and commits to funding the project and it is probable that the project will be completed and perform as intended. Costs incurred in the application and infrastructure development phases, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete, and the software is ready for its intended purpose. Software development costs are depreciated using a straight-line method over the estimated useful life, commencing when the software is ready for its intended use. The straight-line recognition method approximates the manner in which the expected benefit will be derived. Internal use software is tested for impairment in accordance with the Company’s long- lived assets impairment policy.
Research and Development Expense
Research and development expense consist of outsourced engineering services, allocated facilities costs, depreciation, internal engineering and development expenses, materials, labor and stock-based compensation related to development of the Company’s products and services. Research and development costs are expensed as incurred except for amounts capitalized to internal-use software.
General, and Administrative Expenses
General, and administrative expense consist of personnel costs, allocated facilities expenses, depreciation and amortization, travel, and business development costs.

Change in fair value of warrant liability
Change in fair value of warrant liability represents the change in fair value of Public, Private, Working Capital and Forward Purchase Agreement (“FPA”) Warrants. For each reporting period, Embark will determine the fair value of the warrant liability, and record a corresponding non-cash benefit or non-cash charge, due to a decrease or increase, respectively, in the calculated warrant liability.
Other Income
As part of the Company’s research and development activities, we contract with shippers and freight carriers to transfer freight between the Company’s transfer hubs in return for cash consideration. Transferring freight with the Company’s research and development truck fleet are not and will not be considered an output of the Company’s ordinary activities. Consideration received from such arrangements is presented as other income in the Company’s Condensed Consolidated Statement of Operations.
Interest Income
Interest income primarily consists of investment and interest income from marketable securities, long- term investments and the Company’s cash and cash equivalents.
Interest Expense
Interest expense consisted primarily of interest on the Company’s various truck financing arrangements.
Net Loss Per Share
Prior to the Merger and prior to effecting the recapitalization, the Company had one class of common stock. Subsequent to the Merger, the Company has two classes of common stock: Class A and Class B common stock. The rights of the holders of Class A and Class B common stock are identical, including the liquidation and dividend rights, except with respect to electing members of the Board of Directors and voting rights. As the liquidation and dividend rights are identical, undistributed earnings and losses are allocated on a proportionate basis and the resulting net loss per share attributable to common stockholders are the same for both Class A and Class B common stock on an individual and combined basis.
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the redeemable convertible preferred stock do not have a contractual obligation to share in any losses. No dividends were declared or paid for the three months ended March 31, 2022 and March 31, 2021. No preferred stock was outstanding as of March 31, 2022.
Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.
Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of redeemable convertible preferred stock, stock options, and warrants. As the Company has reported losses for all periods presented, all potentially dilutive securities including preferred stock, stock options, and warrants, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.
Comprehensive Income (Loss)
Comprehensive income (loss) is defined as the total change in stockholders’ equity during the period other than from transactions with stockholders. Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) is comprised of unrealized gains or losses on investments classified as available-for-sale.

Recently Adopted Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. The Company adopted “ASC 842” on January 1, 2022, using the modified retrospective transition method, specifically the “Comparatives under ASC 840 approach”, and used the effective date as the date of initial application. The Company elected the “package of practical expedients,” which permits Embark not to reassess under ASC 842 its prior conclusions about lease identification, lease classification and initial direct costs. The Company also elected the use of hindsight in determining the lease term and in assessing impairment of the entity’s right-of-use assets. Upon adoption of the new leasing standard on January 1, 2022, the Company recognized right-of-use assets of $4.4 million and lease liabilities of $4.5 million, respectively, which are related to its various operating leases (Note 10). The difference between the right-of-use assets and lease liabilities is primarily attributed to the elimination of deferred rent. There was no adjustment to the opening balance of accumulated deficit as a result of the adoption of ASC 842.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The adoption of ASU 2019-12 is effective for the Company beginning January 1, 2022. The adoption of this standard did not have a material impact to its financial statements.
In May 2021, the FASB issued ASU 2021-04, Modification of equity-classified written call options. ASU 2021-04 provides clarification and reduces diversity in an issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options, such as warrants, that remain equity classified after modification or exchange. This guidance will be effective for us on January 1, 2022 with early adoption permitted and will be applied prospectively. The adoption of ASU 2021-04 is effective for the Company beginning January 1, 2022. The adoption of this standard did not have a material impact to its financial statements.
Recently Issued Accounting Pronouncements
As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on its consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815- 40): Accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing certain separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share for convertible instruments by using the if-converted method. The amendments are effective for the Company beginning January 1, 2024, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the impact of this standard on its consolidated financial statements.
In October 2020, the FASB issue ASU No. 2020-10, Codification Improvements, which updates various codification topics by clarifying or improving disclosure requirements to align with the SEC’s regulations. For the Company, the new standard will be effective for annual reporting periods beginning after December 15,

2021 and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact the adoption of this standard on its consolidated financial statements.
3.   BALANCE SHEET COMPONENTS
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following as of March 31, 2022 and December 31, 2021, respectively (in thousands):
	March 31, 2022	December 31, 2021
	(unaudited)
Prepaid insurance	$6,890	$7,459
Prepaid software	2,224	2,564
Income tax receivable	494	494
Short-term deposits	570	448
Prepaid salary	476	279
Prepaid warrant	876	936
Other	475	566
Total prepaid expenses and other current assets	$12,005	$12,746
Property, Equipment and Software
Property, equipment and software consist of the following as of March 31, 2022 and December 31, 2021, respectively (in thousands):
	March 31, 2022	December 31, 2021
	(unaudited)
Machinery and equipment	$406	$344
Electronic equipment	578	413
Vehicles and vehicle hardware	6,929	6,268
Leasehold improvements	278	258
Developed software	6,108	5,184
Other	27	26
Property, equipment and software, gross	14,326	12,493
Less: accumulated depreciation and amortization	(3,240)	(2,856)
Total property, equipment and software, net	$11,086	$9,637
Depreciation and amortization expense for the three months ended March 31, 2022 and 2021 was $0.4 million and $0.2 million, respectively.
Other Assets
Other assets consist of the following as of March 31, 2022 and December 31, 2021, respectively (in thousands):
	March 31, 2022	December 31, 2021
	(unaudited)
Intangible assets	$3	$4
Long-term deposits	3,719	3,592
Total Other Assets	$3,722	$3,596

Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following as of March 31, 2022 and December 31, 2021, respectively (in thousands):
	March 31, 2022	December 31, 2021
	(unaudited)
Accrued payroll expenses*	$3,189	$823
Accrued legal expenses	696	124
Accrued transaction costs	1,092	1,092
Other	1,174	1,103
Total accrued expenses and other current liabilities	$6,151	$3,142
4.   FAIR VALUE MEASUREMENTS
The carrying value and fair value of the Company’s financial instruments as of March 31, 2022 and December 31, 2021, respectively, are as follows:
	As of March 31, 2022 (in thousands)
	Level 1	Level 2	Level 3	Total
	(unaudited)
Assets
Cash equivalents:
United States money market funds	$13,349	$—	$—	$13,349
Liabilities
Warrant liabilities – FPA warrants	$760	$—	$—	$760
Warrant liabilities – public warrants	$15,732	$—	$—	$15,732
Warrant liabilities – working capital warrants	$—	$—	$2,480	$2,480
Warrant liabilities – private warrants	$—	$—	$8,292	$8,292
	As of December 31, 2021 (in thousands)
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
United States money market funds	$22,349	$—	$—	$22,349
Liabilities
Warrant liabilities – FPA warrants	$1,337	$—	$—	$1,337
Warrant liabilities – public warrants	$27,669	$—	$—	$27,669
Warrant liabilities – working capital warrants	$—	$—	$4,700	$4,700
Warrant liabilities – private warrants	$—	$—	$15,714	$15,714
As of March 31, 2022, there was no transfer from Level 2 to Level 3. As of December 31, 2021, transfers from Level 2 to Level 3 of the fair value hierarchy were $15.5 million for Private and Public Warrants.
The fair value of the above liability classified Public, Private, Working Capital and FPA Warrants have been measured based on the listed market price of such warrants on November 10, 2021. The FPA warrants and public warrants were valued using the public price as of March 31, 2022. The Private and Working Capital warrants were fair valued using the Black Scholes Option Pricing Model as of March 31, 2022. For

the three months ended March 31, 2022, the Company recognized income in the condensed consolidated statement of operations resulting from a change in the fair value of warrants of approximately $22.2 million, presented as other income (expense) on the accompanying condensed consolidated statement of operations.
5.   STOCKHOLDERS’ EQUITY
Shares Authorized and Issued
As of March 31, 2022, the Company had authorized a total of 4,110,000,000 shares for issuance with 4,000,000,000 shares designated as Class A common stock, 100,000,000 shares designated as Class B common stock and 10,000,000 shares designated as preferred stock.
As of March 31, 2022, the Company had 362,832,986 issued as Class A common stock and 87,078,981 issued as Class B common stock.
Preferred Stock
As of March 31, 2022, there were 10,000,000 shares of preferred stock authorized and no shares of preferred and founders preferred stock was issued or outstanding. The Company’s preferred stock, as of March 31, 2022, does not contain any mandatory redemption features, nor are they redeemable at the option of the holder.
Class A and Class B Common Stock
The Company’s Board of Directors has authorized two class of common stock, Class A and Class B. Holders of Class A and Class B common stock are not entitled to preemptive or other similar subscription rights to purchase any of Embark Technology’s securities.
Class A common stock is neither convertible nor redeemable. Class B common stock is convertible into Class A common stock. Unless Embark Technology’s board of directors determines otherwise, Embark Technology will issue all of Embark Technology’s capital stock in certificated form. The Embark Founders held all outstanding shares of Class B common stock up on consummation of the Business Combination.
In connection with the merger with NGA on November 10, 2021, the Embark Founders exchanged 87,078,981 shares of Founder’s common stock, which were entitled to one vote per share, into the same number of shares of Class B common stock, which are entitled to ten votes per share. The Company recorded the incremental value of $13.6 million associated with this transaction as stock-based compensation in general and administrative expenses.
The significant rights, privileges and preferences of common stock as of March 31, 2022 are as follows:
Liquidation Preference
If Embark Technology is involved in voluntary or involuntary liquidation, dissolution or winding up of Embark’s affairs, or a similar event, each holder of Embark Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Embark Technology preferred stock, if any, then outstanding.
Dividends
Each holder of shares of Embark Common Stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of Embark’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Embark’s Preferred Stock, if any, and any contractual limitations on Embark’s ability to declare and pay dividends.
Voting
Each holder of Class A common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Second Amended and Restated Certificate of Incorporation of

Northern Genesis Acquisition Corp. II (the “Charter”). Each holder of Class B common stock is entitled to ten votes per share on each matter submitted to a vote of stockholders, as provided by the Embark Charter. Following the Business Combination, holders of Class B Common Stock have the ability to control the business affairs of Embark. Embark’s Amended and Restated Bylaws (the “Bylaws”) provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Charter, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
6.   WARRANTS
As of March 31, 2022, the following warrants were issued and outstanding:
Description	Classification	Issue Date	Warrants Outstanding	Fair Value Price Per Share	Exercise Price per Share	Expiration
FPA warrants(1)	Liability	November 10,2021	666,663	$1.14	$11.50	November 10,2026
Public warrants	Liability	November 10,2021	13,799,936	$1.14	$11.50	November 10,2026
Private warrants	Liability	November 10,2021	6,686,667	$1.24	$11.50	November 10,2026
Working capital warrants	Liability	November 10,2021	2,000,000	$1.24	$11.50	November 10,2026

(1)
FPA are the “Forward Purchase Agreements” entered into, or amended and restated, by NGA on April 21, 2021

The Company determined the FPA, Public, Private and Working Capital warrants to be classified as a liability and fair valued the warrants on the issuance date using the publicly available price for the warrants, of $41.2 million. The fair value of the FPA and Public warrants were remeasured as of the reporting date with the change in value reflected as part of Other Expense.
The fair value of $27.3 million of Private and Working Capital warrants was determined using the Black-Scholes option valuation model using the following assumptions for values as of March 31, 2022:
Risk-free interest rate	2.43%
Expected term (in years)	4.61
Expected dividend yield	0%
Expected volatility	45.0%
The Company estimates the volatility of its warrants based on a combination of volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
7.   STOCK-BASED COMPENSATION EXPENSE
Stock Option Plan
In connection with the Business Combination, the Company adopted the 2021 Incentive Award Plan (the “2021 Plan”), under which the Company grants cash and equity incentive awards to directors, employees (including named executive officers) and consultants in order to attract, motivate and retain the talent for which the Company competes. The Company terminated the 2016 Stock Plan, provided that the outstanding awards previously granted under the 2016 Plan continue to remain outstanding under the 2016 Plan. Under the 2021 Plan, as of March 31, 2022, the Company has authorized to issue a maximum number of 58,713,535 shares of Class A common stock, with annual increases beginning January 1, 2022 and ending on and including January 1, 2031 of 5% of the aggregate number of shares of Class A common stock outstanding on the last day of the preceding calendar year.
Embark Trucks adopted the 2016 Stock Plan in October 2016 (the “2016 Plan”). The 2016 Plan authorized the grant of incentive stock options, non-statutory stock options, and restricted stock awards to employees, directors, and consultants. The 2016 Plan also initially reserved 993,542 shares of common stock (8,941,878 shares post-split in June 2018) for issuance and designated forfeited option shares to be returned to the option reserve. Options may be early exercised and are exercisable for a term of 10 years from the date of grant. As of March 31, 2022, the Company had registered 79,742,504 shares to be reserved for option grants, RSUs and PSUs previously issued under the 2016 Plan. The Company will not issue additional awards under the 2016 Plan.
Stock Option Valuation
The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted, which requires the input of highly subjective assumptions.
The Company calculates the fair value of each option grant on the grant date using the following assumptions:
Expected Term — The Company uses the simplified method when calculating expected term due to insufficient historical exercise data.
Expected Volatility — As the Company’s shares are not actively traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.
Expected Dividend Yield — The dividend rate used is zero as the Company does not have a history of paying dividends on its common stock and does not anticipate doing so in the foreseeable future.
Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.
	Three Months Ended March 31,
	2022	2021
Risk-free interest rate	n/a	0.55 – 1.10%
Expected term (in years)	n/a	5.47 – 6.07
Expected dividend yield	n/a	0%
Expected volatility	n/a	36.88 – 51.52%
The company did not grant any stock options for the three months ended March 31, 2022.
Option Activity
Changes in stock options are as follows:
	Number of Outstanding Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic (in thousands)
Outstanding at December 31, 2021	25,358,455	$0.20	6.9	$215,093
Exercised	(3,615,572)	0.11		$20,770
Repurchased	13,984	0.29
Cancelled	(277,235)	0.59
Outstanding at March 31, 2022	21,479,632	$0.21	6.7	$121,910
Vested and exercisable as of March 31, 2022	15,271,274	$0.13	6.0	$88,014

The aggregate intrinsic value in the above table is calculated as the difference between the estimated fair value of the Company’s common stock price and the exercise price of the stock options. The company did not grant any stock options for the three months ended March 31, 2022. The weighted average grant date fair value per share for the stock option grants during the three months ended March 31, 2021 was $1.88. As of March 31, 2022, the total unrecognized compensation related to unvested stock option awards granted was $5.02 million, which the Company expects to recognize over a weighted-average period of approximately 2.4 years.
Restricted Stock Units
Prior to the Business Combination, Embark Trucks also granted employees RSUs which are subject to performance and service-based vesting conditions. As the Company went public upon the completion of the Business Combination in November 2021, the performance condition had been met. The RSUs generally vest over either a four year period with 25% of the awarded vesting after the first-year anniversary and one-thirty sixth of the remainder of the award vesting monthly thereafter. Vesting is contingent upon such employee’s continued service on such vesting date. RSUs are generally subject to forfeiture if employment terminates prior to the release of vesting restrictions. The Company may grant RSUs with different vesting terms from time to time.
For the three months ended March 31, 2022, the Company recognized $12.9 million stock-based expense associated with such RSUs. For the three months ended March 31, 2021, the Company did not recognize any stock-based expense associated with such RSUs as the performance condition had not been satisfied until November 10, 2021. As of March 31, 2022, there was $41.0 million unrecognized stock-based compensation expense related to outstanding RSUs granted to employees, with a weighted-average remaining vesting period of 3.9 years.
A summary of the Company’s RSU activities and related information is as follows:
	Number of Shares	Weighted Average Grant date Fair Value Per Share
Balance as of December 31, 2021	9,616,774	$8.44
Forfeited	(111,572)	8.96
Vested	(187,977)	8.36
Balance as of March 31, 2022	9,317,225	$8.43
Performance Stock Units
During 2021, Embark Trucks granted PSUs to its employees. The PSUs are subject to certain market and performance-based conditions which require the Company to become a registered public company and meet market conditions that are based on the Company achieving six different valuation tranches as derived from the achievement of escalating share price thresholds of $20.00, $35.00, $50.00, $65.00, $80.00 and $100.00 (calculated based on the 90-day volume weighted average price or, in the event of a change in control, the fair market value based on the terms of such change in control) following the first anniversary of the consummation of the Business Combination. The market condition can be achieved over ten years in relation to the pre-money valuation prior to the Business Combination. Once the performance condition has been achieved or is considered probably of being achieved, the related stock-based compensation is recognized based on a graded attribution method.
For the three months ended March 31, 2022, the Company recognized $2.6 million stock-based expense associated with such PSUs. For the three months ended March 31, 2021, the Company did not recognize any stock-based expense associated with such PSUs as the performance condition had not been satisfied until November 10, 2021. As of March 31, 2022, there was $81.0 million unrecognized stock-based compensation expense related to outstanding PSUs granted to employees, with a weighted-average remaining vesting period of 8.1 years.

The Company’s PSUs activity for the three months ended March 31, 2022 was as follows:
	Number of Shares	Weighted Average Grant date Fair Value Per Share
Balance as of December 31, 2021	44,715,756	$1.97
Granted	—	—
Forfeited	—	—
Vested	—	—
Balance as of March 31, 2022	44,715,756	$1.97
Common Stock Units
The Company is obligated to issue shares of Class A common stock upon the vesting of certain restricted stock awards that resulted from Embark Trucks warrants that were issued prior to the Business Combination. Pursuant to the terms of these warrant awards, the restricted stock awards were issued for services at the time of consummation of the Business Combination, and are subject to service vesting terms, with the shares being subject to cancellation. The pre-Business Combination warrants were exercised in their entirety on a cashless basis, with the unvested shares being excluded from the stockholders’ equity and becoming subject to the service vesting condition going forward. Early exercises are reclassified to additional paid-in capital as the Company’s cancellation right lapses. The number of unvested shares of Class A common stock were 1,347,848 as of March 31, 2022.
As of March 31, 2022, there was $3.8 million unrecognized stock-based compensation expense related to outstanding Common Stock Units (“CSUs”) granted to non-employees, with a weighted-average remaining vesting period of 2.16 years.
The Company’s CSUs activity for the three months ended March 31, 2022 was as follows:
	Number of Shares	Weighted Average Grant date Fair Value Per Share
Balance as of December 31, 2021	1,481,065	$2.48
Granted	—	—
Forfeited	—	$—
Vested	(133,217)	2.48
Balance as of March 31, 2022	1,347,848	$2.48
The following table presents the impact of stock-based compensation expense on the condensed consolidated statements of operations for the three months ended March 31, 2022 and 2021, respectively (in thousands):
	Three Months Ended March 31,
	2022	2021
Research and development	$3,765	$311
General, and administrative	12,837	251
Total stock-based compensation expense	$16,602	$562
Total stock-based compensation that was capitalized into internally developed software asset was $0.2 million and nil during the three months ended March 31, 2022 and 2021, respectively.
8.   RETIREMENT SAVINGS PLAN
The Company sponsored a savings plan available to all eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan amounts of their pre-tax salary subject to statutory limitations. The Company does not currently offer a match and has not provided a match as of March 31, 2022.

9.   NOTES PAYABLE
On February 18, 2021 and January 5, 2021, the Company entered into financing agreement to finance the purchase of trucks that the Company utilizes for research and development. The financing agreements consisted of a loan of $0.1 million and $0.1 million at an interest rate equal to 6.99% and 7.50% per annum, with a maturity date of April 1, 2026 and January 19, 2027, respectively. The Company makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.
On February 19, 2018, January 28, 2019, and May 23, 2019, the Company entered into financing agreements to finance the purchase of trucks that the Company utilizes for research and development. The financing agreements consisted of a loan of $0.3 million, $0.4 million, and $0.5 million at an interest rate equal to 8.25% per annum, with a maturity date of March 5, 2023, February 14, 2024, and June 12, 2024, respectively. The Company makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.
The Company entered into a financing agreement on August 2, 2016 to finance the purchase of trucks that the Company utilizes for research and development. The financing agreements consisted of a loan of $0.1 million at an interest rate equal to 12.5% per annum, with a maturity date of August 9, 2020. The Company makes equal monthly installment payments over the term of the financing arrangement, which is allocated between interest and principal.
Notes payable as of March 31, 2022 and December 31, 2021 are $1.0 million and $1.1 million, respectively.
The following table presents future payments of principal as of March 31, 2022 (in thousands):
Years Ended December 31,	Amounts
2022 (remaining nine months)	$273
2023	313
2024	176
2025	111
2026 and thereafter	125
Total future payments	$998
10.   COMMITMENTS AND CONTINGENCIES
Legal Proceedings
The Company is subject to legal and regulatory actions that arise from time to time in the ordinary course of business. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events. In the opinion of management, all such matters are not expected to have a material effect on the financial position, results of operations or cash flows of the Company. However, the outcome of litigation is inherently uncertain. There is no material pending or threatened litigation against the Company that remains outstanding as of March 31, 2022 and December 31, 2021.
Operating leases
The Company’s leases primarily include corporate offices. The lease term of operating leases vary from less than a year to seven years. The Company has leases that include one or more options to extend the lease term to a total term of ten years as well as options to terminate the lease within one year. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options. The Company’s lease agreements generally do not contain any residual value guarantees or restrictive covenants.

The components of lease expense were as follows (in thousands):
Three Months Ended March 31, 2022
Lease cost
Operating lease cost	$600
Short-term lease cost(1)	102
Total lease cost	$702

(1)
The Company elected to account for short-term leases in accordance with ASC 842. ASC 842 defines a short-term lease as a lease whose lease term, at commencement, is 12 months or less and that does not include a purchase option whose exercise is reasonable certain. The Company will recognize the lease payments in profit or loss on a straight-line basis over the lease term.

Supplemental cash flow information related to leases was as follows (in thousands):
Three Months Ended March 31, 2022
Other Information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows in operating leases	$477
Right-of-use assets obtained in exchange for lease obligations
Operating lease liabilities	$6,587
Supplemental balance sheet information related to leases was as follows (in thousands, except lease term and discount rate):
March 31, 2022
Assets
Operating lease right-of-use assets	$6,099
Liabilities
Operating lease liability, current	$1,948
Operating lease liability, non-current	$4,438
Total operating lease liability	$6,386
March 31, 2022
Weighted Average Lease Term (in years)
Operating Leases	3.38
Weighted Average Discount Rate
Operating Leases	5.69%
Total future minimum lease payments over the term of the lease as of March 31, 2022, are as follows (in thousands):

Years Ended December 31,	Operating leases
2022 (remaining nine months)	1,723
2023	2,108
2024	1,976
2025	548
2026	563
2027 and thereafter	142
Total undiscounted lease payments	$7,060
Less: imputed interest	(674)
Total lease liabilities	$6,386
As of March 31, 2022, the Company entered into additional operating leases for an office and a truck transfer point of $25.8 million, and $0.6 million respectively. These operating leases will commence in fiscal 2022 with lease terms of seven years and five years respectively, and contain options to renew and extend the terms of up to 60 months and 12 for each renewal, respectively.
11.   NET LOSS PER SHARE
The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the three months ended March 31, 2022 and 2021, respectively (in thousands, except share and per share data).
	Three Months Ended March 31,
	2022	2021
Numerator:
Net loss	$(18,447)	$(8,482)
Net loss attributable to common stockholders	$(18,447)	$(8,482)
Denominator:
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.04)	$(0.18)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	452,623,022	47,538,331
Class A	365,544,041	n/a*
Class B	87,078,981	n/a*

*
Prior to the Merger and prior to effecting the recapitalization in 2021, the Company had one class of common stock. Subsequent to the Merger, the Company has two classes of common stock: Class A and Class B common stock.

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.
The following weighted-average outstanding common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive.

	March 31,
	2022	2021
Founders Preferred shares	—	162,558
Series A-1 convertible preferred shares	—	3,654,873
Series A-2 convertible preferred shares	—	5,372,703
Series A-3 convertible preferred shares	—	2,485,296
Series A-4 convertible preferred shares	—	590,688
Series A-5 convertible preferred shares	—	2,680,236
Series A-6 convertible preferred shares	—	3,647,817
Series A-7 convertible preferred shares	—	15,139,917
Series B convertible preferred shares	—	32,834,601
Series C convertible preferred shares	—	20,949,454
Outstanding options	21,479,632	8,975,275
Warrants issued and outstanding	23,153,266	857,142
Restricted stock units	9,317,225	—
Common stock units	1,347,848	—
Performance stock units	44,715,756	—
Total	100,013,727	97,350,560
12.   SUBSEQUENT EVENTS
On April 1, 2022, Tyler Hardy filed a putative securities class action lawsuit against Embark and certain of our executive officers and the former executive officers of Northern Genesis Acquisition Corp. II, captioned Hardy v. Embark Technology, Inc., et al., Case No. 3:22-cv-02090-JSC, in the United States District Court for the Northern District of California, purportedly on behalf of a class consisting of those who purchased or otherwise acquired Embark common stock between January 12, 2021 and January 5, 2022. The complaint alleges that defendants made false and/or misleading statements in violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Plaintiff Hardy does not quantify any damages in the complaint, but in addition to attorneys’ fees and costs, seeks to recover damages on behalf of himself and other persons who purchased or otherwise acquired Embark stock during the putative class period at allegedly inflated prices and purportedly suffered financial harm as a result.
Embark disputes the allegations in the above-reference matter, intends to defend the matter vigorously, and believes that the claims are without merit. Legal and regulatory proceedings, including the above-reference matter, may be based on complex claims involving substantial uncertainties and unascertainable damages. Accordingly, it is not possible to determine the probability of loss or estimate damages for the above-referenced matter, and therefore, Embark has not established reserves for this proceeding. When Embark determines that a loss is both probable and reasonable estimable, Embark will record a liability, and, if the liability is material, will disclose the amount of the liability reserved. Given that such proceedings are subject to uncertainty, there can be no assurance that legal proceedings individually or in the aggregate will not have a material adverse effect on our business, results of operations, financial condition or cash flows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Embark Technology, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Embark Technology, Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, preferred stock and stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
San Jose, California
March 21, 2022
We have served as the Company’s auditor since 2021.

Embark Technology, Inc.
Balance Sheets
(in thousands, except share and per share data)
	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$264,615	$11,055
Restricted cash, short-term	130	65
Short-term investments	—	53,553
Prepaid expenses and other current assets	12,746	1,367
Total current assets	277,491	66,040
Restricted cash, long-term	275	340
Property, equipment and software, net	9,637	6,526
Other assets	3,596	78
Total assets	$290,999	$72,984
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,497	$399
Accrued expenses and other current liabilities	3,142	892
Short-term notes payable	358	246
Total current liabilities	5,997	1,537
Long-term notes payable	722	512
Warrant liabilities	49,419	—
Other long-term liability	50	—
Long-term deferred rent	177	130
Total liabilities	56,365	2,179
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, none issued and outstanding as of December 31, 2021; 260,582,311 shares authorized, issued and outstanding as of December 31, 2020	—	1
Founders preferred stock, $0.00001 par value; None authorized, issued and outstanding as of December 31, 2021; 3,355,453 shares authorized 484,912 shares issued and outstanding as of December 31, 2020	—	—*
Class A common stock, $0.0001 par value; 4,000,000,000 shares authorized, 362,832,986 shares issued and outstanding as of December 31, 2021; 150,000,000 shares authorized, 141,216,455 shares issued and outstanding as of December 31, 2020	36	—*
Class B common stock, $0.0001 par value; 100,000,000 shares authorized, 87,078,781 shares issued and outstanding as of December 31, 2021; None authorized, issued and outstanding as of December 31, 2020	9	—
Additional paid-in capital	417,492	129,449
Accumulated other comprehensive income	—	45
Accumulated deficit	(182,903)	(58,690)
Total stockholders’ equity	234,634	70,805
Total liabilities and stockholders’ equity	$290,999	$72,984

*
Insignificant amounts are rounded to zero (“ — ” ) for disclosure

The accompanying notes are an integral part of these financial statements

Embark Technology, Inc.
Statements of Operations
(in thousands, except share and per share data)
	Years Ended December 31,
	2021	2020
Operating expenses:
Research and development	55,276	18,831
General and administrative	48,387	3,595
Total operating expenses	103,663	22,426
Loss from operations	(103,663)	(22,426)
Other income (expense):
Other income (expense)	(12,485)	107
Interest income	98	788
Interest expense	(8,163)	—
Loss before provision for income taxes	(124,213)	(21,531)
Provision for income taxes	—	—
Net loss	$(124,213)	$(21,531)
Net loss attributable to common stockholders, basic and diluted	$(124,213)	$(21,531)
Net loss per share attributable to common stockholders:
Basic and diluted, Class A	$(0.67)	$(0.16)
Basic and diluted, Class B	$(0.67)	$—
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted, Class A	173,157,272	138,886,157
Basic and diluted, Class B	12,167,200	—
The accompanying notes are an integral part of these financial statements

Embark Technology, Inc.
Statements of Comprehensive Loss
(in thousands)
	Years Ended December 31,
	2021	2020
Net loss	$(124,213)	$(21,531)
Other comprehensive loss (net of tax):
Unrealized gains (losses) on short-term investments	(45)	(24)
Comprehensive loss	$(124,258)	$(21,555)
The accompanying notes are an integral part of these financial statements

Embark Technology, Inc.
Statements of Preferred Stock and Stockholders’ Equity
(in thousands, except number of shares)
	Preferred Stock Series A, B, C		Founders Preferred Stock		Common Stock		Class A Common Stock		Class B Common Stock		Warrants	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income Loss	Total Stockholders’ Equity
	Shares	Amount(1)	Shares	Amount(1)	Shares	Amount(1)	Shares	Amount(1)	Shares	Amount(1)
Balance at December 31, 2019	260,582,311	$1	484,912	$—	140,201,723	$—	—	$—	—	$—	—	$128,297	$(37,159)	$69	$91,208
Issuance of Series C Preferred Stock, net of issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Secondary sale of Founders Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Shares issued upon exercise of stock options (1)	—	—	—	—	1,014,732	—	—	—	—	—	—	121	—	—	121
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	—	—	61	—	—	61
Stock – based compensation	—	—	—	—	—	—	—	—	—	—	—	970	—	—	970
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(24)	(24)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(21,531)	—	(21,531)
Balance at December 31, 2020	260,582,311	$1	484,912	$—	141,216,455	$—	—	$—	—	$—	—	$129,449	$(58,690)	$45	$70,805
Shares issued upon exercise of stock options(1)	—	—	—	—	1,758,750	—	—	—	—	—	—	189	—	—	189
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	—	—	66	—	—	66
Stock – based compensation	—	—	—	—	—	—	—	—	—	—	—	47,767	—	—	47,767
The accompanying notes are an integral part of these financial statements

Embark Technology, Inc.
Statements of Preferred Stock and Stockholders’ Equity (Continued)
(in thousands, except number of shares)
	Preferred Stock Series A, B, C		Founders Preferred Stock		Common Stock		Class A Common Stock		Class B Common Stock		Warrants	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income Loss	Total Stockholders’ Equity
	Shares	Amount(1)	Shares	Amount(1)	Shares	Amount(1)	Shares	Amount(1)	Shares	Amount(1)
Issuance of Common Stock for services	—	—	—	—	—	—	642,578	—	—	—	—	819	—	—	819
Issuance of Common Stock – Convertible Notes	—	—	—	—	—	—	3,774,951	—	—	—	—	37,445	—	—	37,445
Merger Recapitalization – Class A (Embark Trucks Inc.)	(260,582,311)	(1)	(484,912)	—	(55,896,424)	—	316,963,649	32	—	—	—	—	—	—	31
Merger Recapitalization – Class B (Embark Trucks Inc.)	—	—	—	—	(87,078,781)	—	—	—	87,078,781	9	—	—	—	—	9
Issuance costs for Embark Trucks Inc.	—	—	—	—	—	—	—	—	—	—	—	(41,082)	—	—	(41,082)
Issuance of common stock – PIPE financing	—	—	—	—	—	—	16,000,000	2	—	—	—	159,998	—	—	160,000
Issuance of common stock – FPA	—	—	—	—	—	—	4,000,000	—	—	—	—	40,000	—	—	40,000
Issuance of common stock – NGA public stock holders	—	—	—	—	—	—	11,413,711	1	—	—	—	—	—	—	1
Issuance of common stock – NGA sponsors, net of issuance costs of $29,107	—	—	—	—	—	—	10,038,097	1	—	—	—	85,037	—	—	85,038
The accompanying notes are an integral part of these financial statements

Embark Technology, Inc.
Statements of Preferred Stock and Stockholders’ Equity (Continued)
(in thousands, except number of shares)
	Preferred Stock Series A, B, C		Founders Preferred Stock		Common Stock		Class A Common Stock		Class B Common Stock		Warrants	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income Loss	Total Stockholders’ Equity
	Shares	Amount(1)	Shares	Amount(1)	Shares	Amount(1)	Shares	Amount(1)	Shares	Amount(1)
Issuance of warrants – PIPE financing/ private	—	—	—	—	—	—	—	—	—	—	6,686,667	(11,902)	—	—	(11,902)
Issuance of warrants – FPA warrants	—	—	—	—	—	—	—	—	—	—	666,663	(1,187)	—	—	(1,187)
Issuance of warrants to NGA warrant holders	—	—	—	—	—	—	—	—	—	—	13,799,936	(24,564)	—	—	(24,564)
Issuance of warrants to NGA working capital loan	—	—	—	—	—	—	—	—	—	—	2,000,000	(3,560)	—	—	(3,560)
Assumption of SPAC assets and liabilities	—	—	—	—	—	—	—	—	—	—	—	(983)	—	—	(983)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(45)	(45)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(124,213)	—	(124,213)
Balance at December 31, 2021	—	$—	—	$—	—	$—	362,832,986	$36	87,078,781	$9	23,153,266	$417,492	$(182,903)	$—	$234,634

(1)
Insignificant amounts are rounded to zero (“ — ”) for disclosure

The accompanying notes are an integral part of these financial statements

Embark Technology, Inc.
Statements of Cash Flows
(in thousands)
	Years Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(124,213)	$(21,531)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,074	822
Stock-based compensation, net of amounts capitalized	47,607	842
Change in fair value of warrants	8,206	—
Net amortization of premiums and accretion of discounts on investments	270	226
Amortization of debt discount	8,163	—
Change in fair value of derivative liability	4,323	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(10,090)	(150)
Other assets	(3,518)	(3)
Accounts payable	1,957	151
Other long-term liabilities	50	—
Accrued expenses and other current liabilities	1,262	513
Net cash used in operating activities	(64,909)	(19,130)
Cash flows from investing activities
Purchase of investments	—	(52,421)
Maturities of investments	53,239	74,250
Purchase of property, equipment and software	(3,353)	(2,181)
Deposit for purchase of trucks	(440)	(10)
Refund of deposit for trucks	87	778
Net cash provided by investing activities	49,533	20,416
Cash flows from financing activities
Cash proceeds received from convertible note payable	25,000	—
Proceeds from NGA recapitalization	314,146	—
Transaction costs related to merger with NGA	(70,189)	—
Payment towards notes payable	(210)	(275)
Proceeds from exercise of stock options	189	121
Net cash provided by (used in) financing activities	268,936	(154)
Net increase (decrease) in cash, cash equivalents and restricted cash	253,560	1,132
Cash, cash equivalents and restricted cash at beginning of period	11,460	10,328
Cash, cash equivalents and restricted cash at end of period	$265,020	$11,460
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$71	$62
Supplemental schedule of noncash investing and financing activities
Convertible notes converted into shares of Class A common stock upon consummation of Business Combination	$25,000	$—
Derivative liability converted into shares of Class A common stock upon consummation of Business Combination	$12,485	$—
Warrants converted into shares of Class A common stock upon consummation of Business Combination	$854	$—
Acquisition of property, equipment and software in accounts payable	$244	$64
Acquisition of trucks by assuming notes payable	$597	$—
Stock-based compensation capitalized into internally developed software	$160	$128
Vesting of early exercised stock options	$66	$61
The accompanying notes are an integral part of these financial statements

Notes to Financial Statements
1.
DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Embark Technology, Inc. was originally incorporated in Delaware on September 25, 2020 under the name Northern Genesis Acquisition Corp. II (“NGA”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On November 10, 2021 (the “Closing Date”), the Company (at such time named Northern Genesis Acquisition Corp. II) consummated the business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated June 22, 2021 with the pre-Business Combination Embark Trucks, Inc. In connection with the consummation of the Business Combination, the Company changed its name from Northern Genesis Acquisition Corp. II to Embark Technology, Inc.
The Merger was accounted for as a reverse recapitalization with Embark as the accounting acquirer and NGA as the acquired company for accounting purposes. Accordingly, all historical financial information presented in the financial statements represent the accounts of Embark as if Embark is the predecessor to the Company. The shares and net loss per common share, prior to the Merger, have been retroactively restated as shares reflecting the exchange ratio established in the Merger (2.98 shares of Company Class A common stock for 1 share of Embark Class A common stock).
The principal activities of Embark Technology, Inc. (“Embark” or the “Company”) include design and development of autonomous driving software for the truck freight industry. The Company is headquartered in San Francisco, California and was incorporated in the State of Delaware in 2016. The Company has no subsidiaries as of December 31, 2021 and 2020.
The Company has devoted substantially all of its resources to develop its autonomous truck technology, to enable and expand its route models — transfer point and direct-to-customer, to expand its partnerships with shippers and carriers, to raising capital, and providing general and administrative support for these operations. The Company has not generated revenues from its principal operations through December 31, 2021.
Prior to the Merger, NGA ordinary shares and warrants were traded on the New York Stock Exchange (“NYSE”) under the ticker symbols “NGAB” and “NGAB.WS”, respectively. On the Closing Date, the Company’s Class A common stock and warrants began trading on the NASDAQ under the ticker symbols “EMBK” and “EMBKW”, respectively. One of the primary purposes of the Merger was to provide a platform for Embark to gain access to the U.S. capital markets. See Note 3 — Business Combination, for additional details.
Basis of Presentation
The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the regulations of the SEC.
Liquidity and Capital Resources
On November 10, 2021, we consummated the Business Combination generating net increase in cash of $243.9 million, net of transaction costs for the Business Combination of $70.2.
The Company has incurred losses from operations since inception. The Company incurred net losses of $124.2 million and $21.5 million, for the years ended December 31, 2021 and 2020, respectively, and Accumulated deficit amounts to $182.9 million, and $58.7 million, as of December 31, 2021 and 2020, respectively. Net cash used in operating activities was $64.9 million and $19.1 million, for the years ended December 31, 2021 and 2020, respectively.
The Company’s liquidity is based on its ability to enhance its operating cash flow position, obtain capital financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures. As of December 31, 2021 and 2020, the Company’s

balance of cash and cash equivalents was $264.6 million and $11.1 million, respectively. As of December 31, 2021and 2020, the Company’s balance of available-for-sale investments was $0.0 million and $53.6 million, respectively.
Based on cash flow projections from operating and financing activities and existing balance of cash and cash equivalents and investments, management is of the opinion that the Company has sufficient funds for sustainable operations, and it will be able to meet its payment obligations from operations and debt related commitments for at least one year from the issuance date of these financial statements. Based on the above considerations, the Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.
The Company’s ability to continue as a going concern is dependent on management’s ability to control operating costs and demonstrate progress against its technical roadmap. This involves developing new capabilities for the Embark Driver software and improving the reliability and performance of the software on public roads. Demonstrating ongoing technical progress will enable the Company to obtain funds from outside sources of financing, including financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures.
On August 25, 2021 and August 27, 2021, the Company entered into commitment letters (collectively, the “Commitment Letters”) with certain investors (collectively, the “Investors”) pursuant to which such Investors each provided a commitment to invest, upon the Company’s election, up to $5 million in the Company in the form of Series C Preferred Stock of the Company in the event that the merger agreement entered into on June 22, 2021, by and among Northern Genesis Acquisition Corp. II, NGAB Merger Sub Inc. and the Company (the “Merger Agreement”) is terminated and the transactions contemplated thereby (collectively the “Business Combination”) is not consummated. The Business Combination was completed, and each of the Investor’s obligations under the applicable Commitment Letter were terminated in November 2021.
Fiscal Periods
The Company’s fiscal year begins on January 1 and ends of December 31. The Company refers to the fiscal years as “fiscal year 2022”, “fiscal year 2021” and “fiscal year 2020”.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Segment Information
Under Accounting Standards Codification (“ASC 280”), Segment Reporting, operating segments are defined as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”), in deciding how to allocate resources and in assessing performance. The Company operates in one segment, the truck business unit, which is focused on enhancing self-driving truck software technology. Therefore, the Company’s chief executive officer, who is also the CODM, makes decisions and manages the Company’s operations as a single operating segment for purposes of allocating resources and evaluating financial performance. All long-lived assets are maintained in, and all losses are attributable to, the United States of America.
Concentration of Risks
Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and short-term investments. We maintain our cash and cash equivalents, restricted cash and investments with high-quality financial institutions with investment-grade ratings. A majority of the cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation.
Impact of COVID-19
The outbreak of the novel coronavirus COVID-19, which was declared a global pandemic by the World Health Organization on March 11, 2020 has led to adverse impacts on the U.S. and global economies and has impacted and continues to impact the Company’s supply chain, and operations. Even though the Company has taken measures to adapt to operating in this challenging environment, the pandemic could further affect the Company’s operations and the operations of suppliers and vendors due to additional shelter- in-place and other governmental orders, facility closures, travel and logistics restrictions, or other factors as circumstances continue to evolve. In response to this pandemic, many jurisdictions in which the Company operates issued stay-at-home orders and other measures aimed at slowing the spread of the virus. While the Company remains open in accordance with guidance from local authorities, the Company experienced a temporary pause in testing of its research and development truck fleet and operations in response to the stay- at-home orders in calendar year 2021. The impacts from stay-at-home orders and other updated local government indoor operation measures are no longer impacting the Company’s operations in 2021, however, there remains uncertainty around the potential disruptions the pandemic could cause looking forward. The Company has instituted policies across its offices to ensure compliance with these updated guidelines. At current, these changes have not impacted the Company’s operations. In response to the Delta and Omicron variants, local governments updated their guidelines for indoor operations. Therefore, the related financial impact and duration cannot be reasonably estimated at this time.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of expenses during the reporting period.
The Company’s most significant estimates and judgments involve the useful lives of long-lived assets, the recoverability of long-lived assets, the capitalization of software development costs, the valuation of the Company’s stock-based compensation, including the fair value of common stock and the valuation of warrants to purchase the Company’s stock, the valuation of derivative liabilities and the valuation allowance for income taxes. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.
Cash, Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. As of December 31, 2021 and 2020, the Company had $264.6 million,and

$11.1 million of cash and cash equivalents, which included cash equivalents of $22.3 million, and $7.6 million in highly liquid investments as of December 31, 2021 and 2020, respectively.
The Company maintains a letter of credit to secure a lease of the Company’s headquarters. A portion of the Company’s cash is collateralized in conjunction with the letter of credit and is classified as restricted cash on the Company’s balance sheets. As of December 31, 2021 and 2020, the Company had $0.4 million,and $0.4 million in restricted cash. At the end of each year of the lease, the face amount of the letter of credit is reduced by a fixed amount of approximately $0.1 million and reclassified into cash and cash equivalents on the Company’s balance sheets. The balances to be reclassified to cash in the next twelve months are classified as restricted cash, short-term with the remaining balance classified as restricted cash, long-term on the balance sheets.
The reconciliation of cash and cash equivalents and restricted cash and cash equivalents to amounts presented in the statements of cash flows are as follows (in thousands):
	December 31,
	2021	2020
Cash and cash equivalents	$264,615	$11,055
Restricted cash, short-term	130	65
Restricted cash, long-term	275	340
Cash, cash equivalents and restricted cash	$265,020	$11,460
Investments
The Company’s primary objectives of its investment activities are to preserve principal, provide liquidity, and maximize income without significantly increasing risk. The Company’s investments are made in United States (“U.S.”) treasury securities, U.S. government money market funds or other direct securities issued by the U.S. Government or its agencies. The Company classifies its investments as available-for-sale at the time of purchase since it is intended that these investments are available for current operations. Investments not considered cash equivalents and with maturities of one year or less from the balance sheet dates are classified as marketable securities investments. Investments with maturities greater than one year from the balance sheet dates are classified as long-term investments.
Investments are reported at fair value and are subject to periodic impairment review. Unrealized gains and losses related to changes in the fair value of these securities are recognized in accumulated other comprehensive income (loss), net of tax, unless they are determined to be other-than-temporary impairments. The ultimate value realized on these securities is subject to market price volatility until they are sold. As of December 31, 2021, the Company did not hold any investments. As of December 31, 2020, the Company held $53.6 million available-for-sale investments.
There were no other-than-temporary impairments as of December 31,2020.
Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, restricted cash, prepaid expenses and other current assets, accounts payable and accrued expenses, short-term and long-term notes payable and other current liabilities. The assets and liabilities that were measured at fair value on a recurring basis are cash equivalents and warrant liabilities. The Company believes that the carrying values of the remaining financial instruments approximate their fair values. The Company applies fair value accounting in accordance with ASC 820, Fair Value Measurements for valuation of financial instruments. ASC 820 provides a framework for measuring fair value under GAAP that expands disclosures about fair value measurements, establishes a fair value hierarchy, and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the fair value hierarchy are summarized as follows:
Level 1 — Fair value is based on observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2 — Fair value is determined using quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or are directly or indirectly observable.
Level 3 — Fair value is determined using one or more significant inputs that are unobservable in active markets at the measurement date, such as an option pricing model, discounted cash flow, or similar technique.
The carrying value and fair value of the Company’s financial instruments as December 31, 2021 and 2020, respectively, are as follows:
	As of December 31, 2021 (in thousands)
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
United States money market funds	$22,349	—	—	$22,349
Liabilities
Warrant liabilities – FPA warrants	$1,337	—	—	$1,337
Warrant liabilities – public warrants	$27,669	—	—	$27,669
Warrant liabilities – working capital warrants	—	—	$4,700	$4,700
Warrant liabilities – private warrants	—	—	$15,714	$15,714
In 2021, transfers from Level 2 to Level 3 of the fair value hierarchy were $15.5 million for Private and Working Capital Warrants.
	As of December 31, 2020 (in thousands)
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
United States money market funds	$7,586	—	—	$7,586
Short-term investments
United States treasury securities	—	$53,553	—	$53,553
The fair value of the following liability classified Public, Private, Working Capital and FPA Warrants have been measured based on the listed market price of such warrants on date of Merger. For the year ended December 31, 2021 the liability classified Private and Working Capital warrants were fair valued using the Black Scholes Option Pricing Model. For the year ended December 31, 2021, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of warrants of approximately $8.2 million, respectively, presented as other income (expense) on the accompanying statement of operations.
Public and Private Warrants
As part of NGAs’ initial public offering on October 13, 2020, NGA issued to third party investors 41.4 million units, consisting of one share of Class A common stock of NGA and one-third of one warrant, at a price of $10.00 per unit. Each whole warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Further, NGA completed the private sale of 6.7 million warrants to NGA’s sponsor at a purchase price of $1.50 per warrant (the “Private Warrants”). Each Private Warrant allows the sponsor to purchase one share of Class A common stock at $11.50 per share. Subsequent to the Business Combination, 13.8 million Public Warrants and 6.7 Private Warrants remained outstanding as of December 31, 2021.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company evaluated the Public and Private Warrants under ASC 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in stockholders’ equity. Since the Public and Private Warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as liabilities on the balance sheet at fair value upon the closing of the Business Combination, with subsequent changes in their respective fair values recognized in the consolidate statement of operations and comprehensive income (loss) at each reporting date.
Convertible Notes and Derivatives
The Company accounts for its derivatives in accordance with, ASC 815-10, Derivatives and Hedging, or ASC 815-15, Embedded Derivatives, depending on the nature of the derivative instrument. ASC 815 requires each contract that is not a derivative in its entirety be assessed to determine whether it contains embedded derivatives that are required to be bifurcated and accounted for as a derivative financial instrument. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if the combined instrument is not accounted for in its entirety at fair value with changes in fair value recorded in earnings, the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms as the embedded derivative would qualify as a derivative instrument. Embedded derivatives are measured at fair value and remeasured at each subsequent reporting period, and recorded within convertible notes, net on the accompanying Balance Sheets and changes in fair value recorded in other expense within the Statements of Operations. Upon the consummation of the Merger, the related convertible note liability was extinguished. For the year ended December 31, 2021, the Company held no derivative instruments.
Property, Equipment and Software
Property, equipment and software is stated at cost less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are recorded on a straight-line basis over each asset’s estimated useful life.
Property, Equipment and Software	Useful life (years)
Machinery and equipment	5 years
Electronic equipment	3 years
Vehicles and vehicle hardware	3 – 7 years
Leasehold improvements	Shorter of useful life or lease term
Furniture and fixtures	7 years
Developed software	2 – 4 years
Leases
The Company accounts for leases under Accounting Standards Codification Topic 840 (“ASC 840”). We categorize leases at their inception as either operating or capital leases based on whether the terms of the lease agreement effectively transfers ownership of the underlying asset to the company. The criteria for evaluation of capital leases include an evaluation of whether title transfers at the end of the lease term, whether the lease includes a bargain purchase option, whether the lease term is for a majority of the underlying assets useful life, or the contractual lease payments equal a majority of the fair value of the underlying asset. Our outstanding leases are primarily operating leases. For operating leases, we recognize lease costs on a straight-line basis upon the earlier of the inception date per rent agreement or the date on which control of the space is achieved, without regard to deferred payment terms such as rent holidays considered at inception of lease that defer the commencement date of required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement. We categorized our deferred rent as part of the accrued expenses and other current liabilities, and the long-term deferred rent financial statement line items.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment annually, or whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company assesses the recoverability of these assets by comparing the carrying amount of such assets or asset group to the future undiscounted cash flows it expects the assets or asset group to generate. The Company recognizes an impairment loss if the sum of the expected long-term undiscounted cash flows that the long-lived asset is expected to generate is less than the carrying amount of the long-lived asset being evaluated.
Deferred Transaction Costs
Deferred transaction costs, which consist of direct incremental legal, consulting, and accounting fees relating to the merger transaction, are capitalized until they are recorded against proceeds upon the consummation of the transaction.
Income Taxes
The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance as of December 31, 2021 and 2020. Uncertain tax positions taken or expected to be taken in a tax return are accounted for using the more likely than not threshold for financial statement recognition and measurement.
Stock-based Compensation
Stock-based compensation expense related to stock option awards, restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted to employees, directors and non-employees based on estimated grant-date fair values. For stock option awards, the Company uses the straight-line method to allocate compensation expense to reporting periods over each optionee’s requisite service period, which is generally the vesting period, and estimates the fair value of share-based awards to employees and directors using the Black-Scholes option- pricing model. The Black-Scholes model requires the input of subjective assumptions, including expected volatility, expected dividend yield, expected term, risk-free rate of return and the estimated fair value of the underlying ordinary shares on the date of grant. The fair value of each RSU is based on the fair value of the Company’s common stock on the date of grant. The related stock-based compensation is recognized on a graded vesting basis as the RSU awards are associated with a performance condition. For PSU awards, the Company uses the graded vesting to allocate compensation expense, as the PSU awards are associated with market conditions, over the holder’s derived service period, and estimates the fair value of the PSU awards using the Monte Carlo simulation. The Company accounts for the effect of forfeitures as they occur.
Internal Use Software
The Company capitalizes certain costs associated with creating and enhancing internally developed software related to the Company’s technology infrastructure and such costs are recorded within property, equipment and software, net. These costs include personnel and related employee benefit expenses for employees who are directly associated with and who devote time to software development projects. Software development costs that do not qualify for capitalization are expensed as incurred and recorded in research and development expense in the Statements of Operations and comprehensive income (loss).

Software development activities typically consist of three stages: (1) the planning phase; (2) the application and infrastructure development stage; and (3) the post implementation stage. Costs incurred in the planning and post implementation phases, including costs associated with training and repairs and maintenance of the developed technologies, are expensed as incurred. The Company capitalizes costs associated with software developed when the preliminary project stage is completed, management implicitly or explicitly authorizes and commits to funding the project and it is probable that the project will be completed and perform as intended. Costs incurred in the application and infrastructure development phases, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete, and the software is ready for its intended purpose. Software development costs are depreciated using a straight-line method over the estimated useful life, commencing when the software is ready for its intended use. The straight-line recognition method approximates the manner in which the expected benefit will be derived. Internal use software is tested for impairment in accordance with our long- lived assets impairment policy.
Research and Development Expense
Research and development expense consist of outsourced engineering services, allocated facilities costs, depreciation, internal engineering and development expenses, materials, labor and stock-based compensation related to development of the Company’s products and services. Research and development costs are expensed as incurred except for amounts capitalized to internal-use software.
General, and Administrative Expenses
General, and administrative expense consist of personnel costs, allocated facilities expenses, depreciation and amortization, travel, and business development costs.
Other Income
As part of our research and development activities, we contract with shippers and freight carriers to transfer freight between the Company’s transfer hubs in return for cash consideration. Transferring freight with the Company’s research and development truck fleet are not and will not be considered an output of the Company’s ordinary activities. Consideration received from such arrangements is presented as other income in the Company’s Statement of Operations.
Interest Income
Interest income primarily consists of investment and interest income from marketable securities, long- term investments and our cash and cash equivalents.
Interest Expense
Interest expense consisted primarily of interest on our convertible notes payable, which was repaid upon consummation of the Business Combination.
Net Loss Per Share
Prior to the Merger and prior to effecting the recapitalization, the Company had one class of common stock. Subsequent to the Merger, the Company has two classes of common stock: Class A and Class B common stock. The rights of the holders of Class A and Class B common stock are identical, including the liquidation and dividend rights, except with respect to electing members of the Board of Directors and voting rights. As the liquidation and dividend rights are identical, undistributed earnings and losses are allocated on a proportionate basis and the resulting net loss per share attributable to common stockholders are the same for both Class A and Class B common stock on an individual and combined basis.
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its convertible preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the redeemable convertible preferred stock do not have a contractual obligation to share in any losses.No dividends were declared or paid for the year ended December 31, 2021 or 2020.
Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.
Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of redeemable convertible preferred stock, stock options, and warrants. As the Company has reported losses for all periods presented, all potentially dilutive securities including preferred stock, stock options, and warrants, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.
Comprehensive Income (Loss)
Comprehensive income (loss) is defined as the total change in shareholders’ equity during the period other than from transactions with shareholders. Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) is comprised of unrealized gains or losses on investments classified as available-for-sale.
Recently Adopted Accounting Pronouncements
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), to improve the effectiveness of disclosures in the note to the financial statements by facilitating clear communication of the information required by generally accepted accounting principles. The adoption of ASU 2018-13 is effective for the Company beginning January 1, 2020. The adoption of this standard did not have a material impact to the Company’s results of operations for the year ended December 31, 2021.
In November 2019, the FASB issued ASU 2019-08, Compensation Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements — Share-Based Consideration Payable to a Customer (“ASU 2019-08”), which requires that share based consideration payable to a customer is measured under stock compensation guidance. Under ASU 2019-08, awards issued to customers are measured and classified following the guidance in Topic 718 while the presentation of the fair value of the award is determined following the guidance in ASC 606. ASU 2019-08 was early adopted in conjunction with the adoption of ASU 2018-07. The new ASU was adopted using a modified retrospective transition approach with no impact to the Company’s financial statements.
Recently Issued Accounting Pronouncements
As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.
In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which supersedes the guidance in former ASC 840, Leases. This standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases under ASC 840. In May 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the effective dates for non-public entities. Therefore, this standard is effective for annual reporting periods, and interim periods within those years, for public entities beginning after

December 15, 2018 and for private entities beginning after December 15, 2021. Originally, a modified retrospective transition approach was required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued guidance to permit an alternative transition method for Topic 842, which allows transition to the new lease standard by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Entities may elect to apply either approach. There are also a number of optional practical expedients that entities may elect to apply. The Company is currently assessing the impact of this standard on its financial statements. The Company expects to record a right-of-use asset and lease liability in the range of $ 4.1-5.0 million, connection with adopting this standard as of January 1, 2022.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.
In December 2020, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815- 40): Accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing certain separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share for convertible instruments by using the if-converted method. The amendments are effective for the Company beginning January 1, 2024, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the impact of this standard on its financial statements.
In May 2021, the FASB issued ASU 2021-04. ASU 2021-04 provides clarification and reduces diversity in an issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options, such as warrants, that remain equity classified after modification or exchange. This guidance will be effective for us on January 1, 2022 with early adoption permitted and will be applied prospectively. We are currently evaluating the impact of this guidance on our consolidated financial statements.
3.
BUSINESS COMBINATION

On the Closing Date, Embark received net increase in cash of $243.9 million, net of transaction costs for the Business Combination of $70.2 million, which consist of legal, accounting, and other professional services directly related to the Merger, and are included in additional paid-in capital in the consolidated balance sheet as of December 31, 2021. On the Closing Date, each Embark stockholder received approximately 2.98 shares of the Company’s Class A common stock, par value $0.0001 per share, for each share of Embark Class A common stock, par value $0.0001 per share, that such stockholder owned, except the Embark Founders who received 2.98 shares of Company’s Class B common stock, par value $0.0001 per share, for 80% of their Embark Class A common stock owned, and 2.98 shares Company’s Class A common stock, par value $0.0001 per share, for each share of Embark Class A common stock. On the date of the Business Combination, the Company recorded a liability related to the Public and Private Warrants of $41.2 million, with an offsetting entry to additional paid-in capital. During the period from November 10, 2021 to December 31, 2021, the fair value of the Public and Private Warrants increased to $49.4 million, resulting in a charge of $8.2 million in the statement of operations for the year ended December 31, 2021.

Upon closing of the Business Combination, the shareholders’ of NGA were issued 41.4 million of Class A common stock. In connection with the Closing, holders of 29.8 million shares of common stock of NGA were redeemed at a price per share of $10.00.
All equity awards of Embark were assumed by NGA and converted into comparable equity awards that are settled or exercisable for shares of the Company’s Class A common stock. As a result, each stock option was converted into an option to purchase shares of the Company’s Class A common stock based on an exchange ratio of 2.98. Each award of the Embark’ RSUs and PSUs was converted into RSUs and PSUs of the Company based on an exchange ratio of 2.98, with the same underlying terms as the old award.
The Merger was accounted for as a reverse recapitalization with Embark as the accounting acquirer and NGA as the acquired company for accounting purposes. Embark was determined to be the accounting acquirer since Embark’ shareholders prior to the Merger had the greatest voting interest in the combined entity, Embark’ shareholders appointed the initial directors of the combined Board of Directors and control future appointments, Embark comprises all of the ongoing operations, and Embark’ senior management directs operations of the combined entity. Accordingly, all historical financial information presented in these financial statements represents the accounts of Embark as if Embark, rather than NGA, is the predecessor to the Company. No step-up basis of intangible assets or goodwill was recorded and net assets were stated at historical cost consistent with the treatment of the transaction as a reverse recapitalization of Embark. The shares and net loss per common share prior to the Merger have been retroactively restated as shares reflecting the exchange ratio established in the Merger (2.98 Company shares for 1 Embark share).
Immediately following the Business Combination there were 362,832,986 shares of Class A common stock and 87,078,781 shares of Class B common stock with a par value of $0.0001 issued and outstanding and 23,153,266 shares of Class A common stock warrants.
4.
BALANCE SHEET COMPONENTS

Short-term Investments
The Company did not have any short-term investments as of December 31, 2021. Short-term investments as of December 31, 2020, consist of the following (in thousands):
As of December 31, 2020	Cost or Amortized Cost	Unrealized Gains	Fair Value
U.S government securities	$53,508	$45	$53,553
	$53,508	$45	$53,553
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following as of December 31, 2021 and 2020, respectively (in thousands):
	As of December 31,
	2021	2020
Prepaid insurance	$7,459	$138
Accrued interest and dividends	—	201
Prepaid software	2,564	279
Prepaid hardware	30	—
Income tax receivable	494	494
Short-term deposits	448	55
Other prepaid expenses	1,647	176
Other current assets	104	24
Total prepaid expenses and other current assets	$12,746	$1,367

Property, Equipment and Software
Property, equipment and software consist of the following as of December 31, 2021 and 2020, respectively (in thousands):
	As of December 31,
	2021	2020
Machinery and equipment	$344	$207
Electronic equipment	413	130
Vehicles and vehicle hardware	6,268	4,144
Leasehold improvements	258	119
Developed software	5,184	3,709
Other	26	—
Property, equipment and software, gross	12,493	8,309
Less: accumulated depreciation and amortization	(2,856)	(1,783)
Total property, equipment and software, net	$9,637	$6,526
Depreciation and amortization expense for the years ended December 31, 2021 and 2020, was $1.1 million, and $0.8 million, respectively.
Other Assets
Other assets consist of the following as of December 31, 2021 and 2020, respectively (in thousands):
	December 31, 2021	December 31, 2020
Intangibles assets	$4	$3
Long-term deposits	3,592	75
Total Other Assets	$3,596	$78
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following as of December 31, 2021 and 2020, respectively (in thousands):
	December 31,
	2021	2020
Accrued payroll expenses	823	259
Accrued general expenses	1,745	524
Accrued legal expenses	124	—
Accrued software expenses	—	—
Accrued consultant expenses	380	—
Short-term deferred rent	(15)	51
Early Exercise liability	26	11
Income tax payable	47	47
Other	12	—
Total accrued expenses and other current liabilities	$3,142	$892

5.
STOCKHOLDERS’ EQUITY

Shares Authorized and Outstanding
As of December 31, 2021, the Company had authorized a total of 4,110,000,000 shares for issuance with 4,000,000,000 shares designated as Class A common stock, 100,000,000 shares designated as Class B common stock and 10,000,000 shares designated as preferred stock.
Preferred and Founders Preferred Stock
As of December 31, 2021, there were 10,000,000 shares of preferred stock authorized and no shares of preferred and founders preferred stock was issued or outstanding.
Upon the completion of the Embark Pre-Closing Reorganization, Old Embark preferred stock was automatically converted into New Embark Common Stock, whereby eighty percent (80%) of Old Embark Common Stock held by the Founders converted into shares of Class B Common Stock and twenty percent (20%) of Embark Common Stock held in trust converted into shares of Class A common stock, and all other holders of Embark Common Stock converted into shares of Class A common stock using a conversion ratio of 2.98 calculated in accordance with the terms of the Merger Agreement.
The following table is a summary of the preferred stock and founders preferred stock as of December 31, 2020 (in thousands, except for share data):
	Shares Authorized	Shares Issued and Outstanding	Cash Raised	Issue Price per Share	Per Share Liquidation Preference
Founders Preferred Stock(1)	3,355,453	484,912	$—	$0.00	$0.00
Series A-1 Preferred Stock	10,902,512	10,902,512	375	0.10	0.10
Series A-2 Preferred Stock	16,026,811	16,026,811	735	0.14	0.14
Series A-3 Preferred Stock	7,413,655	7,413,655	425	0.17	0.17
Series A-4 Preferred Stock	1,762,026	1,762,026	100	0.17	0.17
Series A-5 Preferred Stock	7,995,163	7,995,163	550	0.21	0.21
Series A-6 Preferred Stock	10,881,464	10,881,464	2,390	0.66	0.66
Series A-7 Preferred Stock	45,162,478	45,162,478	12,399	0.82	0.82
Series B Preferred Stock	97,945,845	97,945,845	30,000	0.91(1)	0.93
Series C Preferred Stock	62,492,368	62,492,367	70,001	3.34(1)	3.50
Total	263,937,775	261,067,233	$116,975

(1)
As part of our series B and C financing round, certain founders of the Company sold 0.7 and 1.0 million shares of founders preferred stock respectively, on a post-split basis, to an investor. Immediately after the sale, the founders preferred stock was converted into series B and C preferred stock. The original issuance price for the series B and C financing round was $0.93 and $3.50 respectively. The share price of $0.91 and $3.34 presented in the table above represents the average share price of shares issued and outstanding after the founder preferred stock was converted into series B and C shares.

The Company incurred $0.1 million, $0.1 million, $0.1 million of issuance costs related to series A, series B, and series C respectively.
Redemption
The Company’s preferred stock, as of December 31, 2021, does not contain any mandatory redemption features, nor are they redeemable at the option of the holder. The Company’s preferred stock contain a redemption feature that is contingent upon the occurrence of a deemed liquidation event or a change in control, as defined in the Company’s Certificate of Incorporation. As a deemed liquidation event or change in control event is within the control of the Company, preferred stock is presented as a component of the Company’s permanent equity on the balance sheets.

Transactions Related to Founders Preferred Stock
Founders preferred stock is substantively the same as common stock, as they share identical rights and features. The founders preferred stock can be converted into common stock on a one-to-one basis at any time. The founders preferred stock is presented as a component of the Company’s permanent equity.
In 2016, 1,788,375 shares of founders preferred stock were issued. The Company repurchased and retired 582,400 shares of founders preferred stock and subsequently enacted a reverse stock split of 6:1 which reduced the founder shares outstanding to 200,995.
During fiscal year 2018, certain founders sold 76,010 shares of their founders preferred stock to an investor of series B preferred stock and such shares automatically converted into shares of series B preferred stock pursuant to the terms of the Company’s Certificate of Incorporation. Subsequently in 2018, the Company enacted a forward split of 1:9 which increased the number of shares outstanding to 1,124,856.
During the fiscal year 2019, certain founders sold 962,298 shares to an investor of series C preferred stock and such shares automatically converted into shares of series C preferred stock pursuant to the terms of the Company’s Certificate of Incorporation.
As of December 31, 2020 there was 484,912 founders preferred stock outstanding.
Transactions Related to Preferred Stock
All share and per share information has been retroactively adjusted to reflect any stock splits.
In August 2019, the Company issued 20,949,454 shares of series C preferred stock at a purchase price of $3.50 per share and received $70.0 million in proceeds.
Class A and Class B Common Stock
The Company’s Board of Directors has authorized two class of common stock, Class A and Class B. Holders of Class A and Class B common stock are not entitled to preemptive or other similar subscription rights to purchase any of Embark Technology’s securities.
Class A common stock is neither convertible nor redeemable. Class B common stock is convertible into Class A common stock. Unless Embark Technology’s board of directors determines otherwise, Embark Technology will issue all of Embark Technology’s capital stock in certificated form. The Embark Founders held all outstanding shares of Class B common stock up on consummation of the Business Combination.
In connection with the merger with NGA on November 10, 2021, the Embark Founders exchanged 87,078,781shares of Founder’s common stock, which were entitled to one vote per share, into the same number of shares of Class B common stock, which are entitled to ten votes per share. The Company recorded the incremental value of $13.6 million associated with this transaction as stock-based compensation in general and administrative expenses.
The significant rights, privileges and preferences of common stock as of December 31, 2021 are as follows:
Liquidation Preference
If Embark Technology is involved in voluntary or involuntary liquidation, dissolution or winding up of Embark Technology’s affairs, or a similar event, each holder of Embark Technology Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Embark Technology preferred stock, if any, then outstanding.
Dividends
Each holder of shares of Embark Technology Common Stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of Embark Technology’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Embark Technology’s Preferred Stock, if any, and any contractual limitations on Embark Technology’s ability to declare and pay dividends.
Voting
Each holder of Class A common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Embark Technology Charter. Each holder of Class B common stock is entitled to ten votes per share on each matter submitted to a vote of stockholders, as provided by the Embark Technology Charter. Following the Business Combination, holders of Class B Common Stock will have the ability to control the business affairs of Embark Technology. The Embark Technology Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Embark Technology Bylaws or the Embark Technology Charter, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
6.
WARRANTS

As of December 31,2021, the following warrants were issued and outstanding:
Description	Classification	Issue Date	Warrants Outstanding	Fair Value Price per Share	Exercise Price per Share	Expiration
FPA Warrants(1)	Liability	November 10, 2021	666,663	$2.01	$11.50	November 10, 2026
Public warrants	Liability	November 10, 2021	13,799,936	$2.01	$11.50	November 10, 2026
Private warrants	Liability	November 10, 2021	6,686,667	$2.35	$11.50	November 10, 2026
Working Capital warrants	Liability	November 10, 2021	2,000,000	$2.35	$11.50	November 10, 2026

(1)
FPA are the “Forward Purchase Agreements” entered into, or amended and restated, by NGA on April 21, 2021

The Company determined the FPA, Public, Private and Working Capital warrants to be classified as a liability and fair valued the warrants on the issuance date using the publicly available price for the warrants, of $41.2 million. The fair value of the FPA and Public warrants were remeasured as of the reporting date with the change in value reflected as part of Other Expense.
The fair value of $49.4 million of Private and Working Capital warrants was determined using the Black-Scholes option valuation model using the following assumptions for values as of December 31, 2021:
Risk – free interest rate	1.24%
Expected term (in years)	4.86
Expected dividend yield	0%
Expected volatility	40.0%
The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
7.
STOCK-BASED COMPENSATION EXPENSE

Stock Option Plan
In connection with the Business Combination, the Company adopted the 2021 Incentive Award Plan (the “2021 Plan”), under which the Company grants cash and equity incentive awards to directors, employees

(including named executive officers) and consultants in order to attract, motivate and retain the talent for which the Company competes. The Company terminated the 2016 Stock Plan, provided that the outstanding awards previously granted under the 2016 Plan continue to remain outstanding under the 2016 Plan. Under the 2021 Plan, as of December 31, 2021, the Company has authorized to issue a maximum number of 58,713,535 shares of Class A common stock, with annual increases beginning January 1, 2022 and ending on and including January 1, 2031 of 5% of the aggregate number of shares of Class A common stock outstanding on the last day of the preceding calendar year.
The Company adopted the 2016 Stock Plan in October 2016 (the “Plan”). The 2016 Plan authorized the grant of incentive stock options, non-statutory stock options, and restricted stock awards to employees, directors, and consultants. The 2016 Plan also initially reserved 993,542 shares of common stock (8,941,878 shares post-split in June 2018) for issuance and designated forfeited option shares to be returned to the option reserve. Options may be early exercised and are exercisable for a term of 10 years from the date of grant.As of December 31, 2020, the Company’s board of directors had authorized 33,959,633 shares to be reserved for options grants under the 2016 Plan. The Company had 6,523,460 shares available for issuance as of December 31, 2020.
Stock Option Valuation
The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted, which requires the input of highly subjective assumptions.
The Company calculates the fair value of each option grant on the grant date using the following assumptions:
Expected Term — The Company uses the simplified method when calculating expected term due to insufficient historical exercise data.
Expected Volatility — As the Company’s shares are not actively traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.
Expected Dividend Yield — The dividend rate used is zero as the Company does not have a history of paying dividends on its common stock and does not anticipate doing so in the foreseeable future.
Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.
	Years Ended December 31,
	2021	2020
Risk-free interest rate	0.55 – 1.09%	0.29 – 1.63%
Expected term (in years)	5.47 – 6.07	5.66 – 6.28
Expected dividend yield.	0%	0%
Expected volatility	36.88 – 46.74%	31.29 – 36.85%
The following table presents the impact of stock-based compensation expense on the Statements of Operations for the years ended December 31, 2021 and 2020 respectively (in thousands):
	Years Ended December 31,
	2021	2020
Research and development	$16,594	$743
General, and administrative	30,961	99
Sales and Marketing	$52	$—
Total stock-based compensation expense	$47,607	$842
Total stock-based compensation that was capitalized into internally developed software asset was $0.2 million and $0.1 million during the years ended December 31, 2021 and 2020, respectively.

Option Activity
Changes in stock options are as follows:
	Number of Options Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2019	23,191,158	$0.07	8.29	$9,469
Granted	6,787,303	0.28
Exercised	(1,934,106)	0.07		1,226
Cancelled	(2,627,039)	0.10
Outstanding at December 31, 2020	25,417,316	$0.12	7.68	$15,194
Granted	3,152,285	0.78
Exercised	(1,781,794)	0.15		6,123
Cancelled	(1,429,352)	0.21
Outstanding at December 31, 2021	25,358,455	$0.20	6.89	$215,093
Vested and exercisable as of December 31, 2021	17,675,057	$0.10	6.17	$151,634
The weighted-average grant date fair value of stock options issued for the years ended December 31, 2021 and 2020 were, $1.86 and $0.42, respectively. The total intrinsic value of stock options exercised was $6.1 million and $1.2 million for the years ended December 31, 2021 and 2020, respectively. The fair value of awards vested in the years ended December 31, 2021 and 2020 was $2.4 million and $1.0 million, respectively.
Restricted Stock Units
During the period ended December 31, 2021, the Company granted RSUs to its employees. The RSUs are subject to performance and service-based vesting conditions satisfied over four years with one-fourth of the award vesting after the first-year anniversary and one-forty eighth of the award vesting monthly thereafter. The related stock-based compensation is recognized based on a graded attribution method. For the period ended December 31, 2021, the Company recognized stock-based compensation associated with such RSUs as the performance condition has been met as of November 10, 2021, in the amount of $25.9 million. The company recognized the expense based on an accelerated attribution method.
As of December 31, 2021, there was $55.4 million unrecognized stock-based compensation expense related to outstanding RSUs granted to employees, with a weighted-average remaining vesting period of 4.0 years.
The Company’s RSUs activity for the year ended December 31, 2021 was as follows:
	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at December 31, 2020	—	$—
Granted	9,630,307	8.44
Forfeited	(9,194)	8.48
Vested	(4,339)	9.01
Outstanding at December 31, 2021	9,616,774	$8.44
Performance Stock Units
During the year ended December 31, 2021, the Company granted PSUs to its employees. The PSUs are subject to certain market and performance-based conditions which require the Company to become a registered public company and meet market conditions that are based on the Company achieving six different valuation tranches as derived from the achievement of escalating share price thresholds of $20.00, $35.00, $50.00, $65.00, $80.00 and $100.00 (calculated based on the 90-day volume weighted average price or, in the event of a change in control, the fair market value based on the terms of such change in control) following the first anniversary of the consummation of the Business Combination. The market condition can be achieved over ten years in relation to the pre-money valuation prior to the Business Combination. Once the performance condition has been achieved or is considered probably of being achieved, the related stock-based compensation is recognized based on a graded attribution method. For the period ended December 31, 2021, given the performance condition was achieved through the Business Combination, the Company recognized stock-based compensation associated with such PSUs in the amount of $4.5 million. The company recognized the expense based on an accelerated attribution method.
As of December 31, 2021, there was $83.6 million unrecognized stock-based compensation expense related to outstanding PSUs granted to employees, with a weighted-average remaining vesting period of 8.74 years.
The Company’s PSUs activity for the year ended December 31, 2021 was as follows:
	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at December 31, 2020	—	$—
Granted	44,715,756	1.97
Forfeited	—	—
Vested	—	—
Outstanding at December 31, 2021	44,715,756	$1.97
Common Stock Units
The Company issued shares of Class A common stock upon the exercise of certain Embark warrants issued for services at the time of consummation of the Business Combination, which was subject to vesting terms, with the shares being subject to cancellation. These warrants were exercised on a cashless basis, with the unvested shares being excluded from the stockholders’ equity. Early exercises are reclassified to additional paid-in capital as the Company’s cancellation right lapses. The number of unvested shares of Class A common stock were 1,481,065 as of December 31, 2021.
As of December 31, 2021, there was $4.2 million unrecognized stock-based compensation expense related to outstanding Common Stock Units (“CSUs”) granted to non-employees, with a weighted-average remaining vesting period of 2.37 years.
The Company’s CSUs activity for the year ended December 31, 2021 was as follows:
	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at December 31, 2020	—	$—
Granted	2,256,861	2.48
Forfeited	—	—
Vested	(775,796)	2.48
Outstanding at December 31, 2021	1,481,065	$2.48

8.
RETIREMENT SAVINGS PLAN

The Company sponsored a savings plan available to all eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan amounts of their pre- tax salary subject to statutory limitations. The Company does not currently offer a match and has not provided a match for the years ended December 31, 2021 and 2020.

9.
INCOME TAXES

Loss before provision for income taxes are $124.2 million and $21.5 million for the years ended December 31, 2021 and 2020, respectively. The Company did not incur any income tax provision for the years ended December 31, 2021 and 2020.
A reconciliation of the federal statutory rate of 21% to the Company’s effective tax rate is as follows:
	Years Ended December 31,
	2021	2020
U.S. federal tax benefit at statutory rate	21.00%	21.00%
State income taxes, net of federal benefit	5.41%	7.84%
Non-deductible expenses and other	(0.21)%	(0.16)%
Share-based compensation	(0.33)%	(0.95)%
Compensation Disallowance under 162(m)	(4.43)%	—%
Research and development credits	0.87%	0.79%
Initial public offering costs	(0.12)%	—%
Interest on convertible note	(1.38)%	—%
Warrant expense	(1.19)%	—%
Derivative liability	(1.22)%	—%
Change in valuation allowance, net	(18.40)%	(28.52)%
Effective tax rate	—%	—%
For the years ended December 31, 2021 and 2020, the Company’s effective tax rate differs from the amount computed by applying the statutory federal and state income tax rates to net loss before income tax, primarily as the result of state income taxes, R&D credits and changes in the Company’s valuation allowance.
(in thousands) Valuation Allowance	Balance at beginning of period	Charges to expenses	Deductions	Balance at end of period
Year ended December 31, 2021	$(13,425)	$(25,934)	$—	$(39,359)
Year ended December 31, 2020	(7,278)	(6,147)	—	(13,425)
The components of the Company’s net deferred tax assets and liabilities as of December 31, 2021 and 2020 are as follows (in thousands):
	As of December 31,
	2021	2020
Deferred tax assets:
Net operating loss	$27,241	$12,798
Stock based compensation	5,730	—
Other accruals	84	77
Fixed Assets and Intangibles	27	163
Capitalized Start-up Expenses	3,939	—
Credit carryforwards	3,781	1,426
Total deferred tax assets	40,802	14,464
Valuation Allowance	(39,359)	(13,425)
Total deferred tax assets after valuation allowance	$1,443	$1,039
Deferred tax liability
Capitalized Software	(1,443)	(1,039)
Net deferred tax assets	$—	$—

Due to its history of operating losses, the Company has not recorded any income tax expense for the years ended December 31, 2021 and 2020.
Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. The Company could not conclude that it was more likely than not that tax benefits from operating losses would be realized and, accordingly, has provided a full valuation allowance against its deferred tax assets. The valuation allowance as of December 31, 2020 was $13.4 million, which increased to $39.4 million for the year ended December 31, 2021. The increase in the valuation allowance is primarily due to current year losses and research credits.
As of December 31, 2021 and 2020, the Company has U.S. federal net operating loss carryforwards of $97.2 million and $45.8 million respectively, and state net operating loss carryforward of $100.0 million and $47.2 million respectively, which begin to expire in 2036 for federal and state purposes. Approximately $93.2 million of the federal net operating losses included above can be carried forward indefinitely. As of December 31, 2021 and 2020, the Company has U.S. federal research credit carryforwards of $3.4 million and $1.2 million respectively, and state research credit carryforwards of $2.9 million and $1.5 million respectively. The federal tax credit carryforwards will begin to expire in 2037, if not utilized. The state credit carryforwards do not expire.
The Company has not performed a Section 382 study to determine whether it had experienced a change in ownership and, if so, whether the tax attributes (NOLs or credits) were impaired. Under Section 382 of the Internal Revenue Code of 1986, as amended, the Company’s ability to utilize NOL or other tax attributes, such as research tax credits, in any taxable year, may be limited if the Company has experienced an “ownership change.” Generally, a Section 382 ownership change occurs if there is a cumulative increase of more than 50 percentage points in the stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock within a specified testing period. Similar rules may apply under state tax laws.
A reconciliation of the beginning and ending balance to total unrecognized tax position is as follows (in thousands):
	As of December 31,
	2021	2020
Unrecognized tax benefits, beginning of year	$1,028	$614
Increases related to prior year tax provisions	—	—
Increase related to current year tax provisions	1,099	414
Unrecognized tax benefits, end of year	$2,127	$1,028
The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. As of December 31, 2021, there was no accrued interest or penalties related to uncertain tax positions. None of the unrecognized tax benefits would impact the effective tax rate if realized. The Company does not expect the unrecognized tax benefits to significantly change in the next twelve months.
The Company reports income taxes in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) 740, Income Taxes, which requires an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.
The Company files income tax returns in the U.S. and various state jurisdictions. The U.S. and state jurisdictions have statutes of limitations that generally range from three to five years. Due to the Company’s net losses, substantially all of its federal, state and local income tax returns are subject to examination for federal and state purposes since inception. The Company is not currently under examination for federal or state income tax purposes.
In March 2020, the “Coronavirus Aid, Relief and Economic Security (CARES) Act” (the “Act”) was signed into law. The Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. As of December 31, 2021, the Company expects that these provisions will not have a material impact as the Company has no net operating losses or AMT credits that would fall under these provisions.
10.
CONVERTIBLE DEBT AND NOTES PAYABLE

On April 16, 2021, the Company entered into a $25 million note payable that the Company utilizes for operations and research and development. The note has an interest rate of 10%, with the unpaid principal and accrued interest being due on April 16, 2022. The note does not contain voluntary prepayment clause unless consented by the note holder, as defined in the agreement. The Company recorded $8.1 million of debt issuance costs related to embedded derivatives on April 16, 2021, which was accreted during the year ended December 31, 2021 as interest expense. Further, the Company recorded an impact of $4.3 million as additional mark to market expense for such derivative liability during the year ended December 31, 2021. Upon consummation of the merger described in Note 3, these notes were converted into 3,774,951 shares of Class A common stock. As a result of this conversion the company recorded $37.5 million to additional paid-in-capital with the offset to the convertible note and derivative balance as of the date of conversion. As of December 31, 2021, this note balance and the related derivative liability is no longer outstanding.
On February 18, 2021 and January 5, 2021, the Company entered into financing agreement to finance the purchase of trucks that the Company utilizes for research and development. The financing agreements consisted of a loan of $0.1 million and $0.1 million at an interest rate equal to 6.99% and 7.50% per annum, with a maturity date of April 1, 2026 and January 19, 2027, respectively. The Company makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.
On February 19, 2018, January 28, 2019, and May 23, 2019, the Company entered into financing agreement to finance the purchase of trucks that the Company utilizes for research and development. The financing agreements consisted of a loan of $0.3 million, $0.4 million, and $0.5 million at an interest rate equal to 8.25% per annum, with a maturity date of March 5th, 2023, February 14, 2024, and June 12, 2024, respectively. The Company makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.
The Company entered into financing agreement on August 2, 2016 to finance the purchase of trucks that the Company utilizes for research and development. The financing agreements consisted of a loan of $0.1 million at an interest rate equal to 12.50% per annum, with a maturity date of August 9, 2020. The Company makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.
Notes payable as of December 31, 2021 and 2020, $1.1 million, and $0.8 million, respectively.
The following table presents future payments of principal as of December 31, 2021 (in thousands):
Fiscal year
2022	358
2023	313
2024	182
2025 and thereafter	227
Total future payments	$1,080

11.
COMMITMENTS AND CONTINGENCIES

Legal Proceedings
The Company is subject to legal and regulatory actions that arise from time to time in the ordinary course of business. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events. In the opinion of management, all such matters are not expected to have a material effect on the financial position, results of operations or cash flows of the Company. However, the outcome of litigation is inherently uncertain. There is no material pending or threatened litigation against the Company that remains outstanding as of December 31, 2021, and December 31, 2020.
Lease Agreement
The Company leases office facilities in the United States that expire at various dates through December 2027. All lease arrangements entered into are classified as operating leases. Certain leases contain scheduled increases in rental payments resulting in uneven cash flows over the life of the lease. The difference between the required lease payment and the recognition of lease expense on a straight-line basis is recorded as a deferred rent liability on the balance sheet. Rent expense during the years ended December 31, 2021 and 2020, was $1.4 million and $1.4 million, respectively.
Total future minimum lease payments over the term of the lease as of December 31, 2021, are as follows (in thousands):
Years Ended December 31,	Lease Payments
2022	$3,669
2023	5,194
2024	5,165
2025	3,970
2026	4,666
2027	$4,367
Total	$27,031
The Company’s headquarter lease in San Francisco, CA contains an option to renew the lease for a period of three years upon expiration of the initial lease term in December 2024 for which the base rent shall be the then fair market value rent at the time of exercise.
12.
NET LOSS PER SHARE

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2021 and 2020 (in thousands, except share and per share data).
	Years Ended December 31,
	2021	2020
Numerator:
Net loss	$(124,213)	$(21,531)
Net loss attributable to ordinary shareholders	$(124,213)	$(21,531)
Denominator:
Weighted-average ordinary shares outstanding, Class A	173,157,272	138,886,157
Net loss per share attributable to common stockholders, basic and diluted, Class A	$(0.67)	$(0.16)
Weighted-average ordinary shares outstanding, Class B	12,167,200	$—
Net loss per share attributable to common stockholders, basic and diluted, Class B	$(0.67)	$—

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.
The following weighted-average outstanding common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive.
	December 31,
	2021	2020
Founders Preferred shares	—	484,912
Series A-1 convertible preferred shares	—	10,902,511
Series A-2 convertible preferred shares	—	16,026,810
Series A-3 convertible preferred shares	—	7,413,655
Series A-4 convertible preferred shares	—	1,762,026
Series A-5 convertible preferred shares	—	7,995,163
Series A-6 convertible preferred shares	—	10,881,463
Series A-7 convertible preferred shares	—	45,162,477
Series B convertible preferred shares	—	97,945,841
Series C convertible preferred shares	—	62,492,365
Options issued and outstanding	17,675,097	25,417,375
Warrants issued and outstanding	23,153,267	—
Restricted stock units	9,621,113	—
Common stock units	1,481,065	—
Performance stock units	44,715,756	—
Total	96,646,298	286,484,598